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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on September 15, 2005

Registration No. 333-124755

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Global Partners LP
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	5171 (Primary Standard Industrial Classification Code Number)	74-3140887 (I.R.S. Employer Identification Number)

P.O. Box 9161
800 South St.
Waltham, Massachusetts 02454-9161
(781) 894-8800
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

Edward J. Faneuil
P.O. Box 9161
800 South St.
Waltham, Massachusetts 02454-9161
(781) 894-8800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Alan P. Baden Vinson & Elkins L.L.P. 666 Fifth Avenue 25th Floor New York, New York 10103 (212) 237-0000	Joshua Davidson Felix P. Phillips Baker Botts L.L.P. 910 Louisiana Houston, Texas 77002 (713) 229-1234

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common units representing limited partner interests	$126,787,500	$14,923

(1)
Includes common units issuable upon exercise of the underwriters' option to purchase additional common units.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3)
The Registrant previously paid a registration fee of $13,929 under a Registration Statement on Form S-1 (File No.: 333-124755), with respect to common units having a proposed maximum aggregate offering price of $118,335,000.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 15, 2005

PROSPECTUS

GLOBAL PARTNERS LP

4,900,000 Common Units
Representing Limited Partner Interests

This is an initial public offering of our common units representing limited partner interests of Global Partners LP. We currently estimate that the initial public offering price will be between $20.50 and $22.50 per common unit. We intend to distribute to each common unit the minimum quarterly distribution of $0.4125 per quarter or $1.65 per year, to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. The common units are entitled to receive the minimum quarterly distribution before any distribution is paid on the subordinated units initially held by affiliates of our general partner. Prior to this offering, there has been no public market for the common units. The common units have been approved for listing on the New York Stock Exchange under the symbol "GLP."

Investing in our common units involves risks. See "Risk Factors" beginning on page 14.

These risks include the following:

  •
  We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

  •
  Warmer weather conditions could adversely affect our results of operations and cash available for distribution to our unitholders.

  •
  Our risk management policies cannot eliminate all commodity risk. In addition, any non-compliance with our risk management policies could result in significant financial losses.

  •
  Due to our lack of asset and geographic diversification, adverse developments in the terminals that we use or in our operating areas would reduce our ability to make distributions to our unitholders.

  •
  Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to your detriment.

  •
  Unitholders have limited voting rights and are not entitled to elect our general partner or its directors or initially to remove our general partner without its consent, which could lower the trading price of our common units.

  •
  You will experience immediate and substantial dilution of $15.13 per common unit.

  •
  You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

	Per Common Unit	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Global Partners LP	$	$

(1)
Excludes advisory fees payable to Lehman Brothers Inc. in an aggregate amount of $            .

We have granted the underwriters a 30-day option to purchase up to an additional 735,000 common units from us on the same terms and conditions as set forth above if the underwriters sell more than 4,900,000 common units in this offering. The net proceeds from any exercise of the underwriters' option will be used to redeem an equal number of common units from affiliates of our general partner.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common units on or about                     , 2005.

LEHMAN BROTHERS	KEYBANC CAPITAL MARKETS
RAYMOND JAMES
RBC CAPITAL MARKETS
BANC OF AMERICA SECURITIES LLC

                     , 2005

i

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        Until            , 2005 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements. The information presented in this prospectus assumes an initial public offering price of $21.50 per common unit and that the underwriters' option to purchase additional common units is not exercised unless otherwise noted. You should read "Risk Factors" for information about important risks that you should consider before buying our common units. Market and industry data and other statistical data used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Please read "Industry" for additional information on these sources.

        References in this prospectus to "Global Partners LP," "we," "our," "us" or like terms when used in a historical context refer to the business of Global Companies LLC and its affiliates, Glen Hes Corp., Global Montello Group LLC and Chelsea Sandwich LLC, that is being contributed to Global Partners LP in connection with this offering. When used in the present tense or prospectively, those terms refer to Global Partners LP and its subsidiaries. We include a glossary of some of the terms used in this prospectus as Appendix C.

Global Partners LP

        We own, control or have access to one of the largest terminal networks of refined petroleum products in New England. We are one of the largest wholesale distributors of distillates (such as home heating oil, diesel and kerosene), gasoline, and residual oil and bunker fuel to wholesalers, retailers and commercial customers in New England. We are also one of the largest wholesale marketers of home heating oil in New England. We own, lease or maintain dedicated storage facilities at 16 refined petroleum product bulk terminals, including 11 located throughout New England, that are supplied primarily by marine transport, pipeline or truck and that collectively have approximately 5.9 million barrels of storage capacity. We also have throughput or exchange agreements at six bulk terminals and 32 inland storage facilities.

        We purchase our refined petroleum products primarily from domestic and foreign refiners, traders and producers and sell these products in two segments, Wholesale and Commercial. In 2004, our Wholesale sales accounted for approximately 90% of our total sales and our Commercial sales accounted for approximately 10%.

        More than 60 years ago, Abraham Slifka founded a one-truck retail heating oil supply business in eastern Massachusetts. In the 1950s and 1960s, the second generation of Slifka family members, Alfred A. and Richard Slifka, transformed the business into one of New England's largest wholesalers of distillates, gasoline and residual oil and bunker fuel. Our Chief Executive Officer, Eric Slifka, representing the third generation, has served in various positions in our business for over 18 years. Alfred A. Slifka, Richard Slifka and Eric Slifka all serve on the board of directors of our general partner and will have limited partner interests in us and an ownership interest in our general partner.

Business Strategies

        Our primary business objective is to increase distributable cash flow per unit by continuing to execute the following strategies:

  •
  Expand within and beyond our core New England market.

  •
  Serve as a preferred supplier to our customers.

  •
  Focus on credit fundamentals of our customers.

  •
  Minimize our exposure to commodity price volatility.

Competitive Strengths

        We believe we are well-positioned to execute our business strategies successfully using the following competitive strengths:

  •
  We believe we have an excellent reputation for reliability and service quality in New England and throughout the industry.

  •
  We own, control or have access to strategic assets in the New England supply network.

  •
  We have a diverse customer base and sell a variety of products through multiple distribution channels.

  •
  We maintain and develop a diverse and worldwide supply network.

  •
  We have the financial flexibility to pursue acquisitions and other expansion opportunities.

  •
  We have an experienced management team.

Summary of Risk Factors

        An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Those risks are described under the caption "Risk Factors" beginning on page 14 and include, among others:

  Risks Inherent in Our Business

  •
  We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

  •
  On a pro forma basis we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all units for the year ended December 31, 2004 and for the 12 months ended June 30, 2005.

  •
  Warmer weather conditions could adversely affect our results of operations and cash available for distribution to our unitholders.

  •
  Our financial results are seasonal and generally lower in the second and third quarters of the calendar year, which is likely to result in our need to borrow money in order to make distributions to our unitholders during these quarters.

  •
  Our risk management policies cannot eliminate all commodity risk. In addition, any non-compliance with our risk management policies could result in significant financial losses.

  •
  We are exposed to trade credit risk in the ordinary course of our business activities.

  •
  Some of our competitors have capital resources many times greater than ours and control greater supplies of refined petroleum products.

  •
  Some of our residual oil volumes are subject to customers switching to natural gas which could result in loss of customers, which in turn could have an adverse effect on our results of operations and cash available for distribution to our unitholders.

  •
  Energy efficiency and new technology may reduce the demand for our products and adversely affect our operating results and cash available for distribution to our unitholders.

  •
  We are exposed to performance risk in our supply chain.

  •
  If we do not make acquisitions on economically acceptable terms, our future growth may be limited.

  •
  Our acquisition strategy involves risks that could reduce our ability to make distributions to our unitholders.

  •
  We may not be able to renew our leases or our agreements for dedicated storage when they expire.

  •
  A material amount of our terminalling capacity is controlled by one of our affiliates. Loss of that capacity could have an adverse effect on our results of operations and cash available for distribution to our unitholders.

  •
  Our sales are generated under contracts that must be renegotiated or replaced periodically. If we are unable to successfully renegotiate or replace these contracts, then our results of operations and cash available for distribution to our unitholders could be adversely affected.

  Risks Inherent in an Investment in Us

  •
  Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of our unitholders.

  •
  Our partnership agreement limits our general partner's fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

  •
  Unitholders have limited voting rights and are not entitled to elect our general partner or its directors or initially to remove our general partner without its consent, which could lower the trading price of our common units.

  •
  You will experience immediate and substantial dilution of $15.13 per common unit.

  •
  We may issue additional units without your approval, which would dilute your ownership interests.

  •
  Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

  •
  Our credit agreement will contain operating and financial restrictions that may restrict our business and financing activities.

  •
  Restrictions in our credit agreement could limit our ability to pay distributions upon the occurrence of certain events.

  •
  Cost reimbursements due our general partner and its affiliates will reduce cash available for distribution to our unitholders.

  •
  Certain members of the Slifka family and their affiliates may engage in activities that compete directly with us.

  Tax Risks

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we were to become subject to entity-level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

  •
  We have a subsidiary that will be treated as a corporation for federal income tax purposes and subject to corporate-level income taxes.

  •
  If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted, and the costs of any contest will reduce our cash available for distribution to you.

  •
  You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

The Transactions

General

        We are a Delaware limited partnership recently formed by affiliates of the Slifka family to own and operate the business that has historically been conducted by Global Companies LLC and its affiliates, Glen Hes Corp., Global Montello Group LLC and Chelsea Sandwich LLC.

        In connection with the closing of this offering, the following transactions will occur:

  •
  Global Companies LLC will distribute $43.0 million in cash and receivables to those affiliates of the Slifka family holding 100% of the ownership interests in Global Companies LLC;

  •
  affiliates of the Slifka family will convey 100% of the ownership interests in Global Companies LLC (which owns Glen Hes Corp.), Global Montello Group LLC and Chelsea Sandwich LLC to us;

  •
  we will issue to affiliates of the Slifka family 742,424 common units and 5,642,424 subordinated units, representing a combined 55.4% limited partner interest in us;

  •
  we will issue to our general partner, Global GP LLC, a 2% general partner interest in us and all of our incentive distribution rights, which entitle our general partner to increasing percentages of the cash we distribute in excess of $0.4625 per unit per quarter. Global GP LLC is wholly owned by affiliates of the Slifka family;

  •
  we will issue 4,900,000 common units to the public, representing a 42.6% limited partner interest in us, and will use the net proceeds from this offering as described under "Use of Proceeds;" and

  •
  we will enter into a new credit agreement and repay the remaining outstanding borrowings under our current revolving credit facility. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement."

        We believe that conducting our operations through a publicly traded limited partnership will offer us the following advantages:

  •
  access to the public equity and debt capital markets;

  •
  a lower cost of capital for expansions and acquisitions;

  •
  an enhanced ability to use equity securities as consideration in future acquisitions; and

  •
  an overall lower effective income tax rate to our unitholders than if we were a corporation.

        Please read "Certain Relationships and Related Party Transactions—Background of the Transactions" for additional information.

Holding Company Structure

        As is common with publicly traded limited partnerships and in order to maximize operational flexibility, we will conduct our operations through subsidiaries. In order to be treated as a partnership for federal income tax purposes, we must generate 90% or more of our gross income from certain qualifying sources, such as the transportation, storage and marketing of refined petroleum products, crude oil and related products. However, the income derived from the marketing of these products to certain end users, such as municipalities and marine vessels, is not considered to be qualifying income for federal income tax purposes. As a result, we plan on marketing products to these non-qualifying end users through Global Montello Group Corp., a corporate subsidiary of our operating company, Global Operating LLC. Sales from activities conducted by our corporate subsidiary will be taxed at the applicable corporate tax rate. Dividends received from a corporate subsidiary constitute qualifying income. For a more complete description of this qualifying income requirement, please read "Material Tax Consequences—Partnership Status."

Management and Ownership

        Our general partner, Global GP LLC, will manage our operations and activities. Affiliates of the Slifka family own 100% of the ownership interests in our general partner. Our general partner is controlled by Alfred A. Slifka and Richard Slifka through their beneficial ownership of entities that own ownership interests in our general partner. Eric Slifka beneficially owns an interest in our general partner. For information about the executive officers and directors of our general partner, please read "Management—Directors and Executive Officers of Global GP LLC." Our general partner will not receive any management fee or other compensation in connection with its management of our business but will be entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. Our general partner will also be entitled to distributions on its general partner interest and, if specified requirements are met, on its incentive distribution rights. Please read "Certain Relationships and Related Party Transactions" and "Management—Executive Compensation."

        Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or its directors.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at P.O. Box 9161, 800 South St., Waltham, Massachusetts 02454-9161, and our phone number is (781) 894-8800. Our website is located at http://www.globalp.com. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Organizational Chart

        The following diagram depicts our organizational structure after giving effect to this offering and the related transactions.

Ownership of Global Partners LP
Public Common Units	42.6%
Affiliates of the Slifka Family Common Units	6.4%
Affiliates of the Slifka Family Subordinated Units	49.0%
General Partner Interest	2.0%

100.0%

Summary of Conflicts of Interest and Fiduciary Duties

        Global GP LLC, our general partner, has a legal duty to manage us in a manner beneficial to our unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary duty." However, because our general partner is owned by affiliates of the Slifka family, the officers and directors of our general partner have fiduciary duties to manage the business of Global GP LLC in a manner beneficial to such affiliates of the Slifka family. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other hand. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties."

        Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duty. By purchasing a common unit, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties" for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to unitholders.

        For a description of our other relationships with our affiliates, please read "Certain Relationships and Related Party Transactions."

The Offering

Common units offered to the public	4,900,000 common units.
5,635,000 common units if the underwriters exercise their option to purchase additional common units in full.
Units outstanding after this offering	5,642,424 common units representing a 49% limited partner interest in us and 5,642,424 subordinated units representing a 49% limited partner interest in us.
Use of proceeds	We intend to use the net proceeds from this offering to:
•
repay $51.0 million of outstanding indebtedness under a term loan of Global Petroleum Corp. and certain other Slifka family entities guaranteed by affiliates of Global Petroleum Corp., including Global Companies LLC, Glen Hes Corp., Global Montello Group LLC and Chelsea Sandwich LLC;
• repay $43.0 million of outstanding borrowings under our revolving credit facility; and
• pay $4.4 million of expenses associated with this offering and related formation transactions.

Affiliates of certain underwriters who are lenders under the $51.0 million term loan and our current credit facility will be repaid with a portion of the net proceeds of this offering. Please read "Underwriting."

The net proceeds from any exercise of the underwriters' option to purchase additional common units will be used to redeem from affiliates of our general partner a number of common units equal to the number of common units issued upon exercise of the option at a price per common unit equal to the proceeds per common unit before expenses but after underwriting discounts and commissions.
Cash distributions
We intend to make minimum quarterly distributions of $0.4125 per unit to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

Within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2005, we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through December 31, 2005 based on the actual length of the period.
In general, we will pay any cash distributions we make each quarter in the following manner:
• first, 98% to the holders of common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.4125 plus any arrearages from prior quarters;
• second, 98% to the holders of subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.4125; and

• third, 98% to all unitholders, pro rata, and 2% to the general partner, until each unit has received a distribution of $0.4625.

Our general partner currently holds the incentive distribution rights. Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions after the minimum quarterly distribution and certain target distribution levels have been achieved. If cash distributions exceed $0.4625 per unit in a quarter, our general partner will receive increasing percentages, up to 50%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." Please read "How We Make Cash Distributions—Incentive Distribution Rights."

We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as "available cash," and we define its meaning in our partnership agreement, in "How We Make Cash Distributions—Distributions of Available Cash—Definition of Available Cash" and in the glossary of terms attached as Appendix C. The amount of available cash may be greater than or less than the minimum quarterly distribution to be distributed on all units.

We believe that, based on the assumptions and considerations included in "Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations" of this prospectus, we will have sufficient cash from operations to make the minimum quarterly distribution on all units for the 12 months ending June 30, 2006. Our pro forma cash available for distribution for the year ended December 31, 2004 would have been sufficient to pay the full minimum quarterly distribution on the common units and 82.0% of the minimum quarterly distribution on the subordinated units during this period. Our pro forma cash available for distribution for the 12 months ended June 30, 2005 would have been sufficient to pay the full minimum quarterly distribution on the common units and 77.8% of the minimum quarterly distribution on the subordinated units during this period.
Subordination period
During the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. The subordination period will end once we meet the financial tests in the partnership agreement, but it generally cannot end before September 30, 2010. When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages. Please read "How We Make Cash Distributions—Subordination Period."

Early conversion of subordinated units
If we meet the financial tests in our partnership agreement for any quarter ending on or after September 30, 2008, 25% of the subordinated units will convert into common units. If we meet these tests for any quarter ending on or after September 30, 2009, an additional 25% of the subordinated units will convert into common units. The second early conversion of the subordinated units may not occur until at least one year after the first early conversion of subordinated units.
Issuance of additional units
Our partnership agreement authorizes us to issue an unlimited number of additional units and rights to buy units for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders. Please read "Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Securities."
Voting rights
Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, affiliates of our general partner will own an aggregate of 56.6% of our common and subordinated units. This will give our general partner the practical ability to prevent its involuntary removal. Please read "The Partnership Agreement—Voting Rights."
Limited call right
If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then-current market price of the common units.
Estimated ratio of taxable income to distributions
We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2008 you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 30% or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $1.65 per unit, we estimate that your average allocable federal taxable income per year will be no more than $0.495 per unit. Please read "Material Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions" for the basis of this estimate.
Material tax consequences
For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Tax Consequences."
Exchange listing	The common units have been approved for listing on the New York Stock Exchange under the symbol "GLP."

Summary Historical and Pro Forma Financial and Operating Data

        The following table presents summary historical financial and operating data of our predecessors, Global Companies LLC and its affiliates, Glen Hes Corp., Global Montello Group LLC and Chelsea Sandwich LLC ("Global Companies LLC and Affiliates") for the periods and as of the dates indicated. The summary historical financial data is derived from the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor) included elsewhere in this prospectus.

        The unaudited pro forma combined financial statements of Global Partners LP give pro forma effect to (1) the contribution of 100% of the ownership interests in Global Companies LLC and Affiliates to Global Partners LP and (2) the completion of this offering and use of the net proceeds of the offering as described in "Use of Proceeds." The unaudited pro forma financial data presented as of and for the six months ended June 30, 2005 and as of and for the year ended December 31, 2004 is derived from our unaudited pro forma combined financial statements included elsewhere in this prospectus. The unaudited pro forma balance sheets assume the items listed above occurred as of December 31, 2004. The unaudited pro forma income statement data for the six months ended June 30, 2005 and for the year ended December 31, 2004 assumes the items listed above occurred as of January 1, 2004. We have not given pro forma effect to non-recurring salaries of former executive officers of Global Companies LLC and related expenses and the incremental general and administrative expenses we expect to incur as a result of being a public company.

        You should read the following table in conjunction with "—The Transactions," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor) and the unaudited pro forma combined financial statements of Global Partners LP included elsewhere in this prospectus. Among other things, those historical and pro forma financial statements include more detailed information regarding the basis of presentation for the following information.

        The following table presents a non-GAAP financial measure, EBITDA, which we use in our business. EBITDA means earnings before interest, taxes, depreciation and amortization. This measure is not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain this measure below and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP in "—Non-GAAP Financial Measure" below.

        We define maintenance capital expenditures as those capital expenditures required to maintain, including over the long term, the operating capacity of or sales generated by our capital assets, which include our terminals, office premises and computer hardware and software. We define capital improvement expenditures as those capital expenditures that increase the operating capacity of or sales generated by our capital assets, such as construction of additional tankage or addition of new terminals.

        The following table includes information about "degree days" for each of the periods indicated. A "degree day" is an industry measurement of temperature designed to evaluate energy demand and consumption. Degree days are based on how far the average temperature departs from a human comfort level of 65°F. Each degree of temperature above 65°F is counted as one cooling degree day, and each degree of temperature below 65°F is counted as one heating degree day. Degree days are accumulated each day over the course of a year and can be compared to a monthly or a long-term (multi-year) average, or normal, to see if a month or a year was warmer or cooler than usual. Degree days are officially observed by the National Weather Service and officially archived by the National Climatic Data Center. For purposes of evaluating our results of operations, we use the normal heating degree day amount as reported by the National Weather Service at its Logan International Airport station in Boston, Massachusetts.

	Global Companies LLC and Affiliates Historical					Global Partners LP Pro Forma
				Six Months Ended June 30
	Year Ended December 31						Six Months Ended June 30 2005
						Year Ended December 31 2004
	2002	2003	2004	2004	2005
				(unaudited)		(unaudited)
	(dollars in millions except per unit amount)
Statement of Income Data:
Sales	$1,594.1	$2,478.5	$3,187.6	$1,511.2	$1,915.3	$3,187.6	$1,915.3
Cost of sales	1,538.9	2,411.4	3,111.7	1,472.3	1,872.4	3,111.7	1,872.4

Gross profit	$55.2	$67.1	$75.9	$38.9	$42.9	$75.9	$42.9
Selling, general and administrative expenses	27.5	30.3	33.5	15.6	17.8	33.5	17.8
Operating expenses	17.7	18.8	19.6	9.4	9.9	19.6	9.9
Amortization expense	—	—	0.8	—	0.8	0.8	0.8

Total operating costs and expenses	$45.2	$49.1	$53.9	$25.0	$28.5	$53.9	$28.5

Operating income	$10.0	$18.0	$22.0	$13.9	$14.4	$22.0	$14.4
Interest expense	(2.2)	(2.0)	(4.7)	(1.1)	(4.0)	(3.5)	(2.5)
Other income	1.1	—	—	—	—	—	—
Write-off of investment(1)	(2.9)	—	—	—	—	—	—

Income before income tax expense	6.0	16.0	17.3	12.8	10.4	18.5	11.9
Income tax expense(2)	—	—	—	—	—	(1.2)	(1.2)

Net income	$6.0	$16.0	$17.3	$12.8	$10.4	$17.3	$10.7

Pro forma net earnings per limited partner unit						$1.51	$0.93
Weighted average limited partner units outstanding						11,284,848	11,284,848
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$27.6	$38.6	$(82.0)	$(27.0)	$41.0
Investment activities	(3.3)	(2.2)	(1.2)	—	(0.6)
Financing activities(3)	(24.9)	(33.6)	83.0	24.4	(42.6)
Other Financial Data (unaudited):
EBITDA	$10.4	$20.4	$25.2	$15.0	$16.3	$25.2	$16.3
Maintenance capital expenditures	1.6	2.2	1.3	0.3	0.6
Capital improvement expenditures	1.7	—	0.7	0.5	—

Total capital expenditures	$3.3	$2.2	$2.0	$0.8	$0.6

Operating Data (unaudited):
Normal heating degree days(4)	5,630	5,630	5,630	3,654	3,654
Actual heating degree days	5,279	6,028	5,748	3,802	3,943
Variance from normal heating degree days	(6.2%)	7.1%	2.1%	4.1%	7.9%
Variance from prior year actual heating degree days	0.7%	14.2%	(4.6%)	(8.9%)	3.7%
Total gallons sold (in millions)	2,202.8	2,850.6	2,928.8	1,548.2	1,414.7
Variance in volume sold from prior year	(5.8%)	29.4%	2.7%	0.6%	(8.6%)
Balance Sheet Data (at period end):
Cash and cash equivalents	$0.6	$3.5	$3.3	$0.9	$1.0	$3.3	$1.0
Property and equipment, net	15.0	14.8	22.6	13.9	22.1	22.6	22.1
Total assets	263.2	304.3	393.0	272.2	377.7	356.0	330.2
Total liabilities	230.7	261.7	369.8	232.9	351.6	281.8	256.8
Total debt(3)	78.4	50.8	193.0	91.2	157.9	104.4	63.3
Equity	32.5	42.6	23.2	39.3	26.1	74.2	73.4

(1)
Write-off of our investment in our on-line shipping brokerage platform.

(2)
Income tax expense for the six months ended June 30, 2005 is presented on an annual basis based on the estimated effective tax rate for 2005.

(3)
In July 2004, Global Petroleum Corp. and certain other Slifka family entities entered into a $51.0 million term loan agreement under which Global Companies LLC and Affiliates are guarantors. The proceeds of the loan were used, in part, to (1) finance the acquisition by Global Petroleum Corp. and certain other Slifka family entities of the ownership interests in Global Companies LLC and Affiliates from RYTTSA USA, Inc. and (2) refinance certain loans secured by the real estate assets of Global Petroleum Corp. and certain other Slifka family entities, including Global Companies LLC and Affiliates. The term loan and associated financing costs and interest expense are included in the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor) included elsewhere in this prospectus. Please read Note 7 of the Notes to the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor).

(4)
In July 2002, the National Weather Service at the Logan International Airport station in Boston, Massachusetts updated its "normal heating degree day" measure. For comparison purposes, we are using the updated measure for periods prior to July 2002.

Non-GAAP Financial Measure

        EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  •
  our compliance with certain financial covenants included in our debt agreements;

  •
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

  •
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;

  •
  our operating performance and return on invested capital as compared to those of other companies in the wholesale marketing and distribution of refined petroleum products business, without regard to financing methods and capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

        EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies.

        The following table presents a reconciliation of EBITDA to the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the years indicated.

	Global Companies LLC and Affiliates Historical
						Global Partners LP Pro Forma
				Six Months Ended June 30
	Year Ended December 31
						Year Ended December 31 2004	Six Months Ended June 30 2005
	2002	2003	2004	2004	2005
				(unaudited)		(unaudited)
	(dollars in millions)
Reconciliation of EBITDA to net income:
Net income	$6.0	$16.0	$17.3	$12.8	$10.4	$17.3	$10.7
Add:
Depreciation and amortization	2.2	2.4	3.2	1.1	1.9	3.2	1.9
Interest expense	2.2	2.0	4.7	1.1	4.0	3.5	2.5
Income tax expense	—	—	—	—	—	1.2	1.2

EBITDA	$10.4	$20.4	$25.2	$15.0	$16.3	$25.2	16.3

Reconciliation of EBITDA to cash flows from operating activities:
Cash flow from operating activities	$27.6	$38.6	$(82.0)	$(27.0)	$41.0
Add:
Increase (decrease) in operating assets and liabilities	(16.5)	(20.2)	102.5	40.9	(28.7)
Interest expense	2.2	2.0	4.7	1.1	4.0
Less:
Write-off of investment	2.9	—	—	—	—

EBITDA	$10.4	$20.4	$25.2	$15.0	$16.3

RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        If any of the following risks were actually to occur, our business, financial condition, or results of operations could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in Our Business

We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

        We may not have sufficient available cash each quarter to pay the minimum quarterly distribution. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  seasonal variation in temperatures, which affects demand for home heating oil and residual oil to the extent that it is used for space heating;

  •
  competition from other companies that sell refined petroleum products in New England;

  •
  demand for refined petroleum products in the markets we serve;

  •
  the level of our operating costs, including payments to our general partner; and

  •
  prevailing economic conditions.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors such as:

  •
  the level of capital expenditures we make;

  •
  the restrictions contained in our credit agreement;

  •
  our debt service requirements;

  •
  the cost of acquisitions, if any;

  •
  fluctuations in our working capital needs;

  •
  our ability to borrow under our credit agreement to make distributions to our unitholders; and

  •
  the amount, if any, of cash reserves established by our general partner.

        You should be aware that the amount of cash we have available for distribution depends primarily on our cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

On a pro forma basis we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all units for the year ended December 31, 2004 and for the 12 months ended June 30, 2005.

        The amount of cash available for distribution we need to pay the minimum quarterly distribution for four quarters on the common units, the subordinated units and the general partner units to be outstanding immediately after this offering is approximately $19.0 million. Our pro forma cash available for distribution generated during the year ended December 31, 2004 would have been sufficient to allow us to pay the full minimum quarterly distribution on the common units, but insufficient by $1.7 million to pay the full minimum quarterly distribution on the subordinated units during that period. Our pro forma cash available for distribution generated during the 12 months ended June 30, 2005 would have been sufficient to allow us to pay the full minimum quarterly distribution on the common units, but insufficient by $2.1 million to pay the full minimum quarterly distribution on the subordinated units during that period. For a calculation of our ability to make distributions to unitholders based on our pro forma results in the year ended December 31, 2004 and the 12 months ended June 30, 2005, please read "Cash Distribution Policy and Restrictions on Distributions."

Warmer weather conditions could adversely affect our results of operations and cash available for distribution to our unitholders.

        Because we have retail distributors whose customers depend on home heating oil and residual oil for space heating purposes during the winter, weather conditions have a significant impact on the demand for both home heating oil and residual oil. Furthermore, warmer than normal temperatures during the winter in one or more regions in which we operate can significantly decrease the total volume we sell and the gross profit realized on those sales and, consequently, our results of operations and cash available for distribution to our unitholders. In 2002, temperatures were significantly warmer than normal for the areas in which we sell home heating oil and residual oil, which adversely affected our results of operations.

Our financial results are seasonal and generally lower in the second and third quarters of the calendar year, which is likely to result in our need to borrow money in order to make distributions to our unitholders during these quarters.

        Demand for some of our refined petroleum products, specifically our home heating oil and residual oil, is generally higher during November through March than during April through October. We obtain a significant portion of our sales during these winter months. As a result, our results of operations for the second and third calendar quarters are generally lower than for the first and fourth calendar quarters. With lower cash flow during the second and third calendar quarters, we may be required to borrow money in order to pay the minimum quarterly distribution to our unitholders. Any restrictions on our ability to borrow money could restrict our ability to pay the minimum quarterly distribution to our unitholders.

Our risk management policies cannot eliminate all commodity risk. In addition, any non-compliance with our risk management policies could result in significant financial losses.

        While our hedging policies are designed to minimize commodity risk, some degree of exposure to unforeseen fluctuations in market conditions remains. For example, we change our hedged position daily in response to movements in our inventory. If we overestimate or underestimate our sales from inventory, we may be unhedged for the amount of the overestimate or underestimate. Also, significant increases in the costs of refined petroleum products, such as those experienced recently, can materially increase our costs to carry inventory. We use our credit facility as our primary source of financing to carry inventory and may be limited on the amounts we can borrow to carry inventory.

        We use the New York Mercantile Exchange ("NYMEX") to hedge our commodity risk with respect to pricing of energy products traded on the NYMEX. Physical deliveries under NYMEX contracts are made in New York Harbor. To the extent we need such deliveries in other ports, such as Boston Harbor, we may have basis risk. "Basis risk" describes the inherent market price risk created when a commodity of certain grade or location is purchased, sold or exchanged versus a purchase, sale or exchange of a like commodity of varying location or grade. Transportation costs and timing differential are components of basis risk.

        We monitor processes and procedures to prevent unauthorized trading and to maintain substantial balance between purchases and sales or future delivery obligations. We cannot assure you, however, that these steps will detect and prevent all violations of such risk management policies and procedures, particularly if deception or other intentional misconduct is involved.

We are exposed to trade credit risk in the ordinary course of our business activities.

        We are exposed to risks of loss in the event of nonperformance by our customers and by counterparties of our forward contracts, options and swap agreements. Some of our customers and counterparties may be highly leveraged and subject to their own operating and regulatory risks. Even if our credit review and analysis mechanisms work properly, we may experience financial losses in our dealings with other parties. Any increase in the nonpayment or nonperformance by our customers and/or counterparties could reduce our ability to make distributions to our unitholders.

Some of our competitors have capital resources many times greater than ours and control greater supplies of refined petroleum products.

        Our competitors include terminal companies, major integrated oil companies and their marketing affiliates and independent marketers of varying sizes, financial resources and experience. Some of our competitors have capital resources many times greater than ours and control greater supplies of refined petroleum products. If we are unable to compete effectively, we may lose existing customers or fail to acquire new customers, which could have a material adverse effect on our results of operations and cash available for distribution to our unitholders. For example, if a competitor attempts to increase market share by reducing prices, our operating results and cash available for distribution to our unitholders could be adversely affected. We may not be able to compete successfully with these companies. Please read "Business—Competition."

Some of our residual oil volumes are subject to customers switching to natural gas which could result in loss of customers, which in turn could have an adverse effect on our results of operations and cash available for distribution to our unitholders.

        Our residual oil business competes for customers with suppliers of natural gas. Those end users who are dual-fuel users have the ability to switch from residual oil to natural gas. During a period of increasing residual oil prices relative to the prices of natural gas, dual-fuel using customers may switch to natural gas. Such switching could have an adverse effect on our results of operations and cash available for distribution to our unitholders. We could face additional competition from alternative energy sources such as natural gas as a result of government-mandated controls or regulation promoting the use of cleaner fuels. Residual oil consumption has steadily declined over the last three decades. Please read "Industry—Products—Residual Oil and Bunker Fuel."

Energy efficiency and new technology may reduce the demand for our products and adversely affect our operating results and cash available for distribution to our unitholders.

        Increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, have adversely affected the demand for home heating oil and residual oil. Future conservation measures or technological advances in heating, conservation, energy generation or other devices might reduce demand and adversely affect our operating results and cash available for distribution to our unitholders.

We are exposed to performance risk in our supply chain.

        We rely upon our suppliers to timely produce the volumes and types of refined petroleum products for which they contract with us. In the event one or more of our suppliers does not perform in accordance with its contractual obligations, we may be required to purchase product on the open market to satisfy forward contracts we have entered into with our customers in reliance upon such supply arrangements. We purchase refined petroleum products from a variety of suppliers under term contracts and on the spot market. In times of extreme market demand, we may be unable to satisfy our supply requirements. The interruption in the production of refined petroleum products in the Gulf Coast region caused by Hurricane Katrina could limit the supply of refined petroleum products available in the market and increase the costs of refined petroleum products. We are unable to fully assess the longer term effects of the hurricane on the refined petroleum products market. Furthermore, a significant portion of our supply comes from other countries, which could be disrupted by political events. In the event that such supply becomes scarce, whether as a result of political events, natural disaster or otherwise, we may not be able to satisfy our supply requirements. If any of these events were to occur, we may be required to pay more for product that we purchase on the open market, which could result in financial losses and adversely affect our results of operations and cash available for distribution to our unitholders.

If we do not make acquisitions on economically acceptable terms, our future growth may be limited.

        Our ability to grow substantially depends on our ability to make acquisitions that result in an increase in operating surplus per unit. We may be unable to make such accretive acquisitions for any of the following reasons:

  •
  we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts for them;

  •
  we are unable to raise financing for such acquisitions on economically acceptable terms; or

  •
  we are outbid by competitors.

        In addition, we may consummate acquisitions, which at the time of consummation we believe will be accretive, but which ultimately may not be accretive.

        If any of these events occurred, our future growth would be limited. In particular, competition for midstream assets and businesses has intensified, and as a result such assets and businesses have become more costly.

Our acquisition strategy involves risks that could reduce our ability to make distributions to our unitholders.

        Even if we consummate acquisitions that we believe will be accretive, they may in fact result in no increase or even a decrease in cash available for distribution to our unitholders. Any acquisition involves potential risks, including:

  •
  performance from the acquired assets and businesses that is below the forecasts we used in evaluating the acquisition;

  •
  a significant increase in our indebtedness and working capital requirements;

  •
  the inability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business;

  •
  the incurrence of substantial unforeseen environmental and other liabilities arising out of the acquired businesses or assets, including liabilities arising from the operation of the acquired businesses or assets prior to our acquisition, for which we are not indemnified or for which the indemnity is inadequate;

  •
  customer or key employee loss from the acquired businesses; and

  •
  diversion of our management's attention from other business concerns.

        If any acquisitions we ultimately consummate do not generate expected increases in cash available for distribution to our unitholders, our ability to make such distributions will be reduced.

We may not be able to renew our leases or our agreements for dedicated storage when they expire.

        The bulk terminals that we own or lease or at which we maintain dedicated storage facilities play a key role in moving product to our customers. We lease the entirety of two bulk terminals that we operate exclusively for our business and maintain dedicated storage facilities at another nine bulk terminals. The agreements governing these arrangements are subject to expiration at various dates. The expiration dates range from this year to 2013. These arrangements may not be renewed when they expire, or if renewed, may not be renewed at rates and on terms at least as favorable. If we are unable to renew these agreements at rates and on terms at least as favorable, it could have an adverse effect on our results of operations and cash available for distribution to our unitholders.

A material amount of our terminalling capacity is controlled by one of our affiliates. Loss of that capacity could have an adverse effect on our results of operations and cash available for distribution to our unitholders.

        We currently have an exclusive throughput arrangement for the Revere terminal with one of our affiliates, Global Petroleum Corp. This facility accounts for approximately 36% of our storage capacity. We store distillates and gasoline at this facility. The throughput agreement for this facility expires in 2013. After expiration of the agreement, we cannot assure you that Global Petroleum Corp. will continue to grant us exclusive use of the terminal or that the terms of a renegotiated agreement will be as favorable to us as the agreement it replaces. If we are unable to renew the agreement or unable to renew on terms at least as favorable, it could have a material adverse effect on our results of operations and cash available for distribution to our unitholders. Our general partner has no fiduciary duty to consider our interests in determining whether to renew the throughput arrangement.

Our sales are generated under contracts that must be renegotiated or replaced periodically. If we are unable to successfully renegotiate or replace these contracts, then our results of operations and cash available for distribution to our unitholders could be adversely affected.

        Our sales are generated under contracts that must be periodically renegotiated or replaced. Most of our arrangements with our customers are for a single season or on a spot basis. As these contracts expire, they must be renegotiated or replaced. We may be unable to renegotiate or replace these contracts when they expire, and the terms of any renegotiated contracts may not be as favorable as the contracts they replace. Whether these contracts are successfully renegotiated or replaced is often times subject to factors beyond our control. Such factors include fluctuations in refined petroleum product prices, counterparty ability to pay for or accept the contracted volumes and a competitive marketplace for the services offered by us. If we cannot successfully renegotiate or replace our contracts or must renegotiate or replace them on less favorable terms, sales from these arrangements could decline and our ability to make distributions to our unitholders could be adversely affected.

Due to our lack of asset and geographic diversification, adverse developments in the terminals that we use or in our operating areas would reduce our ability to make distributions to our unitholders.

        We rely exclusively on sales generated from products distributed from the terminals we own or control or to which we have access. Furthermore, almost all our assets and operations are located in New England. Due to our lack of diversification in asset type and location, an adverse development in these businesses or areas, including adverse developments due to catastrophic events or weather and decreases in demand for refined petroleum products, would have a significantly greater impact on our results of operations and cash available for distribution to our unitholders than if we maintained more diverse assets and locations.

Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

        Our operations are subject to operational hazards and unforeseen interruptions such as natural disasters, adverse weather, accidents, fires, explosions, hazardous materials releases, mechanical failures and other events beyond our control. If any of these events were to occur, we could incur substantial losses because of personal injury or loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage resulting in curtailment or suspension of our related operations.

        We are not fully insured against all risks incident to our business. Prior to the formation of our partnership, certain of the insurance policies covering entities being contributed to our partnership and their operations also provided coverage to entities that are not being contributed to our partnership as a part of this transaction. The coverage available under the insurance policies has been allocated among our partnership and these affiliates. This allocation may result in limiting the amount of recovery available to us for purposes of covered losses.

        Furthermore, we may be unable to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position and ability to make distributions to unitholders.

Our operations are subject to federal, state, and local laws and regulations relating to environmental protection and operational safety that could require us to incur substantial costs.

        The risk of substantial environmental costs and liabilities is inherent in terminal operations, and we may incur substantial environmental costs and liabilities. Our operations involving the receipt, storage and redelivery of refined petroleum products are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment, or otherwise relating to the protection of the environment, operational safety and related matters. Compliance with these laws and regulations increases our overall cost of business, including our capital costs to maintain and upgrade equipment and facilities. We utilize a number of terminals that are owned and operated by third parties who are also subject to these stringent federal, state and local environmental laws in their operations. Their compliance with these requirements could increase the cost of doing business with these facilities.

        In addition, our operations could be adversely affected if shippers of refined petroleum products incur additional costs or liabilities associated with marine environmental regulations. These shippers could increase their charges to us or discontinue service altogether.

        Various governmental authorities, including the U.S. Environmental Protection Agency, have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including fines, injunctions or both. Joint and several strict liability may be incurred without regard to fault, or the legality of the original conduct, under federal and state environmental laws for the remediation of contaminated areas at our facilities and those where we do business. Private parties, including the owners of properties located near our terminal facilities and those with whom we do business, also may have the right to pursue legal actions against us to enforce compliance with environmental laws, as well as seek damages for personal injury or property damage. We may also be held liable for damages to natural resources.

        The possibility exists that new, stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary, some of which may be material. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage in the event an environmental claim is made against us. We may incur increased costs because of stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including the storage of refined product, as well as waste management and our control of air emissions. Federal and state agencies also could impose additional safety regulations to which we would be subject. Because the laws and regulations applicable to our operations are subject to change, we cannot provide any assurance that compliance with future laws and regulations will not have a material effect on our results of operations or earnings. Please read "Business—Environmental" for more information.

Any terrorist attacks aimed at our facilities and any global and domestic economic repercussions from terrorist activities and the government's response could reduce our ability to make distributions to our unitholders.

        On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scale. Since the September 11 attacks, the U.S. government has issued warnings that energy assets may be future targets of terrorist organizations. These developments have subjected our operations to increased risks. We have incurred costs for providing facility security and may incur additional costs in the future with respect to the receipt, storage and distribution of our products. Additional security measures could also restrict our ability to distribute refined petroleum products. Any future terrorist attack on our facilities, or those of our customers, could have a material adverse effect on our business and reduce our ability to make distributions to our unitholders.

        Terrorist activity could lead to increased volatility in prices for home heating oil, gasoline and other products we sell, which could decrease our customers' demand for these products. Insurance carriers are required to offer coverage for terrorist activities as a result of federal legislation. We have opted to purchase this coverage with respect to our property and casualty insurance programs. This additional coverage has resulted in additional insurance premiums, which could increase further in the future. Additionally, the Terrorism Risk Insurance Act of 2002 which provides for such coverage is due to expire on December 31, 2005, and Congress may not extend it or, if Congress passes an extension, the President may not sign it into law.

We are subject to federal, state and local laws and regulations that govern the product quality specifications of the refined petroleum products that we purchase, store, transport and sell.

        Various federal, state, and local agencies have the authority to prescribe specific product quality specifications to the sale of commodities. Our business includes such commodities. Changes in product quality specifications, such as reduced sulfur content in refined petroleum products, or other more stringent requirements for fuels, could reduce our ability to procure product and our sales volume, require us to incur additional handling costs, and/or require the expenditure of capital. For instance, different product specifications for different markets could require additional storage. If we are unable to procure product or to recover these costs through increased sales, we may not be able to meet our financial obligations. Failure to comply with these regulations could result in substantial penalties. Please read "Business—Legal Proceedings—Environmental" for more information.

We depend on key personnel for the success of our business and some of those persons face conflicts in the allocation of their time to our business.

        We depend on the services of our senior management team and other key personnel. The loss of the services of any member of senior management or key employee could have an adverse effect on our business and reduce our ability to make distributions to our unitholders. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or other key employees if their services were no longer available. Except with respect to Eric Slifka, neither we, our general partner nor any affiliate thereof has entered into an employment agreement with, or carry key man life insurance on, any member of our senior management team or other key personnel. Please read "Management—Employment Agreement."

        All of the executive officers of our general partner will perform services for certain of our affiliates. Please read "Management—Relationship of Management with Global Petroleum Corp. and Alliance Energy Corp."

We depend on unionized labor for the operation of our terminal in Chelsea, Massachusetts and at the facility in Revere, Massachusetts which is controlled and operated by one of our affiliates. Any work stoppages or labor disturbances at these facilities could disrupt our business.

        Certain of our employees at the terminal in Chelsea, Massachusetts and truck drivers directly employed by us are employed under collective bargaining agreements that expire in 2008. Certain of Global Petroleum Corp.'s employees at the Revere, Massachusetts facility are similarly employed under a collective bargaining agreement. Please read "Business—Employees." Any work stoppages or other labor disturbances at these facilities or by these drivers could have an adverse effect on our business and reduce our ability to make distributions to our unitholders. In addition, employees who are not currently represented by labor unions may seek union representation in the future, and any renegotiation of current collective bargaining agreements may result in terms that are less favorable to us.

Risks Inherent in an Investment in Us

Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of our unitholders.

        Following the offering, affiliates of our general partner will indirectly own the 2% general partner interest and directly own a 55.4% limited partner interest in us and will own and control our general partner. Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to its owners. Furthermore, certain directors and officers of our general partner are directors or officers of affiliates of our general partner. Conflicts of interest may arise between our general partner and its affiliates, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. Please read "—Our partnership agreement limits our general partner's fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty." These conflicts include, among others, the following situations:

  •
  our general partner is allowed to take into account the interests of parties other than us, such as affiliates of its members, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

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  affiliates of our general partner may engage in competition with us under certain circumstances. See "—Certain members of the Slifka family and their affiliates may engage in activities that compete directly with us";

  •
  neither our partnership agreement nor any other agreement requires owners of our general partner to pursue a business strategy that favors us. Directors and officers of our general partner's owners have a fiduciary duty to make these decisions in the best interest of their owners which may be contrary to our interests;

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  some officers of our general partner who will provide services to us will devote time to affiliates of our general partner and may be compensated for services rendered to such affiliate;

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  our general partner has limited its liability and reduced its fiduciary duties under the partnership agreement, while also restricting the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of fiduciary duty. As a result of purchasing common units, unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law;

  •
  our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available for distribution to our unitholders;

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  our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is a maintenance capital expenditure, which reduces operating surplus, or a capital expenditure for acquisitions or a capital improvement expenditure, which does not, and determination can affect the amount of cash that is distributed to our unitholders and the ability of the subordinated units to convert to common units;

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  in some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination periods;

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  our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

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  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf;

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  our general partner intends to limit its liability regarding our contractual and other obligations;

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  our general partner may exercise its limited right to call and purchase common units if it and its affiliates own more than 80% of the common units;

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  our general partner controls the enforcement of obligations owed to us by it and its affiliates; and

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  our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

        Please read "Certain Relationships and Related Party Transactions—Omnibus Agreement" and "Conflicts of Interest and Fiduciary Duties."

Our partnership agreement limits our general partner's fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

  •
  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership;

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  provides that our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of the partnership;

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  generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

        By purchasing a common unit, a common unitholder will become bound by the provisions of the partnership agreement, including the provisions described above. Please read "Description of the Common Units—Transfer of Common Units."

Unitholders have limited voting rights and are not entitled to elect our general partner or its directors or initially to remove our general partner without its consent, which could lower the trading price of our common units.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner is chosen entirely by its members and not by the unitholders. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

        The unitholders will be unable initially to remove our general partner without its consent because affiliates of our general partner will own sufficient units upon completion of this offering to be able to prevent removal of our general partner. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, affiliates of our general partner will own 56.6% of our common and subordinated units. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

        Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner during the subordination periods because of the unitholders' dissatisfaction with our general partner's performance in managing our partnership will most likely result in the termination of the subordination period.

You will experience immediate and substantial dilution of $15.13 per common unit.

        The assumed initial public offering price of $21.50 per common unit exceeds pro forma net tangible book value of $6.37 per common unit. You will incur immediate and substantial dilution of $15.13 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded at their historical cost, and not their fair value, in accordance with GAAP. Please read "Dilution."

We may issue additional units without your approval, which would dilute your ownership interests.

        At any time, we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

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  our unitholders' proportionate ownership interest in us will decrease;

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  the amount of cash available for distribution on each unit may decrease;

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  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

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  the relative voting strength of each previously outstanding unit may be diminished; and

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  the market price of the common units may decline.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934. For additional information about the limited call right, please read "The Partnership Agreement—Limited Call Right."

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Our partnership agreement restricts unitholders' voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

        We have a significant amount of debt. After giving effect to this offering and the related transactions, we estimate that our pro forma total debt as of June 30, 2005 would have been approximately $63.3 million. Following this offering, we will continue to have the ability to incur additional debt, including the capacity to borrow up to $400.0 million under our new credit agreement, subject to limitations in this credit agreement. Our level of indebtedness could have important consequences to us, including the following:

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  our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

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  covenants contained in our existing and future credit and debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

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  we will need a substantial portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

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  our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

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  our debt level may limit our flexibility in responding to changing business and economic conditions.

        Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Our credit agreement will contain operating and financial restrictions that may restrict our business and financing activities.

        The operating and financial restrictions and covenants in our credit agreement and any future financing agreements could restrict our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, we anticipate that our credit agreement will restrict our ability to:

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  grant liens;

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  make certain loans or investments;

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  incur additional indebtedness or guarantee other indebtedness;

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  make any material change to the nature of our business or undergo a fundamental change;

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  make any material dispositions;

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  acquire another company;

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  enter into a merger, consolidation, sale leaseback transaction or purchase of assets;

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  make distributions if any potential default or event of default occurs; or

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  make capital expenditures in excess of specified levels.

        Our ability to comply with the covenants and restrictions contained in our credit agreement may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our credit agreement, a significant portion of our indebtedness may become immediately due and payable, and our lenders' commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our credit agreement will be secured by substantially all of our assets, and if we are unable to repay our indebtedness under our credit agreement, the lenders could seek to foreclose on such assets.

Restrictions in our credit agreement could limit our ability to pay distributions upon the occurrence of certain events.

        Our payment of principal and interest on our debt will reduce cash available for distribution on our units. We anticipate that our credit agreement will limit our ability to pay distributions upon the occurrence of the following events, among others:

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  failure to pay any principal when due or any interest, fees or other amounts when due;

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  failure of any representation or warranty to be true and correct in any material respect;

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  failure to perform or otherwise comply with the covenants in the credit agreement or in other loan documents to which we are a borrower;

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  any default in the performance of any obligation or condition beyond the applicable grace period relating to any other indebtedness of more than $2,000,000 if the effect of the default is to permit or cause the acceleration of the indebtedness;

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  a judgment default for monetary judgments exceeding $2,000,000 or a default under any non-monetary judgment if such default could have a material adverse effect on us;

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  a change in management or ownership control;

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  an ERISA violation or a bankruptcy or insolvency event involving us, our general partner or any of our subsidiaries; and

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  failure to comply with an annual "clean-down" provision in our $15.0 million revolving credit facility.

        Any subsequent refinancing of our current debt or any new debt could have similar restrictions. For more information regarding our credit agreement, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement."

We can borrow money under our credit agreement to pay distributions, which would reduce the amount of credit available to operate our business.

        Our partnership agreement allows us to make working capital borrowings under our credit agreement to pay distributions. Accordingly, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. We will be required to reduce our borrowings to zero under that portion of our credit agreement that is available to pay the minimum quarterly distribution for a period of at least 30 consecutive days once each 12-month period. For more information, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement."

Cost reimbursements due our general partner and its affiliates will reduce cash available for distribution to our unitholders.

        Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all expenses they incur on our behalf, which will be determined by our general partner in its sole discretion. These expenses will include all costs incurred by the general partner and its affiliates in managing and operating us, including costs for rendering corporate staff and support services to us. We are managed and operated by directors and executive officers of our general partner. In addition, the majority of our operating personnel are employees of our general partner. Please read "Cash Distribution Policy and Restrictions on Distributions," "Certain Relationships and Related Party Transactions" and "Conflicts of Interest and Fiduciary Duties—Conflicts of Interest." The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates could adversely affect our ability to pay cash distributions to our unitholders.

Unitholders may not have limited liability if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for our obligations as if you were a general partner if:

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  a court or government agency determined that we were conducting business in a state but had not complied with that particular state's partnership statute; or

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  your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

        Please read "The Partnership Agreement—Limited Liability" for a discussion of the implications of the limitations of liability on a unitholder.

Unitholders may have liability to repay distributions.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Purchasers of units who become limited partners are liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to the purchaser of units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

The control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party. The new members of our general partner would then be in a position to replace the board of directors and officers of our general partner with their own choices and to control the decisions taken by the board of directors and officers of our general partner.

Certain members of the Slifka family and their affiliates may engage in activities that compete directly with us.

        Certain members of the Slifka family and their affiliates are subject to the noncompete provisions in the omnibus agreement. The omnibus agreement will not prohibit certain affiliates of our general partner from owning certain assets or engaging in certain businesses that compete directly or indirectly with us. Please read "Certain Relationships and Related Party Transactions—Omnibus Agreement."

There is no existing market for our units, and a trading market that will provide you with adequate liquidity may not develop. The price of our units may fluctuate significantly, and you could lose all or part of your investment.

        Prior to the offering, there has been no public market for the common units. After the offering, there will be only 4,900,000 publicly traded common units, assuming no exercise of the underwriters' option to purchase additional common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

        The initial public offering price for the units has been determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

  •
  our quarterly distributions;

  •
  our quarterly or annual earnings or those of other companies in our industry;

  •
  loss of a large customer;

  •
  announcements by us or our competitors of significant contracts or acquisitions;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  general economic conditions;

  •
  the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

  •
  future sales of our common units; and

  •
  the other factors described in these "Risk Factors."

We will incur increased costs as a result of being a public company.

        We have no history operating as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the New York Stock Exchange, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a public company, we are required to have three independent directors, create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our public company reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for our general partner to obtain director and officer liability insurance and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for our general partner to attract and retain qualified persons to serve on its board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot estimate the amount of additional costs we may incur or the timing of such costs.

Tax Risks

        You should read "Material Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we were to become subject to entity-level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

        The anticipated after-tax benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Thus, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to you, likely causing a substantial reduction in the value of the common units.

        Current law may change, causing us to be treated as a corporation for federal income tax purposes or otherwise subjecting us to entity-level taxation. For example, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available for distribution to you would be reduced. The partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us.

We have a subsidiary that will be treated as a corporation for federal income tax purposes and subject to corporate-level income taxes.

        We will conduct all or a portion of our operations of our end-user business through a subsidiary that is organized as a corporation. We may elect to conduct additional operations through this corporate subsidiary in the future. This corporate subsidiary will be subject to corporate-level tax, which will reduce the cash available for distribution to us and, in turn, to you. If the IRS were to successfully assert that this corporation has more tax liability than we anticipate or legislation was enacted that increased the corporate tax rate, our cash available for distribution to you would be further reduced.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted, and the costs of any contest will reduce our cash available for distribution to you.

        We have not requested any ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from our counsel's conclusions expressed in this prospectus. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with some or all of our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, the costs of any contest with the IRS, because the cost will be borne indirectly by our unitholders and our general partner, will result in a reduction in cash available for distribution.

You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

        You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

Tax gain or loss on the disposition of our common units could be different than expected.

        If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you.

Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Recent legislation treats net income derived from the ownership of certain publicly traded partnerships (including us) as qualifying income to a regulated investment company. However, this legislation is only effective for taxpayers with taxable years beginning after October 22, 2004, the date of enactment. For taxable years beginning prior to the date of enactment, very little of our income will be qualifying income to a regulated investment company. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file the U.S. federal income tax returns and pay tax on their share of our taxable income.

We will treat each purchaser of common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could decrease the value of the common units.

        Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could decrease the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material Tax Consequences—Uniformity of Units" for a further discussion of the effect of the depreciation and amortization positions we will adopt.

You will likely be subject to state and local taxes and return filing requirements as a result of investing in our common units.

        In addition to federal income taxes, you will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We initially expect to conduct business in 19 states, some of which may impose a state income tax. We may own property or conduct business in other states or foreign countries in the future. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state and local tax consequences of an investment in our common units.

The sale or exchange of 50% or more of our capital and profits interests will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read "Material Tax Consequences—Disposition of Common Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

USE OF PROCEEDS

        We expect to receive net proceeds of approximately $98.4 million from the sale of 4,900,000 common units offered by this prospectus, after deducting estimated underwriting discounts and commissions but before paying estimated offering expenses. We base this amount on an assumed initial public offering price of $21.50 per common unit.

        We intend to use the net proceeds from this offering to:

  •
  repay $51.0 million of outstanding indebtedness under a term loan of Global Petroleum Corp. and certain other Slifka family entities guaranteed by affiliates of Global Petroleum Corp., including Global Companies LLC, Glen Hes Corp., Global Montello Group LLC and Chelsea Sandwich LLC;

  •
  repay $43.0 million of outstanding borrowings under our revolving credit facility; and

  •
  pay $4.4 million of expenses associated with this offering and related formation transactions.

        The $51.0 million term loan of Global Petroleum Corp. and certain other Slifka family entities that was guaranteed by affiliates of Global Petroleum Corp., including Global Companies LLC, Glen Hes Corp., Global Montello Group LLC and Chelsea Sandwich LLC, was entered into in July 2004. The proceeds of this term loan were used (1) to finance the acquisition by Global Petroleum Corp. and certain other Slifka family entities of the ownership interests in Global Companies LLC, Glen Hes Corp., Global Montello Group LLC and Chelsea Sandwich LLC, from RYTTSA USA, Inc. and (2) to refinance certain loans secured by the real estate assets of Global Petroleum Corp. and certain other Slifka family entities, including Global Companies LLC, Glen Hes Corp., Global Montello Group LLC and Chelsea Sandwich LLC. The term loan bore interest at 6.15% at June 30, 2005 and matures in July 2009. The term loan and associated financing costs and interest expense are included in the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor) included elsewhere in this prospectus. Please read Note 7 of the Notes to the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor).

        Borrowings under our current revolving credit facility were primarily made in connection with our working capital needs. As of June 30, 2005, we had borrowings outstanding under this revolving credit facility of $104.9 million. Indebtedness under the facility bore interest at an average rate of approximately 4.8% in the six-month period ended June 30, 2005. This facility matures in November 2005 but will be replaced with a four-year senior secured credit agreement in an aggregate principal amount of up to $400.0 million. Immediately following the closing of the offering, we intend to use the additional borrowing capacity created by reducing our borrowings under our revolving credit facility to replenish our working capital consistent with levels seasonally appropriate for our volume of business. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement."

        Affiliates of certain underwriters are lenders under the $51.0 million term loan of Global Petroleum Corp. and certain other Slifka family entities and under our current credit facility. Please read "Underwriting."

        The net proceeds from any exercise of the underwriters' option to purchase additional common units will be used to redeem from affiliates of our general partner a number of common units equal to the number of common units issued upon exercise of the option at a price per common unit equal to the proceeds per common unit before other expenses but after underwriting discounts and commissions.

CAPITALIZATION

        The following table shows:

  •
  the historical capitalization of our predecessors, Global Companies LLC and its affiliates, Glen Hes Corp., Global Montello Group LLC and Chelsea Sandwich LLC, as of June 30, 2005; and

  •
  our pro forma capitalization as of June 30, 2005 adjusted to reflect the offering of the common units, the other transactions described under "Summary—The Transactions" and the application of the net proceeds from this offering as described under "Use of Proceeds."

        This table is derived from, and should be read together with, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Summary—The Transactions," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited pro forma combined financial statements of Global Partners LP included elsewhere in this prospectus.

	As of June 30, 2005
	Historical	Pro Forma
	(dollars in millions)
Revolving credit facility(1)(2)	$104.9	$61.3
Term loan	51.0	—
Other note payable	2.0	2.0

Total debt	157.9	63.3
Equity:
Global Companies LLC and Affiliates (Predecessor)	26.1	—
Global Partners LP
Held by public:
Common units	—	94.0
Held by the general partner and its affiliates:
Common units	—	(2.3)
Subordinated units	—	(17.6)
General partner interest	—	(0.7)

Total equity	26.1	73.4

Total capitalization	$184.0	$136.7

(1)
In connection with the closing of this offering, we, our general partner, our operating company and Global Companies LLC and its affiliates, Glen Hes Corp., Global Montello Group LLC and Chelsea Sandwich LLC, will enter into a four-year senior secured credit agreement in an aggregate principal amount of up to $400.0 million and repay the remaining outstanding borrowings under our current revolving credit facility. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement."

(2)
Immediately following the closing of the offering, we intend to use the additional borrowing capacity created by reducing our borrowings under our revolving credit facility to replenish our working capital consistent with levels seasonally appropriate for our volume of business.

DILUTION

        Dilution is the amount by which the offering price will exceed the net tangible book value per unit after the offering. Assuming an initial public offering price of $21.50 per common unit, on a pro forma basis as of June 30, 2005, after giving effect to the offering of common units and the related transactions, our net tangible book value was $73.4 million, or $6.37 per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$21.50
Pro forma net tangible book value per common unit before the offering(1)	$(2.56)
Increase in net tangible book value per common unit attributable to purchasers in the offering	8.93
Less: Pro forma net tangible book value per common unit after the offering(2)		6.37
Immediate dilution in net tangible book value per common unit to purchasers in the offering		$15.13

(1)
Determined by dividing the net tangible book value of the contributed assets and liabilities by the number of units (742,424 common units, 5,642,424 subordinated units and the 2% general partner interest represented by 230,303 general partner units) to be issued to the general partner and its affiliates for their contribution of assets and liabilities to us. The number of general partner units is determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common and subordinated units outstanding divided by 98%) by the general partner's 2% general partner interest.

(2)
Determined by dividing our pro forma net tangible book value, after giving effect to the application of the net proceeds of the offering by the total number of units (5,642,424 common units, 5,642,424 subordinated units and the 2% general partner interest represented by 230,303 general partner units) to be outstanding after the offering.

        The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates in respect of their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units Acquired		Total Consideration
	Number	Percent	Amount	Percent
	(dollars in thousands)
General partner and its affiliates(1)(2)	6,615,151	57.4%	$(20,596)	(24.3)%
New investors	4,900,000	42.6%	105,350	124.3%

Total	11,515,151	100.0%	$84,754	100.0%

(1)
Upon the consummation of the transactions contemplated by this prospectus, our general partner and its affiliates will own 742,424 common units, 5,642,424 subordinated units and a 2% general partner interest represented by 230,303 general partner units.

(2)
The assets contributed by the general partner and its affiliates were recorded at historical cost in accordance with GAAP. Book value of the consideration provided by our general partner and its affiliates, as of June 30, 2005, after giving effect to the distribution of cash and receivables in the amount of $43.0 million to affiliates of the Slifka family, was $(20.6) million.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with specific assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please see "Assumptions and Considerations" below.

General

        Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our available cash rather than retaining it. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case were we subject to tax.

        Our cash distribution policy is consistent with the terms of our partnership agreement which requires us to distribute available cash to unitholders on a quarterly basis. Our determination of available cash takes into account the need to maintain certain cash reserves to preserve our distribution levels across seasonal and cyclical fluctuations in our business.

        Because we intend to distribute the majority of the cash generated from our business to our unitholders, we will in large part rely upon external financing sources, including commercial borrowings and other debt and equity issuances, to fund our acquisition and capital improvement expenditures. However, to the extent we are unable to finance growth externally, our cash distribution policy could significantly impair our ability to grow.

        There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

  •
  Our distribution policy is subject to certain restrictions on distributions under our current and anticipated debt agreements. Specifically, our new credit agreement will contain certain material financial tests and covenants that we must satisfy. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement." Should we be unable to satisfy these restrictions under our debt agreements, we would be prohibited from making a distribution to you notwithstanding our stated distribution policy.

  •
  The board of directors of our general partner has broad discretion to establish reserves for the prudent conduct of our business and the establishment of those reserves could result in a reduction of our stated distribution policy.

  •
  Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

  •
  Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to increases in selling, general and administrative expenses, capital expenditures, principal and interest payments on our outstanding debt, working capital requirements and anticipated cash needs.

Our Initial Distribution Rate

        We intend to pay each quarter, to the extent we have sufficient cash available for distribution, the minimum quarterly distribution of $0.4125 per unit, or $1.65 per year, on all the common units and subordinated units. We believe that following the completion of the offering, we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all the outstanding units for each quarter through June 30, 2006.

        The amounts of cash available for distribution needed to pay the minimum quarterly distribution for one quarter and for four quarters on the common units, the subordinated units and the general partner units to be outstanding immediately after this offering are approximately:

	One Quarter	Four Quarters
	(dollars in thousands)
Common units	$2,327.5	$9,310.0
Subordinated units	2,327.5	9,310.0
General partner units	95.0	380.0

Total	$4,750.0	$19,000.0

        In the sections that follow, we present in detail the basis for our belief that we will be able to pay the minimum quarterly distributions on all outstanding units for each quarter through June 30, 2006. In those sections, we present two tables, including:

  •
  "Estimated Cash Available for Distribution," in which we present the estimated minimum EBITDA necessary for us to have sufficient cash available for distribution to pay the full minimum quarterly distribution on all the outstanding units for each quarter through June 30, 2006. In "—Assumptions and Considerations" below, we also present our assumptions underlying our belief that we will generate sufficient EBITDA to pay the minimum quarterly distribution on all units for each quarter through June 30, 2006; and

  •
  "Unaudited Pro Forma Cash Available for Distribution," in which we present the amount of pro forma cash available for distribution we would have had on a pro forma basis in 2004 and for the 12 months ended June 30, 2005, based on our pro forma financial statements for those periods.

Estimated Cash Available for Distribution

As a result of the factors described in this "—Estimated Cash Available for Distribution" and "Assumptions and Considerations" below, we believe we will be able to pay the minimum quarterly distribution on all the common units and the subordinated units for each quarter in the 12 months ending June 30, 2006.

        In order to pay the minimum quarterly distribution to our common and subordinated unitholders of $0.4125 per unit per complete quarter, we estimate that our EBITDA for the 12 months ending June 30, 2006 must be at least $27.7 million. EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with accounting principles generally accepted in the United States as those items are used to measure operating performance, liquidity or ability to service debt obligations.

        We have also determined that if our EBITDA for such period is at or above our estimate, we would be permitted to make the minimum quarterly distributions on all the common units and subordinated units under the restricted payments covenants in our new credit agreement.

        You should read "—Assumptions and Considerations" below for a discussion of the material assumptions underlying our belief that we will be able to generate the estimated minimum EBITDA of $27.7 million. Our belief is based on certain assumptions and reflects our judgment of conditions we expect to exist and the course of action we expect to take. The assumptions disclosed herein are those that we believe are significant to our ability to generate the estimated minimum EBITDA. If our estimate is not achieved, we may not be able to pay the minimum quarterly distribution on our common units.

        When considering our ability to generate the estimated minimum EBITDA of $27.7 million, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors,"

and elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our results of operations and cash available for distribution to our unitholders to vary significantly from those set forth in "Estimated Cash Available for Distribution" below.

        The following table shows the minimum EBITDA necessary to pay the minimum quarterly distribution on all the common units and subordinated units through June 30, 2006.

Global Partners LP
Estimated Cash Available for Distribution

Twelve Months Ending June 30 2006
(dollars in thousands)
Estimated minimum EBITDA(a)(b)	$27,700.0
Less:
Estimated maintenance capital expenditures(c)	2,000.0
Estimated interest expense(d)	5,500.0
Estimated income tax expense(e)	1,200.0
Estimated capital improvement expenditures(f)	—

Estimated cash available for distribution	$19,000.0

Interest coverage ratio(b)	4.67x
Leverage ratio(b)(f)	0.07x

  (a)
  EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We believe that our EBITDA for the 12 months ending June 30, 2006 will at least equal this minimum amount. Set forth below under "—Assumptions and Considerations" are our assumptions with regard to gross profit and operating expenses that form the basis for this belief. Our EBITDA for 2003, 2004 and the 12 months ended June 30, 2005 was $20.4 million, $25.2 million and $26.5 million, respectively. Our pro forma EBITDA for 2004 and the 12 months ended June 30, 2005 was $23.2 million and $24.5 million, respectively. These pro forma amounts do not give effect to a reduction in executive officer salaries and related expenses for 2004 and 12 months ended June 30, 2005 of $2.0 million and $2.3 million, respectively, which reductions we assume will increase our EBITDA by approximately $2.5 million in the 12 months ending June 30, 2006. We believe that our gross profit for the 12 months ending June 30, 2006 will be higher than in 2003, 2004 and the 12 months ended June 30, 2005 based on the expansion of our business in our growth markets and the margins in distillates and gasoline that we have experienced in the last six months. This expansion and growth in margins is reflected in our EBITDA for the six months ended June 30, 2005, which was $16.3 million, as compared to $15.0 million in the 2004 period, an increase of 8.7%. We believe that our operating expenses will not increase significantly as compared to 2004 and the 12 months ended June 30, 2005. We refurbished the newly acquired Wethersfield terminal in 2004 and do not anticipate any material increases in operating expenses for the next 12 months in any of the facilities that we own or operate.

  (b)
  In connection with the closing of this offering, we, our general partner, our operating company and Global Companies LLC and Affiliates will enter into a four-year senior secured credit agreement in an aggregate principal amount of up to $400.0 million. There will be three facilities under our credit agreement, including a $15.0 million revolving credit facility that can be used for payment of distributions to our unitholders in the event there is insufficient cash available for distribution to pay the full minimum quarterly distribution on all units. The new credit agreement will also include a $35.0 million acquisition facility, which we will use for permitted acquisitions.

    The credit agreement will contain financial covenants requiring us to maintain

•
a minimum working capital of $25.0 million through March 31, 2006 and $30.0 million thereafter;

•
a minimum EBITDA of $20.0 million;

•
a minimum EBITDA less capital expenditures to interest coverage ratio of 2.75 to 1; and

•
a maximum leverage to minimum EBITDA ratio of 2.5 to 1 with respect to the aggregate amount of borrowings outstanding under the $15.0 million revolving credit facility for general partnership purposes (including distributions) and the $35.0 million acquisition facility and other funded indebtedness.

    We believe that we will be in compliance with these covenants for the 12 months ending June 30, 2006.

  (c)
  We have assumed maintenance capital expenditures for the 12 months ending June 30, 2006 will be approximately $2.0 million to include planned maintenance capital expenditures at several terminals. Maintenance capital expenditures for 2003, 2004 and the 12 months ended June 30, 2005 were $2.2 million, $1.3 million and $1.6 million, respectively.

  (d)
  We have assumed that our interest expense (excluding commitment, letter of credit and other fees) for the 12 months ending June 30, 2006 will be approximately $5.5 million. Our pro forma interest expense for 2004 and the 12 months ended June 30, 2005 was $3.5 million and $4.8 million, respectively. We believe that interest expense will be increased to this level, as compared to 2004 and the 12 months ended June 30, 2005, based on our expected cost to carry inventory, generally higher commodity prices and the cost of financing receivables. Borrowings under our new credit agreement will bear interest at a variable rate. We have assumed that our average interest rate on borrowings will be comparable to that for the 12 months ended June 30, 2005, which was approximately 4%.

  (e)
  We have assumed income tax expense of Global Montello Group Corp., a corporate subsidiary of our operating company, Global Operating LLC, for the 12 months ending June 30, 2006 will be approximately $1.2 million.

  (f)
  This ratio is only applicable if we assume borrowings for either distributions or under the acquisition facility and other funded indebtedness. We have assumed that we will have no such borrowings under the credit facility and other funded indebtedness of approximately $2.0 in the 12 months ending June 30, 2006. This is based on the assumption that we will have no capital improvement expenditures or borrowings for capital improvement expenditures in the 12 months ending June 30, 2006. Our capital improvement expenditures in 2003, 2004 and the 12 months ended June 30, 2005 were $0, $0.7 million and $0.2 million, respectively. Any such expenditures after completion of the offering would be financed with borrowings under our new credit agreement, which includes a $35.0 million facility for permitted acquisitions. Any such borrowings would not increase pro forma cash available for distribution and any such capital improvement expenditures would not decrease pro forma cash available for distribution.

Assumptions and Considerations

        We believe that, following completion of the offering, we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all the outstanding units for each quarter through June 30, 2006. Our belief is based on a number of specific assumptions, including the assumptions that:

  •
  our gross profit will be approximately $83.0 million for the 12 months ending June 30, 2006, based on the assumption that actual heating degree days will equal or exceed normal heating degree days for such period. Our net product margin for 2003, 2004 and the 12 months ended June 30, 2005 was $68.3 million, $77.3 million and $81.5 million, respectively. Actual heating degree days were above the normal heating degree days by 7.1%, 2.1% and 4.6%, respectively, during these same periods. We believe that our net product margin in this period will be increased as compared to 2003, 2004 and the 12 months ended June 30, 2005 based on the recent per unit expansion of our business in our markets and the margins in distillates and gasoline that we have experienced in the last six months;

  •
  our operating expenses for the 12 months ending June 30, 2006 will be approximately $19.6 million, as compared to $18.8 million and $19.6 million for 2003 and 2004, respectively. We believe that our operating expenses will not increase significantly as compared to 2004. We refurbished the newly acquired Wethersfield terminal in 2004 and do not anticipate any additional increases in operating expenses for the next 12 months in any of the facilities that we own or operate;

  •
  our maintenance capital expenditures for the 12 months ending June 30, 2006 will be approximately $2.0 million, as compared to $2.2 million and $1.3 million for 2003 and 2004, respectively. We have budgeted maintenance capital expenditures at this increased level, as compared to 2004, to include planned maintenance capital expenditures at several terminals;

  •
  our selling, general and administrative expenses for the 12 months ending June 30, 2006 will be approximately $31.7 million. Our selling, general and administrative expenses for 2003 and 2004 were $30.3 million and $33.5 million, respectively. We have assumed that selling, general and administrative expenses will increase by approximately $2.0 million for the incremental expenses of becoming a public company, but decrease by a reduction in executive salaries and related expenses of approximately $2.5 million in the 12 months ending June 30, 2006. There were additional selling, general and administrative expenses in the aggregate amount of $1.8 million in 2004, which we have assumed will not be incurred in the 12 months ending June 30, 2006. These 2004 expenses included a $0.6 million litigation settlement for events that concluded in prior periods for which management has taken steps, including training and implementation of policies, to ensure that they do not reoccur, $0.6 million in non-recurring compensation and related retroactive adjustments to bring certain key employees to market-level compensation and award board-approved bonuses and $0.6 million in various discretionary expenses that management anticipates that will not reoccur;

  •
  our interest expense (excluding commitment, letter of credit and other fees) for the 12 months ending June 30, 2006 will be approximately $5.5 million. Our pro forma interest expense for 2004 and the 12 months ended June 30, 2005 was $3.5 million and $4.8 million, respectively. We believe that interest expense will be increased to this level, as compared to 2004 and the 12 months ended June 30, 2005, based on our expected cost to carry inventory, generally higher commodity prices and the cost of financing receivables. Borrowings under our new credit agreement will bear interest at a variable rate. We have assumed that our average interest rate on borrowings will be comparable to that for the 12 months ended June 30, 2005, which was approximately 4%;

  •
  the income tax expense of Global Montello Group Corp., a corporate subsidiary of our operating company, Global Operating LLC, for the 12 months ending June 30, 2006 will be approximately $1.2 million;

  •
  we will have no capital improvement expenditures for the 12 months ending June 30, 2006. Our capital improvement expenditures in 2003, 2004 and the 12 months ended June 30, 2005 were $0, $0.7 million and $0.2 million, respectively. We intend to fund capital improvement expenditures from the $35.0 million acquisition facility in our credit agreement. For the purposes of this table, we have assumed that we will make no borrowings for capital improvement expenditures during the 12 months ending June 30, 2006;

  •
  no material accidents, releases, or similar unanticipated material events will occur; and

  •
  market, regulatory, and overall economic conditions will not change substantially.

        While we believe that these assumptions are reasonable in light of management's current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual cash available for distribution that we could generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make the full minimum quarterly distribution on all units, in which event the market price of the common units may decline materially. When reading this section, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors." We do not undertake any obligation to release publicly the results of any future revisions we may make to the foregoing or to update the foregoing to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this information.

Pro Forma Cash Available for Distribution

Our pro forma cash available for distribution during 2004 and for the 12 months ended June 30, 2005 would not have been sufficient to pay the minimum quarterly distribution on all common units and subordinated units.

        If we had completed the transactions contemplated in this prospectus on January 1, 2004, pro forma cash available for distribution generated during 2004 would have been approximately $17.3 million. This amount would have been sufficient to pay the minimum quarterly distribution on all the common units and 82.0% of the minimum quarterly distribution on the subordinated units.

        If we had completed the transactions contemplated in the prospectus on July 1, 2004, our pro forma cash available for distribution for the 12 months ended June 30, 2005 would have been approximately $16.9 million. This amount would have been sufficient to pay the minimum quarterly distribution on all the common units and 77.8% of the minimum quarterly distribution on the subordinated units.

        Pro forma cash available for distribution for both periods includes estimated incremental general and administrative expenses we expect to incur as a result of being a public company and non-recurring salaries of former executive officers of Global Companies LLC and related expenses. We estimate our incremental general and administrative expenses to be $2.0 million annually. The non-recurring executive officer salaries and related expenses are $2.0 million and $2.3 million for the year ended December 31, 2004 and the 12 months ended June 30, 2005, respectively. Adjusting pro forma cash available for distribution to give effect to the elimination of these non-recurring salaries and expenses would increase cash available for distribution to $19.3 million for 2004 and $19.2 million for the 12 months ended June 30, 2005. Both of these amounts would have been sufficient to allow us to pay the full minimum quarterly distribution on all the common units and subordinated units for these periods.

        The pro forma financial statements, from which pro forma cash available for distribution is derived, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, cash available for distribution is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution shown above in the manner described in the table below. As a result, the amount of pro forma cash available for distribution should only be viewed as a general indication of the amount of cash available for distribution that we might have generated had we been formed in earlier periods.

        The following table illustrates, on a pro forma basis, for our year ended December 31, 2004 and for the 12 months ended June 30, 2005, cash available for distribution, assuming, in each case that the offering had been consummated at the beginning of such period. Each of the pro forma adjustments presented below is explained in the footnotes to such adjustments.

Global Partners LP
Unaudited Pro Forma Cash Available for Distribution

	Year Ended December 31 2004	Twelve Months Ended June 30 2005
	(dollars in thousands)
Net cash (used in) operating activities	$(81,952.5)	$(13,975.1)
Add:
Increase in operating assets and liabilities(a)	102,494.1	32,960.5
Interest expense	4,700.2	7,515.0

EBITDA(b)	$25,241.8	$26,500.4
Less:
Estimated incremental general and administrative expenses(c)	2,000.0	2,000.0

Pro forma EBITDA	$23,241.8	$24,500.4
Less:
Maintenance capital expenditures(d)	1,276.4	1,586.3
Pro forma interest expense(e)	3,472.8	4,822.8
Pro forma income tax expense(f)	1,200.0	1,200.0
Capital improvement expenditures(g)	723.6	203.4
Add:
Borrowings to finance capital improvement expenditures(h)	723.6	203.4

Pro forma cash available for distribution	$17,292.6	$16,891.3

Expected cash distributions
Expected distribution per unit	$1.65	$1.65

Distributions to:
Common units	$9,310.0	$9,310.0
Subordinated units	9,310.0	9,310.0
General partner units	380.0	380.0

Total	$19,000.0	$19,000.0

Shortfall(i)	$(1,707.4)	$(2,108.7)

Interest coverage ratio(j)	6.32x	4.75x
Leverage ratio(j)	0.09x	0.08x

  (a)
  In connection with the closing of this offering, we, our general partner, our operating company and Global Companies LLC and Affiliates will enter into a four-year senior secured credit agreement in an aggregate principal amount of up to $400.0 million. There will be three facilities under our credit agreement, including a $350.0 million working capital revolving credit facility. We will utilize this working capital line of credit to satisfy our working capital needs allowing us to avoid using cash flow from operations to satisfy our working capital needs. Therefore, we do not reflect any adjustments to net cash (used in) operating activities as a result of these requirements.

  (b)
  EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

  (c)
  Reflects an adjustment to our EBITDA for estimated incremental ongoing expenses associated with being a public company, including, among other things, incremental accounting and audit fees, director and officer liability insurance, tax return preparation, investor relations, registrar and transfer agent fees and reports to unitholders.

  (d)
  Reflects actual maintenance capital expenditures.

  (e)
  Reflects the elimination of interest paid and accrued on the $51.0 million of outstanding indebtedness under a term loan of Global Petroleum Corp. and certain other Slifka family entities guaranteed by affiliates of Global Petroleum Corp., including Global Companies LLC and Affiliates. Pro forma interest expense includes approximately $0.04 million of interest expense with respect to borrowings to finance capital improvement expenditures. Pro forma interest expense for the 12 months ended June 30, 2005 reflects a full year of additional interest expense associated with borrowings to acquire and refurbish the Wethersfield terminal and the increased cost associated with carrying account receivables and inventories at high commodity prices.

  (f)
  Reflects the income tax expense of Global Montello Group Corp., a corporate subsidiary of our operating company, Global Operating LLC.

  (g)
  Reflects the acquisition and refurbishment of a terminal in Wethersfield, Connecticut. We borrowed the amounts necessary to pay these expenses under our working capital facility. The interest expense associated with this borrowing is included in interest expense. Any such expenditures after completion of the offering would be financed with borrowings under our new credit agreement, which includes a $35.0 million facility for permitted acquisitions. Any such borrowings would not increase pro forma cash available for distribution and any such capital improvement expenditures would not decrease pro forma cash available for distribution. Any distribution of the minimum quarterly distribution will be from cash available for distribution.

  (h)
  Reflects borrowings during the period to finance capital improvement expenditures. It is our intent to use the $35.0 million acquisition facility under our new credit agreement to finance future capital improvement expenditures.

  (i)
  Pro forma cash available for distribution for both periods includes non-recurring salaries of former executive officers of Global Companies LLC and related expenses. The non-recurring executive officer salaries and related expenses are $2.0 million and $2.3 million for the year ended December 31, 2004 and the 12 months ended June 30, 2005, respectively. Adjusting pro forma cash available for distribution to give effect to the elimination of these non-recurring salaries and expenses would increase cash available for distribution to $19.3 million for 2004 and $19.2 million for the 12 months ended June 30, 2005. Both of these amounts would have been sufficient to allow us to pay the full minimum quarterly distribution on all the common units and subordinated units for these periods.

  (j)
  Our new four-year senior secured credit agreement will include a $15.0 million revolving credit facility that can be used for payment of distributions to our unitholders in the event there is otherwise insufficient cash available for distribution to pay the full minimum quarterly distribution on all units. The new credit agreement will also include a $35.0 million acquisition facility, which we will use for capital improvement expenditures.

    The credit agreement will contain financial covenants requiring us to maintain

•
minimum EBITDA of $20.0 million;

•
a minimum EBITDA less capital expenditures to interest coverage ratio of 2.75 to 1; and

•
a maximum leverage to minimum EBITDA ratio of 2.5 to 1 with respect to the aggregate amount of borrowings outstanding under the $15.0 million revolving credit facility for general partnership purposes (including distributions) and the $35.0 million acquisition facility and other funded indebtedness.

    We would have been in compliance on a pro forma basis with these covenants for the year ended December 31, 2004 and the 12 months ended June 30, 2005.

    The credit agreement requires us to maintain a minimum working capital of $25.0 million through March 31, 2006 and $30.0 million thereafter. We were in compliance at June 30, 2005 on a pro forma basis with this covenant.

HOW WE MAKE CASH DISTRIBUTIONS

Distributions of Available Cash

  General

        Within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2005, we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through December 31, 2005 based on the actual length of the period.

  Definition of Available Cash

        We define available cash in the glossary, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

  •
  less the amount of cash reserves established by our general partner to:

  —
  provide for the proper conduct of our business;

  —
  comply with applicable law, any of our debt instruments, or other agreements; or

  —
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

  •
  plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings, as defined in our partnership agreement, are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

  Intent to Distribute the Minimum Quarterly Distribution

        We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.4125 per unit, or $1.65 per year, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our credit agreement. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement" for a discussion of the restrictions to be included in our credit agreement that may restrict our ability to make distributions.

  General Partner Interest and Incentive Distribution Rights

        As of the date of this offering, our general partner will be entitled to 2% of all quarterly distributions since inception that we make prior to our liquidation. This general partner interest will be represented by 230,303 general partner units. The number of general partner units was determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common and subordinated units outstanding divided by 98%) by the general partner's 2% general partner interest. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. The general partner's initial 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash we distribute from operating surplus (as defined below) in excess of $0.4625 per unit. The maximum distribution of 50% includes distributions paid to our general partner on its 2% general partner interest, and assumes that our general partner maintains its general partner interest at 2%. The maximum distribution of 50% does not include any distributions that our general partner may receive on units that it owns. Please read "—Incentive Distribution Rights" for additional information.

Operating Surplus and Capital Surplus

  General

        All cash distributed to unitholders will be characterized as either "operating surplus" or "capital surplus." We distribute available cash from operating surplus differently than available cash from capital surplus.

  Definition of Operating Surplus

        We define operating surplus in the glossary, and for any period it generally means:

  •
  our cash balance on the closing date of this offering; plus

  •
  $7.5 million (as described below); plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

  •
  working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

  •
  all of our operating expenditures (as defined below) after the closing of this offering; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures.

        We define operating expenditures in the glossary, and it generally means, all of our expenditures, including, but not limited to, taxes, reimbursements of our general partner, repayment of working capital borrowings, debt service payments and capital expenditures, subject to the following:

  •
  payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings, will not constitute operating expenditures; and

  •
  operating expenditures will not include:

  •
  capital expenditures made for acquisitions or for capital improvements;

  •
  payment of transaction expenses relating to interim capital transactions; or

  •
  distributions to partners.

Where capital expenditures are made in part for acquisitions or for capital improvements and in part for other purposes, our general partner, with the concurrence of the conflicts committee, shall determine the allocation between the amounts paid for each.

        Maintenance capital expenditures reduce operating surplus, from which we pay the minimum quarterly distribution, but capital expenditures for acquisitions and capital improvements do not. Maintenance capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the operating capacity of or sales generated by existing assets and extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity and safety and to address environmental regulations. Capital improvement expenditures include expenditures to acquire assets to grow our business and to expand existing facilities, such as projects that increase operating capacity by increasing tankage or adding terminals. Repair and maintenance expenses associated with existing assets that are minor in nature and do not extend the useful life of existing assets are charged to operating expenses as incurred. The officers and directors of our general partner will determine how to allocate a capital expenditure for the acquisition or expansion of our assets between maintenance capital expenditures and capital improvement expenditures.

  Definition of Capital Surplus

        We also define capital surplus in the glossary, and it will generally be generated only by:

  •
  borrowings other than working capital borrowings;

  •
  sales of debt and equity securities; and

  •
  sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

  Characterization of Cash Distributions

        We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $7.5 million in addition to our cash balance on the closing date of this offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to $7.5 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

  General

        During the subordination period, which we define below and in the glossary, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.4125 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Affiliates of the Slifka family will own all the 5,642,424 outstanding subordinated units, representing a 49% limited partner interest in us. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordination period is to increase the likelihood that during this period there will be sufficient available cash to pay the minimum quarterly distribution on the common units.

  Definition of Subordination Period

        We define the subordination period in the glossary. The subordination period will extend until the first day of any quarter beginning after September 30, 2010 that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units and general partner units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and on the general partner units during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        In addition, if the unitholders remove our general partner other than for cause and units held by the general partner and its affiliates are not voted in favor of such removal:

  •
  the subordination period will end and each subordinated unit will immediately convert into one common unit;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Early Conversion of Subordinated Units

        If the tests for ending the subordination period are satisfied for any three consecutive four-quarter periods ending on or after September 30, 2008, 25% of the subordinated units will convert into an equal number of common units. Similarly, if those tests are also satisfied for any three consecutive four-quarter periods ending on or after September 30, 2009, an additional 25% of the subordinated units will convert into an equal number of common units. The second early conversion of subordinated units may not occur, however, until at least one year following the end of the period for the first early conversion of subordinated units.

  Definition of Adjusted Operating Surplus

        We define adjusted operating surplus in the glossary and for any period it generally means:

  •
  operating surplus generated with respect to that period; less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Effect of Expiration of the Subordination Period

        Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

Distributions of Available Cash from Operating Surplus during the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  First, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  Thereafter, in the manner described in "—Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus after the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  Thereafter, in the manner described in "—Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Incentive Distribution Rights

        Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.4625 per unit for that quarter (the "first target distribution");

  •
  Second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.5375 per unit for that quarter (the "second target distribution");

  •
  Third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.6625 per unit for that quarter (the "third target distribution"); and

  •
  Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

        In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash from Operating Surplus

        The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution," until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume the general partner has not transferred its incentive distribution rights.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution
			General Partner
	Target Amount	Unitholders
Minimum Quarterly Distribution	$0.4125	98%	2%
First Target Distribution	up to $0.4625	98%	2%
Second Target Distribution	above $0.4625 up to $0.5375	85%	15%
Third Target Distribution	above $0.5375 up to $0.6625	75%	25%
Thereafter	above $0.6625	50%	50%

Distributions from Capital Surplus

  How Distributions from Capital Surplus Will Be Made

        We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price;

  •
  Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

  Effect of a Distribution from Capital Surplus

        The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to the general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  target distribution levels;

  •
  the unrecovered initial unit price; and

  •
  the number of common units into which a subordinated unit is convertible.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level and each subordinated unit would be convertible into two common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

        The amount of distributions paid under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

Distributions of Cash Upon Liquidation

  General

        If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.

  Manner of Adjustments for Gain

        The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

  •
  First, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of:

  (1)
  the unrecovered initial unit price;

  (2)
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

  (3)
  any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner until the capital account for each subordinated unit is equal to the sum of:

  (1)
  the unrecovered initial unit price; and

  (2)
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  Fourth, 98% to all unitholders, pro rata, and 2% to the general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

    (2)
    the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to the general partner, for each quarter of our existence;

  •
  Fifth, 85% to all unitholders, pro rata, and 15% to the general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence;

  •
  Sixth, 75% to all unitholders, pro rata, and 25% to the general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to the general partner for each quarter of our existence; and

  •
  Thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

        The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

  Manner of Adjustments for Losses

        If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to the general partner and the unitholders in the following manner:

  •
  First, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  Second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  Thereafter, 100% to the general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

  Adjustments to Capital Accounts

        We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

        The following table presents selected historical financial and operating data of our predecessors, Global Companies LLC and its affiliates, Glen Hes Corp., Global Montello Group LLC and Chelsea Sandwich LLC ("Global Companies LLC and Affiliates") for the periods and as of the dates indicated. The selected historical financial data is derived from the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor) included elsewhere in this prospectus.

        The unaudited pro forma combined financial statements of Global Partners LP give pro forma effect to (1) the contribution of 100% of the ownership interests in Global Companies LLC and Affiliates to Global Partners LP and (2) the completion of this offering and use of the net proceeds of the offering as described in "Use of Proceeds." The unaudited pro forma financial data presented as of and for the six months ended June 30, 2005 and as of and for the year ended December 31, 2004 is derived from our unaudited pro forma combined financial statements included elsewhere in this prospectus. The unaudited pro forma balance sheets assume the items listed above occurred as of December 31, 2004. The unaudited pro forma income statement data for the six months ended June 30, 2005 and for the year ended December 31, 2004 assumes the items listed above occurred as of January 1, 2004. We have not given pro forma effect to non-recurring salaries of former executive officers of Global Companies LLC and related expenses and the incremental general and administrative expenses we expect to incur as a result of being a public company.

        You should read the following table in conjunction with "Summary—The Transactions," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor) and the unaudited pro forma combined financial statements of Global Partners LP included elsewhere in this prospectus. Among other things, those historical and pro forma financial statements include more detailed information regarding the basis of presentation for the following information.

        The following table presents a non-GAAP financial measure, EBITDA, which we use in our business. EBITDA means earnings before interest, taxes, depreciation and amortization. This measure is not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain this measure below and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP in "—Non-GAAP Financial Measure" below.

        We define maintenance capital expenditures as those capital expenditures required to maintain, including over the long term, the operating capacity of or sales generated by our capital assets, which include our terminals, office premises and computer hardware and software. We define capital improvement expenditures as those capital expenditures that increase the operating capacity of or sales generated by our capital assets, such as construction of additional tankage or addition of new terminals.

        The following table includes information about "degree days" for each of the periods indicated. A "degree day" is an industry measurement of temperature designed to evaluate energy demand and consumption. Degree days are based on how far the average temperature departs from a human comfort level of 65°F. Each degree of temperature above 65°F is counted as one cooling degree day, and each degree of temperature below 65°F is counted as one heating degree day. Degree days are accumulated each day over the course of a year and can be compared to a monthly or a long-term (multi-year) average, or normal, to see if a month or a year was warmer or cooler than usual. Degree days are officially observed by the National Weather Service and officially archived by the National Climatic Data Center. For purposes of evaluating our results of operations, we use the normal heating degree day amount as reported by the National Weather Service at its Logan International Airport station in Boston, Massachusetts.

	Global Companies LLC and Affiliates Historical							Global Partners LP Pro Forma
						Six Months Ended June 30
	Year Ended December 31								Six Months Ended June 30 2005
								Year Ended December 31 2004
	2000	2001	2002	2003	2004	2004	2005
						(unaudited)		(unaudited)
	(dollars in millions except per unit amount)
Statement of Income Data:
Sales	$2,282.9	$1,753.6	$1,594.1	$2,478.5	$3,187.6	$1,511.2	$1,915.3	$3,187.6	$1,915.3
Cost of sales	2,223.0	1,691.1	1,538.9	2,411.4	3,111.7	1,472.3	1,872.4	3,111.7	1,872.4

Gross profit	$59.9	$62.5	$55.2	$67.1	$75.9	$38.9	$42.9	$75.9	$42.9
Selling, general and administrative expenses	25.3	26.8	27.5	30.3	33.5	15.6	17.8	33.5	17.8
Operating expenses	13.6	15.8	17.7	18.8	19.6	9.4	9.9	19.6	9.9
Amortization expense	—	—	—	—	0.8	—	0.8	0.8	0.8

Total operating costs and expenses	$38.9	$42.6	$45.2	$49.1	$53.9	$25.0	$28.5	$53.9	$28.5

Operating income	$21.0	$19.9	$10.0	$18.0	$22.0	$13.9	$14.4	$22.0	$14.4
Interest expense	(3.4)	(3.0)	(2.2)	(2.0)	(4.7)	(1.1)	(4.0)	(3.5)	(2.5)
Other income	—	—	1.1	—	—	—	—	—	—
Write-off of investment(1)	—	—	(2.9)	—	—	—	—	—	—

Income before income tax expense and discontinued operations	17.6	16.9	6.0	16.0	17.3	12.8	10.4	18.5	11.9
Income tax expense(2)	—	—	—	—	—	—	—	(1.2)	(1.2)
Discontinued operations:
Branded Gas Division—income from operations	1.2	0.9	—	—	—	—	—	—	—
Branded Gas Division—gain on sale(3)	—	2.8	—	—	—	—	—	—	—

Net income	$18.8	$20.6	$6.0	$16.0	$17.3	$12.8	$10.4	$17.3	$10.7

Pro forma net earnings per limited partner unit								$1.51	$0.93
Weighted average limited partner units outstanding								11,284,848	11,284,848
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$(4.9)	$27.4	$27.6	$38.6	$(82.0)	$(27.0)	$41.0
Investment activities	(0.9)	1.2	(3.3)	(2.2)	(1.2)	—	(0.6)
Financing activities(4)	9.0	(31.2)	(24.9)	(33.6)	83.0	24.4	(42.6)
Other Financial Data (unaudited):
EBITDA	$23.9	$25.1	$10.4	$20.4	$25.2	$15.0	$16.3	$25.2	$16.3
Maintenance capital expenditures	0.9	2.8	1.6	2.2	1.3	0.3	0.6
Capital improvement expenditures	—	4.9	1.7	—	0.7	0.5	—

Total capital expenditures	$0.9	$7.7	$3.3	$2.2	$2.0	$0.8	$0.6

Operating Data (unaudited):
Normal heating degree days(5)	5,630	5,630	5,630	5,630	5,630	3,654	3,654
Actual heating degree days	5,738	5,243	5,279	6,028	5,748	3,802	3,943
Variance from normal heating degree days	1.9%	(6.9%)	(6.2%)	7.1%	2.1%	4.1%	7.9%
Variance from prior year actual heating degree days	9.7%	(8.6%)	0.7%	14.2%	(4.6%)	(8.9%)	3.7%
Total gallons sold (in millions)	2,722.2	2,338.3	2,202.8	2,850.6	2,928.8	1,548.2	1,414.7
Variance in volume sold from prior year	(7.3%)	(14.1%)	(5.8%)	29.4%	2.7%	0.6%	(8.6%)
Balance Sheet Data (at period end):
Cash and cash equivalents	$3.8	$1.2	$0.6	$3.5	$3.3	$0.9	$1.0	$3.3	$1.0
Property and equipment, net	7.6	13.9	15.0	14.8	22.6	13.9	22.1	22.6	22.1
Total assets	324.4	248.1	263.2	304.3	393.0	272.2	377.7	356.0	330.2
Total liabilities	279.2	201.0	230.7	261.7	369.8	232.9	351.6	281.8	256.8
Total debt(4)	92.2	82.8	78.4	50.8	193.0	91.2	157.9	104.4	63.3
Equity	45.3	47.1	32.5	42.6	23.2	39.3	26.1	74.2	73.4

(1)
Write-off of our investment in our on-line shipping brokerage platform.

(2)
Income tax expense for the six months ended June 30, 2005 is presented on an annual basis based on the estimated effective tax rate for 2005.

(3)
December 2001 sale of branded gas division to Alliance Energy Corp. for total cash proceeds of $6.0 million and resulted in a gain of approximately $2.8 million.

(4)
In July 2004, Global Petroleum Corp. and certain other Slifka family entities entered into a $51.0 million term loan agreement under which Global Companies LLC and Affiliates are guarantors. The proceeds of the loan were used, in part, to (1) finance the acquisition by Global Petroleum Corp. and certain other Slifka family entities of the ownership interests in Global Companies LLC and Affiliates from RYTTSA USA, Inc. and (2) refinance certain loans secured by the real estate assets of Global Petroleum Corp. and certain other Slifka family entities, including Global Companies LLC and Affiliates. The term loan and associated financing costs and interest expense are included in the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor) included elsewhere in this prospectus. Please read Note 7 of the Notes to the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor).

(5)
In July 2002, the National Weather Service at the Logan International Airport station in Boston, Massachusetts updated its "normal heating degree day" measure. For comparison purposes, we are using the updated measure for periods prior to July 2002.

Non-GAAP Financial Measure

        EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  •
  our compliance with certain financial covenants included in our debt agreements;

  •
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

  •
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;

  •
  our operating performance and return on invested capital as compared to those of other companies in the wholesale marketing and distribution of refined petroleum products business, without regard to financing methods and capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

        EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies.

        The following table presents a reconciliation of EBITDA to the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the years indicated.

	Global Companies LLC and Affiliates Historical
								Global Partners LP Pro Forma
						Six Months Ended June 30
	Year Ended December 31
								Year Ended December 31 2004	Six Months Ended June 30 2005
	2000	2001	2002	2003	2004	2004	2005
						(unaudited)		(unaudited)
	(dollars in millions)
Reconciliation of EBITDA to net income:
Net income	$18.8	$20.6	$6.0	$16.0	$17.3	$12.8	$10.4	$17.3	$10.7
Add:
Depreciation and amortization	1.7	1.5	2.2	2.4	3.2	1.1	1.9	3.2	1.9
Interest expense	3.4	3.0	2.2	2.0	4.7	1.1	4.0	3.5	2.5
Income tax expense	—	—	—	—	—	—	—	1.2	1.2

EBITDA	$23.9	$25.1	$10.4	$20.4	$25.2	$15.0	$16.3	$25.2	$16.3

Reconciliation of EBITDA to cash flows from operating activities:
Cash flow from operating activities	$(4.9)	$27.4	$27.6	$38.6	$(82.0)	$(27.0)	$41.0
Add:
Increase (decrease) in operating assets and liabilities	25.4	(5.3)	(16.5)	(20.2)	102.5	40.9	(28.7)
Interest expense	3.4	3.0	2.2	2.0	4.7	1.1	4.0
Less:
Write-off of investment	—	—	2.9	—	—	—	—

EBITDA	$23.9	$25.1	$10.4	$20.4	$25.2	$15.0	$16.3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion of the financial condition and results of operations of Global Companies LLC and its affiliates, Glen Hes Corp., Global Montello Group LLC and Chelsea Sandwich LLC (collectively, "Global Companies LLC and Affiliates") in conjunction with the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor) and the unaudited pro forma combined financial statements of Global Partners LP included elsewhere in this prospectus. Among other things, those historical and pro forma financial statements include more detailed information regarding the basis of presentation for the following information.

Overview

  General

        We own, control or have access to one of the largest terminal networks of refined petroleum products in New England. We are one of the largest wholesale distributors of distillates (such as home heating oil, diesel and kerosene), gasoline, and residual oil and bunker fuel to wholesalers, retailers and commercial customers in New England. We are also one of the largest wholesale marketers of home heating oil in New England.

        We purchase our refined petroleum products primarily from domestic and foreign refiners, traders and producers and sell these products in two segments, Wholesale and Commercial. Like most independent marketers of refined petroleum products, we base our pricing on spot physical prices and routinely use the NYMEX or derivatives to hedge our commodity risk inherent in buying and selling energy commodities. Through the use of regulated exchanges or derivatives, we maintain a position that is substantially balanced between purchased volumes and sales volumes or future delivery obligations. We earn a margin by selling the product for physical delivery to third parties.

  Products and Operational Structure

        Our products include distillates, gasoline and residual oil and bunker fuel. The distillates we sell are used primarily for space heating of residential and commercial buildings and as fuel for trucks and off-road construction equipment. We sell unbranded gasoline, diesel and heating oil under agreements with major suppliers of refined petroleum products. We sell residual oil to major housing units, such as public housing authorities, colleges and hospitals and large industrial facilities that use processed steam in their manufacturing processes. We sell bunker fuel, which we can custom blend, to cruise ships, bulk carriers and fishing fleets.

        Our business is divided into two segments:

  •
  Wholesale.  This segment includes sales of distillates, unbranded gasoline and residual oil to home heating oil retailers, retail gasoline station operators and wholesale distributors.

  •
  Commercial.  This segment includes sales and deliveries of distillates, unbranded gasoline, residual oil and small amounts of natural gas to customers in the public sector and to large commercial and industrial customers, either through a competitive bidding process or through contracts of various terms. This segment also purchases, custom blends, sells and delivers bunker fuel and diesel to cruise ships, bulk carriers and fishing fleets delivered by bunker barges.

        Our business activities are substantially comprised of purchasing, terminalling, storing and selling refined petroleum products. We believe that the combination of our terminalling and storage activities, together with our marketing activities, provides a balance that has a stabilizing effect on our results of operations and cash flow. In a contango market (when product prices for future deliveries are higher than for current deliveries), we may use our storage capacity to improve our margins by storing products we have purchased at lower prices in the current month for delivery to customers at higher prices in future months. In a backwardated market (when product prices for future deliveries are lower than for current deliveries) because of our high turnover of inventory, we are able to minimize our inventories and commodity risk while attempting to maintain or increase marketing margins.

  Outlook

        This section identifies certain risks and certain economic or industry-wide factors that may affect our financial performance and results of operations in the future, both in the short-term and in the long-term. Please read "Risk Factors" for additional information about the risks associated with investing in our common units. Our primary short-term concerns and uncertainties are as follows:

  •
  We have no history operating as a public company and will incur substantial costs as a result of becoming a public company.  As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the New York Stock Exchange, have required changes in corporate governance practices of public companies. We also expect these new rules and regulations to make it more difficult and more expensive for our general partner to obtain director and officer liability insurance, and we may have to reduce policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage as we have obtained historically. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

  •
  We commit substantial resources to pursuing acquisitions, though there is no certainty that we will successfully complete any acquisitions or receive the economic results we anticipate from completed acquisitions.  Consistent with our business strategy, we are continuously engaged in discussions with potential sellers of terminalling, storage and/or marketing assets and related businesses. In an effort to prudently and economically leverage our asset base, knowledge base and skill sets, management has also expanded its efforts to pursue businesses that are closely related to or significantly intertwined with our existing lines of business. Growth in our cash flow per unit may depend on our ability to make accretive acquisitions. We may be unable to make such accretive acquisitions for a number of reasons, including the following: (1) we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them; (2) we are unable to raise financing for such acquisitions on economically acceptable terms; or (3) we are outbid by competitors. In addition, we may consummate acquisitions, which at the time of consummation we believe will be accretive, but which ultimately may not be accretive. If any of these events were to occur, our future growth would be limited. We can give no assurance that our current or future acquisition efforts will be successful or that any such acquisition will be completed on terms that are favorable to us.

        Our results of operations and financial condition, as well as those of our competitors, will depend in part upon certain economic or industry-wide factors, including the following:

  •
  Warmer weather conditions could adversely affect our results of operations and financial condition.  Because we supply distributors whose customers depend on home heating oil and residual oil for space heating purposes during the winter, weather conditions have a significant impact on the demand for both home heating oil and residual oil. As a result, warmer than normal temperatures during the first and fourth calendar quarters in one or more regions in which we operate can decrease the total volume we sell and the gross profit realized on those sales and, consequently, could adversely affect our results of operations.

  •
  Our financial results are seasonal and generally better in the first and fourth quarters of the calendar year.  Demand for some of our refined petroleum products, specifically home heating oil and residual oil for space heating purposes, is generally higher during November through March than during April through October. We obtain a significant portion of our sales during these winter months. Therefore, our results of operations for the first and fourth calendar quarters are generally better than for the second and third quarters. With lower cash flow during the second and third calendar quarters, we may be required to borrow money in order to pay the minimum quarterly distribution to our unitholders.

  •
  Energy efficiency, new technology and alternative fuels, natural gas in particular, could reduce demand for our products.  Increased conservation and technological advances have adversely affected the demand for home heating oil and residual oil. Consumption of residual oil has steadily declined over the last three decades. We could face additional competition from alternative energy sources as a result of future government-mandated controls or regulation further promoting the use of cleaner fuels. Due in part to support on environmental grounds for conversion to natural gas, some industrial residual oil users have switched to natural gas. Those end users who are dual-fuel users have the ability to switch between residual oil and natural gas. During a period of increasing residual oil prices relative to the prices of natural gas, dual-fuel customers may switch to natural gas, or over the long-term, may convert to natural gas. Such switching or conversion could have an adverse effect on our results of operations and financial condition.

  •
  New, stricter environmental laws and regulations could significantly increase our costs, which could adversely affect our results of operations and financial condition.  Our operations are subject to federal, state and local laws and regulations regulating product quality specifications and other environmental matters. The trend in environmental regulation is towards more restrictions and limitations on activities that may affect the environment. Our business may be adversely affected by increased costs and liabilities resulting from such stricter laws and regulations. We try to anticipate future regulatory requirements that might be imposed and to plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. However, there can be no assurances as to the timing and type of such changes in existing laws or the promulgation of new laws or the amount of any required expenditures associated therewith.

  •
  Consolidation of the New England supply network.  In recent years, major terminals have been acquired and their former owners have reduced or eliminated operations in the wholesale market. The largest terminals, which form the core of the region's supply network, are still operating but are owned by fewer companies.

Results of Operations

  Evaluating Our Results of Operations

        Our management uses a variety of financial and operational measurements to analyze our performance. These measurements include: (1) net product margin, (2) gross profit, (3) operating expenses, (4) selling, general and administrative expenses ("SG&A"), (5) heating degree days and (6) EBITDA.

  Net Product Margin

        We view net product margin as an important performance measure of the core profitability of our operations. We review net product margin monthly for consistency and trend analysis. We define net product margin as our sales minus product costs. Sales include sales of distillates, unbranded gasoline, residual oil and bunker fuel and natural gas. Product costs includes the cost of acquiring the refined petroleum products that we sell and all associated costs to bring such products to the point of sale.

  Gross Profit

        We define gross profit as our sales minus product costs plus terminal depreciation expense allocated to cost of sales. Sales include sales of distillates, unbranded gasoline, residual oil and bunker fuel and natural gas. Product costs includes the cost of acquiring the refined petroleum products that we sell and all associated costs to bring such products to the point of sale.

  Operating Expenses

        Operating expenses are costs associated with the operation of the terminals used in our business. Lease payments and storage expenses, maintenance and repair, utilities, taxes, labor and labor-related expenses comprise the most significant portion of our operating expenses. These expenses remain relatively stable independent of the volumes through our system but fluctuate slightly depending on the activities performed during a specific period.

  Selling, General and Administrative Expenses

        Our SG&A expenses include marketing costs, corporate overhead, employee salaries and benefits, pension and 401(k) plan expenses, discretionary bonus, non-interest financing costs, professional fees and information technology expenses. After completion of this offering, we will incur additional expenses related to being a public company, most of which will be the result of increased accounting and legal fees.

  Degree Day

        A "degree day" is an industry measurement of temperature designed to evaluate energy demand and consumption. Degree days are based on how far the average temperature departs from a human comfort level of 65°F. Each degree of temperature above 65°F is counted as one cooling degree day, and each degree of temperature below 65°F is counted as one heating degree day. Degree days are accumulated each day over the course of a year and can be compared to a monthly or a long-term (multi-year) average, or normal, to see if a month or a year was warmer or cooler than usual. Degree days are officially observed by the National Weather Service and officially archived by the National Climatic Data Center. For purposes of evaluating our results of operations, we use the normal heating degree day amount as reported by the National Weather Service at its Logan International Airport station in Boston, Massachusetts.

  EBITDA

        EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  •
  our compliance with certain financial covenants included in our debt agreements;

  •
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

  •
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;

  •
  our operating performance and return on invested capital as compared to those of other companies in the wholesale marketing and distribution of refined petroleum products business, without regard to financing methods and capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

        EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income.

  Six Months Ended June 30, 2004 and 2005; Years Ended December 31, 2002, 2003 and 2004

        For the six-month period ended June 30, 2005, we witnessed an environment of higher refined petroleum products prices. Although distillate and residual oil sales volumes were less than sales volumes during the same 2004 period, our dollar sales increased. In addition, gasoline and bunker fuel volumes sold increased as we expanded our marketing territories.

        The year ended December 31, 2004 can be characterized as a year of consolidation in an environment of rising product prices and temperatures that were 2.1% lower than normal as measured by aggregate heating degree days. During this period, we concentrated on expanding our distillate, gasoline and residual oil businesses in the markets that we had entered into during 2003. In addition, the following significant activities occurred in 2004:

  •
  In April 2004, we acquired a 168,700 barrel distillate pipeline terminal in Wethersfield, Connecticut for approximately $0.3 million. We refurbished and recommissioned the terminal for approximately $0.4 million and began to receive, store and distribute distillates in August 2004. The year ending December 31, 2005 will be the first full year during which the terminal will operate and participate in a full complement of marketing activities. As a result, we expect to recognize increased volume and enhanced margins from this terminal during 2005.

  •
  In July 2004, Global Petroleum Corp. and certain other Slifka family entities purchased the ownership interests in Global Companies LLC and Affiliates from RYTTSA USA, Inc. Global Petroleum Corp. and certain other Slifka family entities financed this acquisition with a $51.0 million term loan guaranteed by affiliates of Global Petroleum Corp., including Global Companies LLC and Affiliates. We intend to use a portion of the net proceeds from this offering to pay the outstanding indebtedness under this term loan. Please read "Use of Proceeds." The term loan and associated financing costs and interest expense are included in the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor) included elsewhere in this prospectus. Please read Note 7 of the Notes to the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor).

        Rising product prices have been a significant factor in our sales increases. From December 31, 2003 to December 31, 2004, published prices for distillates, gasoline and residual oil increased approximately 35%, 15% and 6%, respectively. From June 30, 2004 to June 30, 2005, these prices increased 61%, 36% and 49%, respectively.

        The following table presents our sales, volume and net product margin by segment and information on the weather conditions for each of the last three years and the for six months ended June 30, 2004 and 2005:

	Year Ended December 31			Six Months Ended June 30
	2002	2003	2004	2004	2005
	(gallons and dollars in millions)
Wholesale Segment:
Volume (gallons)	1,895.9	2,467.1	2,539.5	1,326.3	1,213.5
Sales	$1,395.9	$2,170.1	$2,863.2	$1,331.9	$1,711.4
Net product margin(1)
Distillates	$26.3	$30.1	$36.2	$17.2	$17.1
Gasoline	7.7	5.0	9.6	4.1	7.1
Residual oil	13.1	18.8	16.4	10.2	12.5

Total	$47.1	$53.9	$62.2	$31.5	$36.7

Commercial Segment:
Volume (gallons)	306.9	383.5	389.3	221.9	201.2
Sales	$198.2	$308.4	$324.4	$179.3	$203.9
Net product margin(1)	9.2	14.4	15.1	8.0	7.0
Combined sales and net product margin
Sales	$1,594.1	$2,478.5	$3,187.6	$1,511.2	$1,915.3

Net product margin(1)	56.3	68.3	77.3	39.5	43.7
Depreciation allocated to cost of sales	1.1	1.2	1.4	0.6	0.8

Combined gross profit	$55.2	$67.1	$75.9	$38.9	$42.9

Normal heating degree days(2)	5,630	5,630	5,630	3,654	3,654
Actual heating degree days	5,279	6,028	5,748	3,802	3,943
Variance from normal heating degree days	(6.2%)	7.1%	2.1%	4.1%	7.9%
Variance from prior year actual heating degree days	0.7%	14.2%	(4.6%)	(8.9%)	3.7%

(1)
Net product margin is a supplemental non-GAAP financial measure used by management and external users of our financial statements to assess product costs associated with our business. The table above reconciles net product margin on a combined basis to gross profit, a directly comparable GAAP measure.

(2)
In July 2002, the National Weather Service at the Logan International Airport station in Boston, Massachusetts updated its "normal heating degree day" measure. For comparison purposes, we are using the updated measure for periods prior to July 2002.

        For the six months ended June 30, 2005 as compared to the six months ended June 30, 2004, our sales increased by $404.1 million, or 26.7%, to $1,915.3 million. The increase was driven by an increase in refined petroleum product prices despite a 133.5 million gallon, or 8.6% decrease, to 1,414.7 million gallons in aggregate volume of product sold. The decrease in aggregate volume sold includes a 119.3 million gallon decrease in distillates and a 13.9 million gallon decrease in residual oil. This decrease in volume was offset in part by an increase of 3.5 million gallons sold in bunker fuel. Our gross profit for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004 increased by $4.0 million, or 10.0%, to $42.9 million.

        In 2004 as compared to 2003, our sales increased by $709.1 million, or 28.6%, to $3,187.6 million. The increase was driven by an increase in refined petroleum product prices and a 78.1 million gallon, or 2.7%, increase to 2,928.8 million gallons in aggregate volume of product sold. The increase in aggregate volume sold consists of a 65 million gallon increase in gasoline sold resulting from a joint marketing arrangement that we entered into in 2003 with a major integrated oil company and a 10 million gallon increase in bunker fuel sold attributable to increased cruise ship activity in the Northeast. Growth in sales to both new and existing customers helped to offset the impact of a year that was approximately 4.6% warmer than the previous year. Our gross profit in 2004 increased by $8.8 million, or 13.1%, to $75.9 million. The increase primarily resulted from growth in volume sold and an improvement in our gross profit per gallon primarily as a result of lower distillate supply costs.

        In 2003 as compared to 2002, our sales increased by $884.4 million, or 55.5%, to $2,478.5 million. The increase was driven by an increase in refined petroleum product prices and a 647.9 million gallon, or 29.4%, increase to 2,850.7 million gallons in aggregate volume of product sold. We attribute the increase in aggregate volume sold to a colder year during which temperatures averaged 7.1% lower than normal and 14.2% lower than the previous year and to our expansion into new geographic areas. Our gross profit in 2003 increased by $11.9 million, or 21.5%, to $67.1 million due to the increase in volume sold.

  Wholesale Segment

        Distillates.    For the six months ended June 30, 2005 as compared to the six months ended June 30, 2004, Wholesale distillate sales increased by 32.9% due to an increase in distillate prices despite an 11.7% decrease in distillate volume sold. We attribute the decrease in volume sold to the expiration of supply contracts in the ordinary course of business and a reduction in bulk sales transactions to local competitors. Our net product margin contribution from distillate sales decreased by only $0.1 million, or 0.6%, to $17.1 million as a result of increased blending activities and our ability to pass through to customers our increased costs related to sales. Additionally, although the six-month period ended June 30, 2005 was 3.7% colder than the same six-month period in 2004, the three-month period ended March 31, 2005, which comprises approximately one-half of the winter heating oil season in New England, was 1.7% warmer than the three-month period ended March 31, 2004.

        In 2004 as compared to 2003, our Wholesale distillate sales increased by 27% due to an increase in distillate prices and a 3% increase in distillate volume sold. We attribute the increase in volume sold to our expansion into Portland, Maine, Long Island and Albany, New York and Trenton, New Jersey, continued growth within our existing customer base in the Northeast and a wider network of inland terminals within New England. The resulting gain in volume sold offset the impact of a warmer year. Net product margin contribution from distillate sales increased by $6.1 million, or 20.3%, to $36.2 million due to the conversion of lower grade heating oil products through custom blending processes into products meeting customer specifications and to the increase in volume of distillates sold.

        In 2003 as compared to 2002, distillate sales increased by 53% due to an increase in distillate prices and a 25% increase in distillate volume sold. We attribute the increase in volume sold primarily to a colder year. Based upon heating degree days, 2003 was 7.1% colder than normal and 14.2% colder than 2002. Other factors contributing to this increase included a marketing effort driven by utilization of inland terminals serviced out of the Revere terminal, significantly increased sales volume in Providence, Rhode Island and Portland, Maine and the commencement of marketing efforts in Long Island. Net product margin contribution from distillate sales increased by $3.8 million, or 14.4%, to $30.1 million due to the increase in volume of distillates sold.

        Gasoline.    For the six months ended June 30, 2005 as compared to the six months ended June 30, 2004, Wholesale gasoline sales increased by 21.3% due to an increase in gasoline prices, despite a 1.3%

decrease in gasoline volume sold. Our net product margin from gasoline sales increased by $3.0 million, or 73.2%, to $7.1 million. We attribute this increase in net product margin to an increase in our per unit margin as a result of our marketing efforts to increase sales to higher margin customers and our expanded use of our bulk storage capacity to store product in a contango market (when oil prices for future deliveries are higher than for current deliveries).

        During 2002, our Wholesale gasoline business was marketed predominantly out of the Revere terminal. Our 2003 joint marketing arrangement allowed us to market gasoline through a network of terminals located throughout New England and to decrease our inventory holdings at the Revere terminal. In 2004, we expanded our joint gasoline marketing efforts with this major oil company to encompass virtually its entire New England marketing region.

        In 2004 as compared to 2003, our Wholesale gasoline sales increased by 43% due to an increase in gasoline prices and a 5% increase in gasoline volume sold. We attribute the increase in volume sold to the expansion of our joint gasoline marketing efforts with the major integrated oil company. Net product margin contribution from gasoline sales increased by $4.6 million, or 92.0%, to $9.6 million which we attribute to the increase in volume of gasoline sold and the effects of the joint marketing arrangement entered into in 2003.

        In 2003 as compared to 2002, gasoline sales increased by 61% due to an increase in gasoline prices and a 39% increase in gasoline volume sold. We attribute the increase in volume sold to the change in our wholesale gasoline marketing program as described above. Net product margin contribution from gasoline sales decreased by $2.7 million, or 35.1%, to $5.0 million due to expenses incurred in connection with (1) establishment of the 2003 joint marketing arrangement and (2) the winding down of our direct supply gasoline program and associated component inventories.

        Residual Oil.    For the six months ended June 30, 2005 as compared to the six months ended June 30, 2004, Wholesale residual oil sales increased by 14.7% as a result of an increase in residual oil prices despite a 10.0% decrease in residual oil volume sold. Net product margin contribution from residual oil sales increased by $2.3 million, or 22.5%, to $12.5 million, primarily due to the increase in our per unit margin of residual oil sold. We attribute the decline in volume of residual oil sold to reduced customer heat load requirements due to warmer weather conditions and reduced demand for our products due to the closure of plants and/or reductions in production by certain cyclical industry participants, such as paper mills, in our territory.

        In 2004 as compared to 2003, our Wholesale residual oil sales were unchanged as a result of an increase in residual oil prices and a 12% decrease in residual oil volume sold. We attribute the decline in volume of residual oil sold to warmer weather and a reduction in the demand for product, as described in more detail in the preceding paragraph.

        In 2003 as compared to 2002, residual oil sales increased by 72% due to an increase in residual oil prices and a 51% increase in residual oil volume sold. We attribute the increase in volume sold to the effects of a year that was 14.2% colder than the previous year and to higher natural gas prices. Net product margin contribution from residual oil sales increased by $5.7 million, or 43.5%, to $18.8 million due to less switching from residual oil to natural gas in 2003 as compared to 2002 as a result of high natural gas prices relative to residual oil prices and to the increase in volume of residual oil sold.

  Commercial Segment

        In our Commercial segment, residual oil accounted for approximately 87.6%, 87.8% and 81.8% of total volume sold in 2002, 2003 and 2004, respectively, and approximately 78.5% and 83.3% of total volume sold in the six months ended June 30, 2004 and 2005, respectively. Distillates, gasoline and natural gas accounted for the remainder of the total volume sold.

        For the six months ended June 30, 2005 as compared to the six months ended June 30, 2004, our Commercial residual oil and bunker fuel sales increased by 21% due to an increase in the price of residual oil and bunker fuel despite a 4% decrease in volume sold. We attribute the decline in volume sold to the closure of plants and/or reductions in production by certain cyclical industry participants in our territory. This decrease in volume sold was offset in part by an increase in the volume of bunker fuel sold as a result of our continuing efforts to develop and expand our bunker business.

        In 2004 as compared to 2003, our Commercial residual oil and bunker fuel sales decreased by 5% due to a 5% decrease in volume sold. We attribute the decline in volume sold to the closure of plants and/or reductions in production by certain cyclical industry participants, such as paper mills, in our territory and the impact of a warmer year during which temperatures averaged 4.6% higher than in 2003. This decrease in volume sold was offset in part by an increase in the volume of bunker fuel sold as a result of our continuing efforts to develop and expand our bunker business. The effects of switching from residual oil to natural gas in 2004 were immaterial as natural gas prices remained high relative to residual oil prices.

        In 2003 as compared to 2002, sales of residual oil and bunker fuel increased by 54% due to an increase in the price of residual oil and bunker fuel and a 25% increase in volume of residual oil and bunker fuel sold. We attribute the increase in volume sold to the effects of a year 14.2% colder on a heating degree day basis than the previous year and significantly increased bunker marketing efforts in the Portland, Maine and Boston, Massachusetts ports as well as a new and growing bunker business in New York Harbor. Net product margin contribution from sales of residual oil and bunker fuel increased due to less switching from residual oil to natural gas in 2003 as compared to 2002 as a result of high natural gas prices relative to residual oil prices and to an increase in volume of residual oil and bunker fuel sold.

  Expenses

        For the six months ended June 30, 2005 as compared to the six months ended June 30, 2004, our operating expenses increased by $0.5 million, or 5.3%, to $9.9 million. The primary factors contributing to this increase include $0.2 million of new operating expenses at the Wethersfield terminal and an increase in rent for additional tankage at the East Providence terminal. In addition, repair expenses at our New Bedford and Gateway terminal operations were $0.1 million.

        In 2004 as compared to 2003, our operating expenses increased by $0.8 million, or 4.3%, to $19.6 million. The primary factors contributing to this increase include $0.5 million of new operating expenses at the Wethersfield terminal, which we acquired in 2004, a real estate tax commitment of $0.3 million with respect to the New Bedford terminal operations and the second half of a $0.2 million rent increase for the Gateway terminal.

        In 2003 as compared to 2002, our operating expenses increased by $1.1 million, or 6.2%, to $18.8 million. The increase in our operating expenses was due to $0.3 million increase in fuel charges as a result of higher fuel prices for terminals where we use fuel to maintain products at specific temperatures, a $0.3 million increase in insurance expenses also as a result of higher market prices and a $0.1 million increase in maintenance expenses at some of the terminals that we operate. Our storage expenses increased by $0.2 million as a result of leasing additional tanks at the Capital terminal in Providence, Rhode Island for an additional $0.4 million, payment of the first half of a $0.2 million rent increase for the Gateway terminal and a savings of $0.4 million resulting from the replacement of storage under an expiring lease in Portland, Maine with additional storage at our South Portland terminal. Our wage and benefit payments at the terminals that we operate increased by $0.2 million.

        For the six months ended June 30, 2005 as compared to the six months ended June 30, 2004, our SG&A expense increased by $2.2 million, or 14.1%, to $17.8 million due to increases in bonuses and executive salaries of $1.5 million, an increase of $0.4 million for legal, consulting and banking services and fees, an additional $0.4 million incurred for expansion of marketing operations and $0.1 million incurred for the now fully staffed natural gas marketing operation. The SG&A expense for the six months ended June 30, 2004 was diminished by a one-time $0.3 million gain on the sale of a residence used to house a foreign executive officer prior to the purchase by Global Petroleum Corp. and certain other Slifka family entities of the ownership interests in Global Companies LLC and Affiliates from RYTTSA USA, Inc. Of the foregoing increases in expenses, approximately $0.5 million of executive salaries, $0.3 million of legal, consulting and banking services and fees, and $0.1 million of expanded marketing operations are non-recurring expenses.

        In 2004 as compared to 2003, our SG&A expense increased by $3.2 million, or 10.6%, to $33.5 million due to increases in discretionary bonuses and executive salaries of $1.5 million, an additional $0.5 million incurred for the expansion of marketing operations, an additional $0.8 million incurred due to the first full year of operations of the natural gas marketing business, a $0.5 million settlement paid to the U.S. Environmental Protection Agency and $0.2 million of increases in health insurance costs, partially offset by a $1.1 million decrease in 2003 due to the discontinuation of a project to develop an on-line shipping brokerage platform. Please read "Business—Legal Proceedings."

        In 2003 as compared to 2002, our SG&A expense increased by $2.8 million, or 10.2%, to $30.3 million due to an increase in discretionary bonuses of $1.5 million and a $0.7 million increase in expenses related to expansions of our distillate marketing and natural gas marketing departments. In 2003, the increase in our SG&A expense was partly offset by decreases of $1.7 million, from $2.8 million to $1.1 million, as a result of the winding down of a project to develop an on-line shipping brokerage platform and $0.2 million, from $0.6 million to $0.4 million, from a reduction of personnel supplied by RYTTSA USA, Inc.

        For the six months ended June 30, 2005 as compared to the six months ended June 30, 2004, our amortization expense increased by $0.8 million to $0.8 million. This increase is a result of the purchase by Global Petroleum Corp. and certain other Slifka family entities of the ownership interests in Global Companies LLC and Affiliates from RYTTSA USA, Inc. Please read the notes to the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor).

        In 2004 as compared to 2003, our amortization expense increased by $0.8 million to $0.8 million. This increase is a result of push down accounting adjustments, as required by GAAP, related to the purchase by Global Petroleum Corp. and certain other Slifka family entities of the ownership interests in Global Companies LLC and Affiliates from RYTTSA USA, Inc. Our amortization expense was unchanged from 2002 to 2003.

        For the six months ended June 30, 2005 as compared to the six months ended June 30, 2004, our interest expense increased by $2.8 million, or 242.1%, to $4.0 million. We attribute $1.5 million of this increase to a rise in the market prices for products and the resulting increased costs of carrying inventory and accounts receivable and $1.4 million related to the purchase by Global Petroleum Corp. and certain other Slifka family entities of the ownership interests in Global Companies LLC and Affiliates from RYTTSA USA, Inc.

        In 2004 as compared to 2003, our interest expense in 2004 increased by $2.7 million, or 134.1%, to $4.7 million. We attribute this change to increases in market prices for products and the resulting increased costs of carrying inventory and accounts receivable. Our interest expense in 2003 as compared to 2002 was substantially unchanged. Our average weekly balance of borrowings in 2004 under our current revolving credit facility was $97.2 million. Our average weekly balance of borrowings under our current revolving credit facility was $77.6 million and $107.4 million for the six months ended June 30, 2004 and June 30, 2005, respectively.

Liquidity and Capital Resources

  Liquidity

        Our primary liquidity needs are to fund our capital expenditures and our working capital requirements. Cash generated from operations and our revolving credit facility provide our primary sources of liquidity. At June 30, 2005, we had working capital of approximately $29.5 million and approximately $69.8 million of availability under our current revolving credit facility.

        In July 2004, Global Petroleum Corp. and certain other Slifka family entities entered into a $51.0 million term loan agreement under which Global Companies LLC and Affiliates are guarantors. The proceeds of the loan were used, in part, to (1) finance the acquisition by Global Petroleum Corp. and certain other Slifka family entities of the ownership interests in Global Companies LLC and Affiliates from RYTTSA USA, Inc. and (2) refinance certain loans secured by the real estate assets of Global Petroleum Corp. and certain other Slifka family entities, including Global Companies LLC and Affiliates. The term loan and associated financing costs and interest expense are included in the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor) included elsewhere in this prospectus. Please read Note 7 of the Notes to the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor).

        In 2001, Global Companies LLC and Affiliates purchased the Fore River terminal in South Portland, Maine. The purchase price included a promissory note for $3.0 million with a 7% interest rate. The note is secured by the property acquired. The note amortization extends through May 2008.

        Concurrently with the closing of this offering, we anticipate establishing new credit facilities. Please read "—New Credit Agreement."

  Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements.

  Contractual Obligations

        We have contractual obligations that are required to be settled in cash. The amount of our contractual obligations at June 30, 2005 are as follows:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
	(dollars in thousands)
Long-term debt obligations	$63,018	$10,321	$16,274	$36,423	$—
Operating lease obligations	39,217	12,883	19,554	6,780	—
Other long-term liabilities	5,607	228	583	827	3,969

Total	$107,842	$23,432	$36,411	$44,030	$3,969

        In addition to the obligations described in the above table, we have minimum volume purchase requirements for 2005 of 453,180,000 gallons. Pricing is based on spot prices at time of purchase. All of these existing purchase commitments expire in 2005. Please read Note 9 of the Notes to the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor) with respect to purchase commitments and sublease information related to certain lease agreements.

  Capital Expenditures

        Our terminalling operations require investments to expand, upgrade or enhance existing operations and to meet environmental and operations regulations. Our capital requirements primarily consist of maintenance capital expenditures and capital improvement expenditures. Maintenance capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the operating capacity of or sales generated by existing assets and extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity and safety and to address environmental regulations. Capital improvement expenditures include expenditures to acquire assets to grow our business and to expand existing facilities, such as projects that increase operating capacity by increasing tankage or adding terminals. Repair and maintenance expenses associated with existing assets that are minor in nature and do not extend the useful life of existing assets are charged to operating expenses as incurred. During the three years ended December 31, 2004, we incurred a total of approximately $5.1 million in maintenance capital expenditures of which approximately 12% was related to environmental matters. In addition, we spent $2.4 million for acquisitions and for expansion and/or upgrades of our terminal facilities.

        We have budgeted maintenance capital expenditures for our operations of $2.0 million in 2005, of which approximately 23% is expected to be used for environmental matters. We anticipate that these capital expenditures will be funded with cash generated by operations.

        We anticipate that future capital improvement requirements will be provided through long-term borrowings or other debt financings and/or equity offerings.

        We believe that we have sufficient liquid assets, cash flow from operations and borrowing capacity under our credit agreement to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures. However, we are subject to business and operational risks that could adversely affect our cash flow. A material decrease in our cash flows would likely produce a corollary adverse effect on our borrowing capacity.

  Cash Flows

	Year Ended December 31			Six Months Ended June 30
	2002	2003	2004	2004	2005
				(unaudited)
	(dollars in thousands)
Net cash provided by (used in) operating activities	$27,611	$38,582	$(81,953)	$(27,016)	$40,961
Net cash provided by (used in) investing activities	(3,308)	(2,200)	(1,166)	23	(621)
Net cash provided by (used in) financing activities	(24,858)	(33,628)	82,970	24,406	(42,631)

        Net cash used in operating activities for the year ended December 31, 2004 reflects increased trade credit as we expanded our business during a period of increased product prices. For example, in the case of No. 2 home heating oil, which accounts for the largest portion of our sales, year-end prices increased by 35% from 2003 to 2004. Net cash used in financing activities for the year ended December 31, 2004 reflects the use of our revolving credit facility to finance business expansion, as well as the purchase by Global Petroleum Corp. and other Slifka family entities of the ownership interests in Global Companies LLC and Affiliates from RYTTSA USA, Inc. and the refinancing of approximately $10.0 million of debt related to terminal financing.

        Our net cash provided by both operating and financing activities in the six months ended June 30, 2005 reflects the reduction in borrowings under our working capital facility primarily with the proceeds from the liquidation of inventories and amounts received from the NYMEX for net positive variation margins in our hedging program.

  New Credit Agreement

        In connection with the closing of this offering, we, our general partner, our operating company and Global Companies LLC and Affiliates will enter into a four-year senior secured credit agreement in an aggregate principal amount of up to $400.0 million and will repay the remaining outstanding borrowings under our current revolving credit facility. As of June 30, 2005, we had borrowings outstanding under our current revolving credit facility of $104.9 million.

        The new credit agreement will be available to fund working capital, make acquisitions and provide payment for general partnership purposes.

        There will be three facilities under our credit agreement:

  •
  a working capital revolving credit facility to be used for working capital purposes and letters of credit in the principal amount equal to the lesser of our borrowing base and $350.0 million, of which $50.0 million is available each year only during the period between September 1st and June 30th;

  •
  a $35.0 million acquisition facility to be used for funding acquisitions similar to our business line that have a purchase price of $25.0 million or less or $35.0 million or less in the aggregate in any 12-month period; and

  •
  a $15.0 million revolving credit facility to be used for general partnership purposes, including payment of distributions to our unitholders.

        Our obligations under the credit agreement will be secured by substantially all of our assets. Indebtedness under the credit agreement will be guaranteed by Global Partners LP and our general partner.

        Indebtedness under the new credit agreement will bear interest, at our option, at (1) the base rate equal to the higher of the federal funds rate plus 0.5% and the rate of interest in effect as publicly announced by the administrative agent as its prime rate, (2) the cost of funds rate which the administrative agent is required to pay for wholesale liabilities of like tenor (as adjusted for certain items) plus an applicable margin of 1.00% to 1.75% per annum, depending on which facility is being used or (3) the Eurodollar rate equal to the British Bankers Association LIBOR rate plus an applicable margin of 1.00% to 1.75% per annum, depending on which facility is being used. The margins payable under our current credit agreement which will be replaced with this new credit agreement upon the consummation of this offering, are higher, at 2.00% per annum. We will incur a letter of credit fee of 1.00% per annum or a minimum of $400 for each letter of credit issued. In addition, we will incur a commitment fee on the unused portion of the credit agreement at a rate of 25 basis points per annum. The credit agreement will mature in 2009. At that time, the credit agreement will terminate and all outstanding amounts thereunder will be due and payable, unless the credit agreement is amended.

        The credit agreement will prohibit us from making distributions to unitholders if any potential default or event of default, as defined in the credit agreement, occurs or would result from the distribution. In addition, the credit agreement will contain various covenants that may limit, among other things, our ability to:

  •
  grant liens;

  •
  make certain loans or investments;

  •
  incur additional indebtedness or guarantee other indebtedness;

  •
  make any material change to the nature of our business or undergo a fundamental change;

  •
  make any material dispositions;

  •
  acquire another company;

  •
  enter into a merger, consolidation, sale leaseback transaction or purchase of assets;

  •
  make distributions if any potential default or event of default occurs; or

  •
  make capital expenditures in excess of specified levels.

        The credit agreement will also contain financial covenants requiring us to maintain

  •
  minimum working capital of $25.0 million through March 31, 2006 and $30.0 million thereafter;

  •
  minimum EBITDA (as defined in the credit agreement) of $20.0 million;

  •
  a minimum EBITDA less capital expenditures to interest coverage ratio of 2.75 to 1; and

  •
  a maximum leverage to minimum EBITDA ratio of 2.5 to 1 with respect to the aggregate amount of borrowings outstanding under the $15.0 million revolving credit facility and the $35.0 million acquisition facility and other funded indebtedness.

        If an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity of the credit agreement and exercise other rights and remedies. Each of the following could be an event of default:

  •
  failure to pay any principal when due or any interest, fees or other amounts when due;

  •
  failure of any representation or warranty to be true and correct in any material respect;

  •
  failure to perform or otherwise comply with the covenants in the credit agreement or in other loan documents to which we are a borrower;

  •
  any default in the performance of any obligation or condition beyond the applicable grace period relating to any other indebtedness of more than $2,000,000 if the effect of the default is to permit or cause the acceleration of the indebtedness;

  •
  a judgment default for monetary judgments exceeding $2,000,000 or a default under any non-monetary judgment if such default could have a material adverse effect on us;

  •
  a change in management or ownership control; and

  •
  an ERISA violation or a bankruptcy or insolvency event involving us, our general partner or any of our subsidiaries.

        The credit agreement will limit distributions to our unitholders to available cash, and borrowings to fund such distributions are only permitted under the $15.0 million revolving credit facility. The $15.0 million revolving credit facility will be subject to an annual "clean-down" period of 30 consecutive days in which the amount outstanding under the $15.0 million revolving credit facility is reduced to $0.

        The credit agreement will be subject to a number of conditions, including retirement of debt under our current credit agreement, no material adverse change in our business and the negotiation, execution and delivery of definitive documentation.

  Subsequent Events

        In August 2005, Global Companies LLC and Affiliates entered into an agreement to acquire property in Worcester, Massachusetts for approximately $550,000. Upon completion of this transaction, we intend to begin construction of an inland bulk storage facility for distillates. We expect to complete this transaction in the third quarter of 2006. Completion of this transaction is subject to the satisfaction of a number of conditions, including the completion of due diligence, the receipt of necessary government permits and the negotiation of various ancillary documents.

        Immediately prior to the closing of this offering, consistent with prior practice, Global Companies LLC and Affiliates will pay approximately $4.4 million to the members of Global Companies LLC and Affiliates proportionate to their ownership interests in Global Companies LLC and Affiliates to assist in the payment of taxes on income derived from such interests for the period January 1, 2005 through the date of the closing of this offering.

        Prior to the closing of this offering, certain affiliates of the Slifka family will acquire interests in split-dollar life insurance policies from Global Companies LLC and Affiliates for the aggregate amount of premiums on these policies that has been paid by Global Companies LLC and Affiliates on behalf of certain directors of our general partner and certain of their immediate family members.

        Prior to the closing of this offering, certain officers and employees of Global Companies LLC will receive an aggregate amount of $3.1 million as a one-time bonus for services rendered in connection with the organization of Global Partners LP and with this offering.

Impact of Inflation

        Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the years ended December 31, 2002, 2003 and 2004 or for the six months ended June 30, 2005.

Environmental Matters

        Our business of supplying refined petroleum products involves a number of activities that are subject to extensive and stringent environmental laws. For a complete discussion of the environmental laws and regulations affecting our business, please read "Business—Environmental."

Critical Accounting Policies and Estimates

        A summary of the significant accounting policies that we have adopted and followed in the preparation of our historical combined financial statements is detailed in Note 2 of the Notes to the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor). Certain of these accounting policies require the use of estimates. We have identified the following estimates that, in our opinion, are subjective in nature, require the exercise of judgment, and involve complex analysis. These estimates are based on our knowledge and understanding of current conditions and actions that we may take in the future. Changes in these estimates will occur as a result of the passage of time and the occurrence of future events. Subsequent changes in these estimates may have a significant impact on our financial condition and results of operations.

  Inventory

        Inventories are valued at the lower of cost or market based on the first-in, first-out method. We hedge substantially all of our inventory purchases through futures, options and swap agreements. In addition to our own inventory, we have exchange agreements with unrelated third party suppliers, whereby we may draw inventory from these other suppliers and replace it at a later date. Similarly, these suppliers may draw inventory from us and replace it at a later date. As a result of these exchange agreements, inventory levels may fluctuate significantly from period to period. Positive exchange balances are accounted for as accounts receivable. Negative exchange balances are accounted for as accounts payable. Exchange transactions are valued using current quoted market prices.

  Revenue Recognition

        Sales relate primarily to the sale of refined petroleum products and natural gas and are recognized along with the related receivable upon delivery, net of applicable provisions for discounts and allowances. Allowances for cash discounts are recorded as a reduction of sales at the time of sale based on the estimated future outcome. We also provide for an estimate of bad debts and shipping costs at the time of sale. Shipping costs are included in cost of sales. Bad debt provisions are included in selling, general and administrative expense. The amounts recorded are generally based upon historically derived percentages while also factoring in any new business conditions that might impact the historical analysis such as market conditions and bankruptcies of particular customers.

        Revenue is not recognized on exchange agreements, which are entered into primarily to acquire various refined petroleum products of a desired quality or to reduce transportation costs by taking delivery of products closer to our end markets. Any net differential for exchange agreements is recorded as an adjustment of inventory costs in the purchases component of cost of sales in the statements of income based upon the concepts set forth in APB Opinion No. 29, "Accounting for Nonmonetary Transactions." The Emerging Issues Task Force (the "EITF") is currently considering the appropriate reporting for exchange transactions in Issue 04-13, "Accounting for Purchases and Sales of Inventory with the Same Counterparty." In the event the EITF requires reporting on a gross basis, our sales and cost of sales would reflect corresponding increases.

  Derivative Financial Instruments

        Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"), establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that an entity recognize derivatives, as either assets or liabilities, on the balance sheet and measure the instruments at fair value. Changes in the fair value of the derivative are to be recognized currently in earnings, unless specific hedge accounting criteria are met.

        We recognize all changes in the fair value of derivatives currently in earnings. The fair value of derivatives is determined through the use of independent markets and is based upon the prevailing market prices of such instruments at the date of valuation.

        We enter into futures contracts for the receipt or delivery of refined petroleum products in future periods. The contracts are entered into in the normal course of business to reduce risk of loss on inventory on hand, which could result through fluctuations in market prices. Changes in the fair value of these contracts as well as the offsetting gain or loss on the hedged inventory item are recognized currently in earnings as either an increase or decrease in cost of sales.

        We also use futures contracts and swaps to hedge exposure under forward purchase and sale commitments. These agreements are intended to hedge the cost component of virtually all of our forward commitments. Changes in the fair value of these contracts are recognized currently in earnings as an increase or decrease in cost of sales.

        We also market and sell natural gas. We conduct business by entering into forward purchase commitments for natural gas only when we simultaneously enter into arrangements for the sale of product for physical delivery to third party users. Through these transactions, which establish an immediate margin, we seek to maintain a position that is substantially balanced between firm forward purchase and sales commitments. Natural gas is generally purchased and sold at fixed prices and quantities. Current price quotes from actively traded markets are used in all cases to determine the contracts' fair value. Changes in the fair value of these contracts are recognized currently in earnings as an increase or decrease in cost of sales.

  Environmental and Other Liabilities

        We record accrued liabilities for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued are estimated based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes.

        We provide for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Loss accruals are adjusted as further information becomes available or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable.

        We are subject to other contingencies, including legal proceedings and claims arising out of our businesses that cover a wide range of matters, including, among others, environmental matters, contract and employment claims. Environmental and other legal proceedings may also include matters with respect to businesses we previously owned. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices. The principal market risks to which we are exposed are interest rate risk and commodity risk. We utilize various derivative instruments to manage exposure to commodity risk. Because the outstanding amount under our current credit facility fluctuates due to commodity prices and the seasonality of our business, we have chosen currently and historically not to enter into any hedging instruments related to our variable rate debt.

  Interest Rate Risk

        We utilize both fixed and variable rate debt and are exposed to market risk due to the floating interest rates on our current credit facility and term loan. Therefore, from time to time we may utilize interest rate swaps and collars to hedge interest obligations on specific and anticipated debt issuances. We had no interest rate hedging instruments outstanding as of June 30, 2005. Borrowings under our existing credit facility currently bear interest at our option at either (1) the Eurodollar rate, plus 2%, (2) the cost of funds rate, plus 2% or (3) the bank's base rate. We had a total of $104.9 million of indebtedness outstanding under our existing credit facility at June 30, 2005. The impact of a 1% increase in the interest rate on this amount of debt would have resulted in an increase in interest expense, and a corresponding decrease in our results of operations, of approximately $1.0 million annually, assuming, however, that our indebtedness remained constant throughout the year.

  Commodity Risk

        We hedge our exposure to price fluctuations with respect to refined petroleum products in storage and expected purchases and sales of these commodities. The derivative instruments utilized consist primarily of futures and option contracts traded on the NYMEX and over-the-counter transactions, including swap contracts entered into with established financial institutions and other credit-approved energy companies. Our policy is to purchase only products for which we have a market and to structure our sales contracts so that price fluctuations do not materially affect the profit we receive. While our policies are designed to minimize market risk, some degree of exposure to unforeseen fluctuations in market conditions remains. Except for the controlled trading program discussed below, we do not acquire and hold futures contracts or other derivative products for the purpose of speculating on price changes that might expose us to indeterminable losses.

        While we seek to maintain a position that is substantially balanced within our product purchase activities, we may experience net unbalanced positions for short periods of time as a result of variances in daily sales and transportation and delivery schedules as well as logistical issues associated with inclement weather conditions. In connection with managing these positions and maintaining a constant presence in the marketplace, both necessary for our business, we engage in a controlled trading program for up to an aggregate of 250,000 barrels of refined petroleum products.

        We enter into future contracts to minimize or hedge the impact of market fluctuations on our purchase and fixed forward sales of refined petroleum products. Any hedge ineffectiveness is reflected in our results of operations. We utilize the NYMEX, which is a regulated exchange for energy products that it trades, thereby reducing potential delivery and supply risks. Generally, our practice is to close all NYMEX positions rather than to make or receive physical deliveries. With respect to other energy products, we enter into derivative agreements with counterparties that we believe have a strong credit profile, in order to hedge market fluctuations and/or lock-in margins relative to our commitments.

        All of our open commodity risk derivatives at June 30, 2005 were categorized as non-trading. The fair value of these instruments and the change in fair value that would be expected from a 10% price decrease are shown in the table below:

	Fair Value at June 30, 2005	Effect of 10% Price Decrease
(Gain) loss:
NYMEX contracts	$11,540,091	$12,376,347
Swaps, options and other, net	1,030,182	1,719,436

	$12,570,273	$14,095,783

        The fair values of the futures contracts are based on quoted market prices obtained from the NYMEX. The fair value of the swaps and option contracts are estimated based on quoted prices from various sources such as independent reporting services, industry publications and brokers. These quotes are compared to the contract price of the swap, which approximates the gain or loss that would have been realized if the contracts had been closed out at year end. For positions where independent quotations are not available, an estimate is provided, or the prevailing market price at which the positions could be liquidated is used. All hedge positions offset physical exposures to the cash market; none of these offsetting physical exposures are included in the above table. Price-risk sensitivities were calculated by assuming an across-the-board 10% decrease in price regardless of term or historical relationships between the contractual price of the instruments and the underlying commodity price. In the event of an actual 10% change in prompt month prices, the fair value of our derivative portfolio would typically change less than that shown in the table due to lower volatility in out-month prices.

        We have a daily margin requirement to maintain a cash deposit with our broker based on the prior day's market results on open futures contracts. The balance of this deposit will fluctuate based on our open market positions and the commodity exchange's requirements. The required brokerage margin balance was $1,893,000 at June 30, 2005.

        We are exposed to credit loss in the event of nonperformance by counterparties of forward contracts, options and swap agreements, but do not anticipate nonperformance by any of these counterparties. Futures contracts, the primary derivative instrument utilized, are traded on regulated exchanges, greatly reducing potential credit risks. Exposure on swap and certain option agreements is limited to the amount of the recorded fair value as of the balance sheet dates. We utilize primarily one broker for all derivative transactions and the right of offset exists. Accordingly, the fair value of all derivative instruments is displayed on a net basis.

INDUSTRY

        The refined petroleum products distribution infrastructure commences with refiners that ship products to large distribution centers that, in turn, supply smaller distribution centers. These smaller distribution centers supply thousands of retail dealers that deliver fuel into millions of homes and to retail sites and industrial customers. We operate mainly in New England, which is a subset of Petroleum Administration for Defense District 1, or PADD 1. There are no refineries in New England, and PADD 1 generally is an importer of refined petroleum products from other PADDs in the United States as well as from international locations. New York, and to a lesser extent Boston, function as primary product supply centers due to available storage capacity, availability of transportation alternatives and the presence of multiple industry players.

Refining

        Refineries primarily refine crude oil into two major product streams: "light oils" and "heavy oils." Light oils include, among others, distillates, such as heating oil, kerosene, aviation fuel and diesel, as well as gasoline. Heavy oils include residual oil and asphalt. These products each have certain characteristics, such as specific gravity, sulfur content, octane level, vapor pressure and viscosity, which differentiate one product from another. Refined petroleum products of a specific grade, such as No. 2 home heating oil, are substantially identical in composition from one refinery to another, and generally are fungible. Refined petroleum products initially are stored at the refineries' storage facilities. The refineries then schedule for delivery the portion of their products that satisfies their retail delivery requirements—at branded gasoline stations, for example—and sell the balance of their products to other refiners and independent distribution and marketing companies, such as us.

Transportation

        New England relies almost exclusively on marine, pipeline and on-road sources for incoming product. Due to the lack of refineries in the New England region, refined petroleum product supplies are received primarily through marine shipments from the Mid-Atlantic region, the U.S. Gulf Coast and foreign countries, primarily Canada, Venezuela and the Virgin Islands. A small portion of product is moved by rail. The closest major refinery-fed pipeline terminals in the Northeast are located in New Jersey. There are three smaller product pipelines operating in New England. The Buckeye Pipe Line Company, L.P. pipeline, which services central Connecticut and the Springfield, Massachusetts market, is sourced in New Haven and terminates in Chicopee, Massachusetts. ExxonMobil Corporation owns the other two pipelines. One originates in Providence, Rhode Island and ships to Springfield, Massachusetts, and the other originates in South Portland, Maine and feeds ExxonMobil Corporation's Bangor, Maine terminal.

NUMBER AND CAPACITY OF PETROLEUM REFINERIES IN PADD 1 AS OF JANUARY 1, 2004

	Number of Operable Refineries	Refining Capacity (Barrels per Day)	2003 Consumption of Refined Petroleum Products (Barrels per Day)
New England
Connecticut	0	0	173,100
Maine	0	0	109,100
Massachusetts	0	0	336,719
New Hampshire	0	0	92,467
Rhode Island	0	0	59,374
Vermont	0	0	39,238

New England Total	0	0	809,998

New England Deficit			(809,998)

PADD 1 Outside New England(1)	16	1,740,900	4,812,862

Total PADD 1	16	1,740,900	5,622,860

Total PADD 1 Deficit			(3,881,960)

Source: Energy Information Administration

(1)
Consists of Delaware, District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Virginia and West Virginia.

Storage

        Independent terminal operators and wholesale distributors, such as us, own or lease refined petroleum product storage terminals that receive supplies via ship, barge, truck, rail or pipeline. The wholesale market in New England has undergone considerable consolidation in recent years, as major terminals have been acquired and their former owners have reduced or eliminated operations in the market. The largest terminals, which form the core of the region's supply network, are still operating but are owned by fewer companies. Focus on efficiency and increased environmental regulations has led to the closure of some smaller, dealer-owned, inland storage facilities. There is still a considerable network of inland storage facilities operated throughout New England.

Delivery

        Marine terminals receive most product via vessels or barges. In certain locations, marine facilities are also connected to pipelines and rail and have the ability to receive and/or deliver product via pipeline and rail. Very few marine terminals in New England receive product via pipeline. Upon receipt at marine terminals, product is stored in tanks and then delivered via pipeline, rail, truck or barge. Most terminals have a tanker truck loading facility commonly referred to as a "rack." Often, commercial and industrial end users and independent retailers will rely on independent trucking companies to pick up product at the rack and transport it to the end user or retailers at its location. Each truck has a storage capacity that varies in accordance with the type of product being received and applicable state regulations (from 6,000 gallons for heavy oil to 11,500 gallons for gasoline). During the loading process, additives may be introduced into the product by computer controlled injection systems that enable the product being loaded to conform to governmental regulations and/or individual customer requirements. Product may also be delivered to pipelines or barges that deliver the product to other bulk storage facilities or to customers. Some marine terminals that are capable of handling residual oil can deliver bunker fuel to barges, which redeliver the bunker fuel to ships.

        Inland storage facilities in the Northeast are supplied by one of three methods. The larger inland terminals are generally fed by pipelines that originate at Northeastern marine terminals, while smaller terminals are supplied by truck or rail that deliver product that had been loaded at a marine facility. Inland terminals, which are generally located close to the end user markets, save the retail delivery person the time that it would take to travel through city traffic or to a marine terminal, thereby increasing the number of loads that a retail delivery person can deliver during peak heating oil season.

Pricing

        Wholesale pricing for refined petroleum products responds to fluctuations in supply and demand. Most independent marketers of refined petroleum products in the Northeast generally base their pricing on the NYMEX prices, and routinely use hedges and price caps to manage risks inherent in buying and selling those commodities. Independent wholesale marketers in the Northeast, such as us, generally use NYMEX as a hedging mechanism to reduce their commodity risk. Please read "Business—Commodity Risk Management" for more information regarding commodity pricing and risk management.

Products

  Distillates

        Distillates, or "middle distillates," are refined petroleum products derived from crude oil which are produced by refiners and generally fall into four categories, including home heating oil (often referred to as No. 2 home heating oil), kerosene, aviation fuel and diesel. Home heating oil and kerosene are used primarily for heating homes and hot water, while diesel fuel and aviation fuel are consumed by the transportation sector. Some kerosene is blended into diesel fuel in wintertime to improve the cold weather operability of diesel fuel.

        In 2003, residential use accounted for approximately 54% of total distillate sales in New England, while on-highway use accounted for approximately 25%. Of the distillate sales for residential use in New England, approximately 2.2 billion gallons of home heating oil and 111.0 million gallons of kerosene were sold in 2003.

        The U.S. heating oil distribution industry is highly fragmented, characterized by a large number of relatively small, independently owned and operated local distributors, with long-standing customer relationships. Refiners and independent marketers, such as us, distribute heating oil on a wholesale basis. Some market shifts have occurred recently, as refiners have consolidated their operations, strategically choosing their regional product markets and withdrawing from the markets where they did not have a significant position. The large refiners that have maintained a marketing presence in the Northeast continue to own some assets, such as terminals, but the focus of their regional operations has shifted to transportation fuels (such as motor gasoline and diesel) because the increasing demand is less seasonal than for heating oil. The large refiners, in order to maximize refinery production, need to optimize the products that will enable them to operate their refineries on a ratable, year-round basis.

        In North America, the use of home heating oil is concentrated in northeastern United States and eastern Canada, due in part to a relative lack of penetration in the region by natural gas distribution systems as gas pipeline capacity into the Northeast is limited. In the United States, 8.8 million households used heating oil to heat their homes and hot water in 2001, with total heating oil expenditures of approximately $6.8 billion. While households mainly consuming residential heating oil accounted for only approximately 8% of heated households nationwide in 2001, households in New England accounted for approximately 31% of all heating oil consuming households in the United States that year. In New England, approximately 50% of households consumed heating oil as their primary source of heating energy in 2001, 35% burned natural gas and 9% used electricity.

NEW ENGLAND HEATING OIL USE AS A PERCENTAGE OF TOTAL U.S. HEATING (PERCENTAGE OF HOUSEHOLDS)	NEW ENGLAND HEATING FUEL SOURCE (PERCENTAGE OF HOUSEHOLDS)

Source: Energy Information Administration

        The U.S. heating oil distribution industry is mature, with total annual demand expected to remain relatively constant. The business is seasonal, and sales will fluctuate with most sales occurring in the winter, the first and fourth quarters of the calendar year when weather is coldest.

HISTORICAL CONSUMPTION OF DISTILLATES IN NEW ENGLAND

Source: Energy Information Administration

        Diesel, or low-sulfur distillate, is used as transportation fuel both on and off highway. In 1993, the Environmental Protection Agency mandated legislation limiting the allowable content of sulfur in diesel fuels for on-highway applications. Transportation demand for diesel is expected to continue to grow in the future, necessitating increased import volume and increased U.S. capacity. In 2003, the New England region saw sales of approximately 25.2 million barrels of on-highway diesel, representing about 2.9% of total U.S. sales.

  Gasoline

        The United States consumes over 20 million barrels of refined petroleum products each day, almost half of which is gasoline used for transportation purposes. The primary use for gasoline is in automobiles and light trucks. It also fuels boats, recreational vehicles, and various farm and other equipment. There are three main grades of gasoline: regular, mid-grade, and premium, each with a different octane level. In 2003, U.S. refineries produced approximately 94% of the gasoline used domestically.

        The majority of gasoline is delivered from refineries by pipeline, barge or tanker to storage terminals near consuming areas. The product is then loaded into trucks for delivery to over 125,000 retail gasoline stations throughout the United States. As a result of its lack of refining capacity, the Northeast receives gasoline deliveries primarily by water. In addition, while East Coast states held an average of 56.0 million barrels of motor gasoline in stock in 2004, New England accounted for an average of only 3.9 million barrels, with the majority of motor gasoline stock being held by Mid-Atlantic states with proximity to refineries.

HISTORICAL CONSUMPTION OF GASOLINE IN NEW ENGLAND

Source: Energy Information Administration

  Residual Oil and Bunker Fuel

        Residual oil, or "heavy" oil, is used for processing steam generation and for large volume space heating. The grades of residual oils include No. 6 oil and Nos. 4 and 5 oil, which are proportionate blends of No. 6 oil and No. 2 heating oil. Residual oils generally need to be heated to be used, mandating special heating and storage requirements at the terminal as well as at the delivery site. As a result of the special handling requirements, not all terminals can store these products. Nationwide, residual oil production and demand have seen a general decline as a result of increasing refinery sophistication, environmental constraints, restriction on fuel oil use and availability of abundant and relatively inexpensive natural gas. In New England, natural gas substitution for residual oil has been less pronounced, in part due to the lack of pipeline capacity in the region. Some switching to natural gas by industrial residual oil consumers has occurred because the gas infrastructure for large, industrial consumers has increased over the past ten years, and social and regulatory support for conversion for environmental reasons has also increased. However, when natural gas is more expensive than residual oil, industrial customers with the capacity to switch fuel usage continue to consume residual oils. Sales of residual oil in New England in 2003 increased approximately 30% from 2002 mainly as a result of increased demand by the electric power sector.

HISTORICAL CONSUMPTION OF RESIDUAL OIL IN NEW ENGLAND

Source: Energy Information Administration

        Bunker fuel is marine transportation fuel used to operate ships and barges. The specifications for bunker fuels vary depending on the engine specifications and fuel requirements. Bunker fuels are often blends of residual oils and distillates. Smaller boats, such as fishing boats, tug boats and pleasure craft, often run on diesel fuel, while larger vessels require residual oil or a blend of residual oil and distillate. Competition with regard to bunker fuel in the New England area is minimal because it is necessary to have (1) the requisite knowledge to blend bunker fuel, (2) access to a terminal that handles residual oil and has blending capabilities, and (3) access to marine equipment capable of delivering the product to vessels. In 2003, in New England approximately 512,000 gallons of residual oil and 43.7 million gallons of distillate fuel oil were sold for vessel bunkering.

BUSINESS

Our Partnership

        Global Partners LP owns, controls or has access to one of the largest terminal networks of refined petroleum products in New England. We are one of the largest wholesale distributors of distillates (such as home heating oil, diesel and kerosene), gasoline, and residual oil and bunker fuel to wholesalers, retailers and commercial customers in New England. We are also one of the largest wholesale marketers of home heating oil in New England. We own, lease or maintain dedicated storage facilities at 16 refined petroleum product bulk terminals, including 11 located throughout New England, that are supplied primarily by marine transport, pipeline or truck and that collectively have approximately 5.9 million barrels of storage capacity. We also have throughput or exchange agreements at six bulk terminals and 32 inland storage facilities.

        We purchase our refined petroleum products primarily from domestic and foreign refiners, traders and producers and sell these products in two segments, Wholesale and Commercial. In 2004, our Wholesale sales accounted for approximately 90% of our total sales and our Commercial sales accounted for approximately 10%.

        More than 60 years ago, Abraham Slifka founded a one-truck retail heating oil supply business in eastern Massachusetts. In the 1950s and 1960s, the second generation of Slifka family members, Alfred A. and Richard Slifka, transformed the business into one of New England's largest wholesalers of distillates, gasoline and residual oil and bunker fuel. Our Chief Executive Officer, Eric Slifka, representing the third generation, has served in various positions in our business for over 18 years. Alfred A. Slifka, Richard Slifka and Eric Slifka all serve on the board of directors of our general partner and will have limited partner interests in us and an ownership interest in our general partner.

Business Strategies

        Our primary business objective is to increase distributable cash flow per unit by continuing to execute the following strategies:

  •
  Expand Within and Beyond Our Core New England Market.  We will continue to pursue strategic and accretive acquisitions of assets and marketing businesses both within our existing area of operations and in new geographic areas. Consistent with this strategy, we have acquired terminals in South Portland, Maine and Wethersfield, Connecticut that complement our existing terminal asset base and marketing business, and we have recently expanded into Long Island and Albany, New York and Trenton, New Jersey. We target businesses with (1) physical assets, (2) a marketing division that has, among other attributes, consistent cash flows and stable customer lists or (3) a combination of these attributes. We assign value to the marketing opportunities associated with physical assets, terminals in particular. Because of our interest in purchasing marketing businesses as well as physical assets, we believe we have a competitive advantage over bidders interested in purchasing only physical assets. In addition, we will continue to seek strategic relationships with companies that are looking to outsource their wholesale marketing business, as these opportunities allow us to leverage our strengths in marketing infrastructure and credit fundamentals. We currently have marketing arrangements with a major supplier of unbranded gasoline in several northeastern states as well as one distillate supplier in the Northeast. We will also continue to develop our bunkering operations in New England, New York and Maryland, and in the future we expect to enter into new bunkering markets in other significant Atlantic ports.

  •
  Serve as a Preferred Supplier to Our Customers.  We believe that our customers value dependability and quality of supply. We strive to maintain a level of inventory to ensure that the supply needs of our customers are always satisfied. During periods of product shortages, we have historically succeeded in sustaining a supply of product sufficient to meet the needs of our customers while many of our competitors have not. We own, control or have access to bulk terminals and inland storage facilities that are strategically located for ease of access by our customers. Such access reduces our customers' transportation costs and maximizes the number of deliveries they can make. Additionally, we satisfy specific customer needs by customizing our products such as diesel and home heating oil by blending and injecting additives.

  •
  Focus on Credit Fundamentals of Our Customers.  We manage our trade credit exposure through conservative management practices:

  —
  pre-approving customers up to certain credit limits;

  —
  seeking secondary sources of repayment for trade credit, such as letters of credit or guarantees;

  —
  not offering to extend credit as a marketing tool to attract customers; and

  —
  placing many of our customers on automatic debit systems for payment.

    As a result of these practices, in each of the past five years the amount of account receivables that we wrote off was less than 0.05% of sales. Our ability to manage our trade credit exposure helps us to expand our marketing business and has allowed us to enter into marketing arrangements with third parties where we assume the sales credit risk and the third party retains the commodity risk.

  •
  Minimize our Exposure to Commodity Price Volatility.  Although we take title to the products we sell, we actively manage our business to minimize commodity price exposure by using hedging techniques. We seek to maintain a position that is substantially balanced between purchases and sales by establishing an offsetting sales position with a positive margin each time we commit to purchase a volume of product.

Competitive Strengths

        We believe we are well-positioned to execute our business strategies successfully using the following competitive strengths:

  •
  We Believe We Have an Excellent Reputation for Reliability and Service Quality in New England and Throughout the Industry.  We have been a supplier of refined petroleum products in New England for approximately 50 years. During that time, we believe we have developed an excellent reputation for providing superior customer service and for providing supply during periods of industry shortage. Approximately 83% of the customers who purchased product from us during 2004 purchased product from us during 2003.

  •
  We Own, Control or Have Access to Strategic Assets in the New England Supply Network.  New England has no refining capacity and limited product pipelines. New England is largely supplied with refined petroleum products through marine-based terminals. We have a substantial presence in New England through 11 bulk terminals with approximately 5.3 million barrels of total storage capacity that we own or lease or at which we maintain dedicated storage facilities. We also have throughput or exchange agreements for six bulk terminals and 32 inland storage facilities. Furthermore, environmental and zoning considerations, as well as high land prices, make it difficult for competitors to construct new terminals with water access. Our access to these strategic assets provides us with a competitive advantage.

  •
  We Have a Diverse Customer Base and Sell a Variety of Products Through Multiple Distribution Channels.  We sell a variety of products to a large and diverse group of customers. We sell three core products: distillates, gasoline and residual oil and bunker fuel. No individual customer accounted for more than 5% of our sales in 2004. In addition, as we continue to expand our motor fuels and bunkering businesses, we expect to increasingly benefit from the year-round, stable demand characteristic of these products.

  •
  We Maintain and Develop a Diverse and Worldwide Supply Network.  We obtain our supply of refined petroleum products from numerous sources throughout the world. We have term supply contracts with seven parties and purchase the balance of our supply on the spot market. We have been a long-time customer of some of the major energy companies in the world, such as ExxonMobil Corporation, Petróleos de Venezuela, S.A., ConocoPhillips, Irving Oil Limited, Vitol Group and Giant Industries, Inc. We are currently receiving supply from sources in the United States, Canada, South America, the former Soviet Republics, Europe and occasionally from Asia. In 2004, none of our suppliers accounted for more than 18% of our total supply by purchase cost.

  •
  We Have the Financial Flexibility to Pursue Other Acquisitions and Expansion Opportunities.  After the application of the proceeds we receive from this offering, under our new credit agreement we will have $35.0 million available for internal growth and acquisitions and up to

  $350.0 million available for working capital purposes. We believe the borrowing available under our new credit agreement and our ability to issue additional common units will provide us with the financial flexibility to pursue acquisition and expansion opportunities.

  •
  We Have an Experienced Management Team.  Our management team's senior officers average over 20 years of experience in the energy industry. The members of our current management team have been together for over 15 years and have a proven track record of running our business and executing our business strategies.

Product Sales

  General

        We sell our refined petroleum products in two segments, Wholesale and Commercial. The majority of products we sell can be grouped into three categories: distillates, gasoline and residual oil and bunker fuel. Of our total volume sold in 2004 and in the six months ended June 30, 2005, distillates accounted for approximately 57%, gasoline approximately 29% and residual oil and bunker fuel approximately 14% in each period.

	Year Ended December 31			Six Months Ended June 30
	2002	2003	2004	2004	2005
	(gallons and dollars in millions)
Wholesale Segment:
Volume (gallons)	1,895.9	2,467.1	2,539.5	1,326.3	1,213.5
Sales	$1,395.9	$2,170.1	$2,863.2	$1,331.9	$1,711.4
Net product margin(1)
Distillates	$26.3	$30.1	$36.2	$17.2	$17.1
Gasoline	7.7	5.0	9.6	4.1	7.1
Residual oil	13.1	18.8	16.4	10.2	12.5

Total	$47.1	$53.9	$62.2	$31.5	$36.7

Commercial Segment:
Volume (gallons)	306.9	383.5	389.3	221.9	201.2
Sales	$198.2	$308.4	$324.4	$179.3	$203.9
Net product margin(1)	9.2	14.4	15.1	8.0	7.0
Combined sales and net product margin
Sales	$1,594.1	$2,478.5	$3,187.6	$1,511.2	$1,915.3

Net product margin(1)	56.3	68.3	77.3	39.5	43.7
Depreciation allocated to cost of sales	1.1	1.2	1.4	0.6	0.8

Combined gross profit	$55.2	$67.1	$75.9	$38.9	$42.9

(1)
Net product margin is a supplemental non-GAAP financial measure used by management and external users of the our financial statements to assess product costs associated with the our business. The table above reconciles net product margin on a combined basis to gross profit, a directly comparable GAAP measure.

        Distillates.    Distillates are further divided into home heating oil, diesel and kerosene. In 2004, sales of home heating oil accounted for approximately 76% of total volume of distillates sold, diesel approximately 21% and kerosene approximately 3%.

        We sell generic home heating oil and Heating Oil Plus®, our proprietary premium branded heating oil. Heating Oil Plus® is electronically blended at the delivery facility and is designed to reduce fuel related service calls by reducing the problems associated with today's fuel quality, such as plugged nozzles and clogged filters and pump screens. Of the volume of home heating oil we sell to wholesale resellers, approximately 5% is Heating Oil Plus®. In addition, we sell to some wholesale resellers the additive used to create Heating Oil Plus®, make available special injection systems and provide technical support to assist them with blending. We also educate the sales force of our customers to better prepare them for marketing our products to their customers.

        We sell generic diesel and Diesel One®, our proprietary premium diesel product, to unbranded motor fuel stations, diesel-consuming truck fleets and other end users. We also have the ability to blend diesel according to customers' specifications. Diesel One® is formulated to achieve consistent, high quality fuel performance with the following benefits for all diesel engine applications: better fuel quality, increased horsepower, lower maintenance costs, longer engine life and maximum cold weather operability. We offer marketing and technical support for those customers who purchase Diesel One®. Of the volume of diesel we sell to wholesale resellers, approximately 52% is Diesel One®.

        Gasoline.    We sell grades of unbranded gasoline that comply with seasonal and geographical requirements in the areas in which we market. We have the ability to blend gasoline, and we sell conventional gasoline and ethanol blended gasoline in the markets that require such products.

        Residual Oil and Bunker Fuel.    We are one of two primary residual oil marketers in New England. We specially blend bunker fuel for users in accordance with their individual power plant specifications.

  Wholesale

        In the Wholesale segment we sell home heating oil, diesel, kerosene, unbranded gasoline and residual oil to wholesalers, retailers and commercial customers. Generally, customers use their own vehicles or contract carriers to take delivery of the product at bulk terminals and inland storage facilities that we own or control or with which we have throughput arrangements. Please read "—Storage."

        In 2004, we sold home heating oil, including Heating Oil Plus®, to over 800 wholesale distributors and retailers. We have a fixed price sales program that we market primarily to wholesale distributors and retailers which uses the NYMEX heating oil contract as the pricing benchmark as a vehicle to manage the commodity risk. Please read "—Commodity Risk Management." Approximately 35% of our home heating oil volume is sold using fixed price forward contracts. A fixed price forward contract requires our customer to purchase a specific volume during a specific price period. The remaining home heating oil is sold on either a posted price or a price based on various indices which, in both instances, reflect current market conditions.

        In 2004, we sold unbranded gasoline, diesel and/or Diesel One® to approximately 580 wholesalers and retail gasoline station operators, vehicles, fleet and marine users and other end users throughout the Northeast.

        We have marketing arrangements with a major supplier of unbranded gasoline in several northeastern states as well as a distillate supplier in the Northeast. In these arrangements, the supplier is responsible for inventory management and terminal operations and bears the commodity risk. We are responsible for marketing and we bear the credit risk.

        We sell residual oil to approximately 20 wholesale distributors. Approximately 50% of our Wholesale residual oil sales is accomplished through fixed price forward contracts. The remaining residual oil is sold using market-related prices, either posted prices or indexed prices to reflect current market conditions.

  Commercial

        Our Commercial segment includes sales of home heating oil, diesel, kerosene, unbranded gasoline and residual oil to customers in the public sector through competitive bidding and to large commercial and industrial customers. Our Commercial segment also includes custom blended residual oil and distillates delivered by bunker barges or from a terminal dock. In 2004, this segment accounted for approximately 13% of our total volume for all refined petroleum products sold.

        Our Commercial customers include federal and state agencies, municipalities, large industrial companies, many autonomous authorities, such as transportation authorities and water resource authorities, colleges and universities and a select group of small utilities. Unlike our Wholesale segment, in our Commercial segment, we generally arrange the delivery of the product to the customer's designated location. Although we own three trucks, which we use for this and other purposes, we typically hire third-party common carriers to deliver the product. Please read "—Storage."

        In this segment we respond to publicly issued requests for product proposals and quotes. As of July 2005, we currently have contracts as a result of this public bidding process with the U.S.

government and the states of Massachusetts, New Hampshire and Rhode Island. We also have contracts with more than 60 municipalities, seven autonomous authorities and five institutional customers in New England to meet their various fuel requirements.

        The average term of contracts in our bid business is for one year. The volume of these contracts range from 40,000 to 8 million gallons. We offer both fixed and indexed (floating) price and volume contracts to customers. The majority of bid activity is priced using an indexed price with the index typically chosen by the issuing authority in its solicitation for the bid proposal. The index prices are usually referenced to one of five industry publications and/or the utilization of regulated exchanges.

        In addition to these products, our Commercial segment includes sales of a small amount of natural gas which is delivered through a pipeline. In 2004, sales of natural gas accounted for approximately 7% of the total sales generated in our Commercial segment.

        Our Commercial customers also include cruise ships, dry and wet bulk carriers, fishing fleets and other marine equipment. We blend the fuel to the customers' specifications at the terminal facility or on the bunker barge and then deliver the resulting bunker fuel directly to the ship or barge.

        We are the largest bunkering provider in New England and the sole provider in South Portland, Maine. In addition, we are the dominant bunkering operator in Boston Harbor where we are the only marine-based provider of bunker fuel. We are also active in New York Harbor and Baltimore Harbor, and we provide bunkering services for the New Bedford, Massachusetts fishing fleets.

Supply

        Our products come from some of the major energy companies in the world. Cargos are sourced from the United States, Canada, South America, the former Soviet Republics, Europe and occasionally from Asia. During 2004, we purchased an average of approximately 190,000 barrels per day of refined petroleum products. In 2004, we received product from approximately 70 suppliers. In 2004, our top seven suppliers included ExxonMobil Corporation, Morgan Stanley, Petróleos de Venezuela, S.A., ConocoPhillips, Irving Oil Limited, Vitol Group and Giant Industries, Inc. and accounted for approximately 60% of our product purchases by volume. We enter into supply agreements with these suppliers on a term basis or a spot basis. With respect to trade terms, our supply purchases vary depending on the particular contract from prompt payment (usually three days to net 30 days). Please read "—Commodity Risk Management."

Commodity Risk Management

        Since we take title to the refined petroleum products that we sell, we are exposed to commodity risk. Commodity risk describes the risk of unfavorable market fluctuations in the price of commodities such as refined petroleum products. We endeavor to minimize commodity risk in connection with our daily operations. Generally, as we purchase and/or store refined petroleum products, we reduce commodity risk and establish a margin by selling the product for physical delivery to third parties. Products are generally purchased and sold at fixed prices or at indexed prices. While we use these transactions to seek to maintain a position that is substantially balanced between purchased volumes versus sales volumes, future delivery obligations or through regulated exchanges or derivatives, we may experience net unbalanced positions for short periods of time as a result of variances in daily sales and transportation and delivery schedules as well as logistical issues associated with inclement weather conditions. In connection with managing these positions and maintaining a constant presence in the marketplace, both necessary for our business, we engage in a controlled trading program for up to an aggregate of 250,000 barrels of refined petroleum products. Our general policy is not to hold refined petroleum products, futures contracts or other derivative products and instruments for the sole purpose of speculating on price change. While our policies are designed to minimize market risk, some degree of exposure to unforeseen fluctuations in market conditions remains.

        Operating results are sensitive to a number of factors. Such factors include commodity location, grades of product, individual customer demand for grades or location of product, localized market price structures, availability of transportation facilities, daily delivery volumes that vary from expected quantities and timing and costs to deliver the commodity to the customer. The term "basis risk" is used to describe the inherent market price risk created when a commodity of certain grade or location is purchased, sold or exchanged versus a purchase, sale or exchange of a like commodity of varying location or grade including, without limitation, timing differential. We attempt to reduce our exposure to basis risk by grouping our purchase and sale activities by geographical region in order to stay balanced within such designated region. However, there can be no assurance that all basis risk is or will be eliminated.

        With respect to the pricing of commodities, we enter into future contracts to minimize or hedge the impact of market fluctuations on our purchase and fixed forward sales of refined petroleum products. Any hedge ineffectiveness is reflected in our results of operations. We utilize the NYMEX, which is a regulated exchange for energy products that it trades, thereby reducing potential delivery and supply risks. Generally, our practice is to close all NYMEX positions rather than to make or receive physical deliveries. With respect to other energy products, we enter into derivative agreements with counterparties that we believe have a strong credit profile, in order to hedge market fluctuations and/or lock-in margins relative to our commitments.

        We monitor processes and procedures to prevent unauthorized trading by our personnel and to maintain substantial balance between purchases and sales or future delivery obligations. We cannot assure you, however, that these steps will detect and prevent all violations of such trading policies and procedures, particularly if deception or other intentional misconduct is involved.

Storage

        Bulk terminals and inland storage facilities play a key role in the distribution of product to our customers. We own four bulk terminals in the New England area, lease the entirety of two bulk terminals in Massachusetts that we operate exclusively for our business and maintain dedicated storage facilities at another ten bulk terminals. Collectively, these bulk terminals provide us with approximately 5.9 million barrels of storage capacity, and our throughput volume at these facilities was approximately 1.3 billion gallons in 2004. Additionally, we have throughput or exchange agreements with another six bulk terminals and 32 inland storage facilities.

        Throughput arrangements allow us to store product at terminals owned by others. Our customers can load product at these terminals and we pay the owners of these terminals fees for services rendered in connection with the receipt, storage and handling of such product. Compensation to the terminal owners may be fixed, or it may be based upon the volume of our product that is delivered at the terminal.

        Exchange agreements also allow our customers to take delivery of product at a terminal that is not owned or leased by us. An exchange is a contractual agreement where the parties exchange product at their respective terminals or facilities. For example, we (or our customers) will receive product that is owned by our exchange partner from such party's facility or terminal, and we will deliver the same volume of our product to such party (or to such party's customers) out of one of the terminals in our terminal network. Generally, both sides of an exchange transaction pay a handling fee (similar to a throughput fee), and often one party also will pay a location differential that covers any excess transportation costs incurred by the other party in supplying product to the location at which the first party receives product. Other differentials that may occur in exchanges (and result in additional payments) include product value differentials and timing differentials.

        The bulk terminals and inland storage facilities from which we distribute product are supplied by ship, barge, truck, pipeline or rail. The inland storage facilities, which we use exclusively to store distillates, are supplied with product from marine bulk terminals and delivered by truck. Our customers receive product from our network of bulk terminals and inland storage facilities via truck, barge, rail or pipeline.

        Many of our bulk terminals operate 24 hours a day and consist of multiple storage tanks and automated truck loading equipment. These automated systems monitor terminal access, volumetric allocations, credit control and carrier certification through the remote identification of customers. In addition, some of the bulk terminals at which we market are equipped with truck loading racks capable of providing automated blending and additive packages which meet our customers' specific requirements.

        The locations of the inland storage facilities that we use, seven of which are exclusive to us, provide convenience to our customers and allow them to reduce their transportation costs by reducing their travel time (to and from a marine facility), thus enhancing their ability to make more deliveries per day. We have longstanding relationships with many of the owners of the inland storage facilities that we use. We also consider the use of additional and alternative inland storage facilities as new opportunities become available and frequently explore potential arrangements with the owners of other facilities.

        In August 2005, Global Companies LLC and Affiliates entered into an agreement to acquire property in Worcester, Massachusetts for approximately $550,000. Upon completion of this transaction, we intend to begin construction of an inland bulk storage facility for distillates. We expect to complete this transaction in the third quarter of 2006. Completion of this transaction is subject to the satisfaction of a number of conditions, including the completion of due diligence, the receipt of necessary government permits and the negotiation of various ancillary documents.

  Bulk Terminals That We Own or Operate or at Which We Maintain Dedicated Storage

        The following table lists the bulk terminals that we own or operate or at which we maintain dedicated storage facilities:

Bulk Terminal	Total Storage Capacity (barrels)	Approximate Product Capacity/Use	Supply Source	Mode of Delivery
Owned by Us
Global Chelsea Terminal (Chelsea, MA)	684,600	43% Distillate; 57% Residual Oil	Marine; Truck	Marine; Truck
Global South Portland Terminal (South Portland, ME)	649,300	63% Distillate; 37% Residual Oil	Marine; Truck; Rail	Marine; Truck
Global Wethersfield Terminal (Wethersfield, CT)	168,700	100% Distillate	Pipeline; Truck	Truck
Global Sandwich Terminal (Sandwich, MA)	95,400	100% Distillate	Marine; Truck	Marine; Truck

Subtotal	1,598,000

Leased and Operated by Us
New Bedford Terminal (New Bedford, MA)(1)	249,800	23% Distillate; 77% Residual Oil	Marine; Truck	Marine; Truck
Joffe Terminal (Springfield, MA)(1)	54,000	100% Distillate	Pipeline; Truck	Truck

Subtotal	303,800

Dedicated Storage Maintained by Us and Operated by Others
Revere Terminal (Revere, MA)(1)(2)	2,086,700	44% Distillate; 56% Gasoline	Marine; Pipeline; Rail; Truck	Marine; Pipeline; Truck
Capital Terminal (East Providence, RI)(1)(3)	676,500	100% Distillate	Marine; Pipeline; Truck	Marine; Pipeline; Truck
Gateway Terminal (New Haven, CT)(1)	511,400	76% Distillate; 24% Residual Oil	Marine; Truck; Pipeline	Marine; Truck; Pipeline
United Oil Recovery (Portland, CT)	66,700	100% Distillate	Pipeline; Truck	Truck
Taylor Energy (Broad Brook, CT)	36,900	100% Distillate	Pipeline; Truck	Truck
Cibro Petroleum Products (Albany, NY)	304,400	100% Residual Oil	Marine; Rail; Truck	Marine; Rail; Truck
Intercontinental Terminal Company (Deer Park, TX)	110,000	27% Blending Component; 73% Petrochemical Feedstock	Marine; Pipeline; Truck	Marine; Pipeline; Rail; Truck
Hess Bayonne (Bayonne, NJ)	72,000	100% Residual Oil	Marine	Marine
Hess Baltimore (Baltimore, MD)	112,000	100% Residual Oil	Marine	Marine
Plains Marketing, L.P. (Ingleside, TX)	50,000	100% Petrochemical Feedstock	Truck	Marine

Subtotal	4,026,600

Total	5,928,400

(1)
We are the sole marketer at this facility.

(2)
We have entered into a terminaling agreement with a third party that has reserved approximately 230,000 barrels of throughput and/or storage capabilities at this facility.

(3)
We have contracted to lease an additional 152,000-barrel tank, which is expected to be available in late 2005.

        Global Chelsea Terminal (Chelsea, Massachusetts).    We acquired this facility in 1993. Located in Boston Harbor on approximately 12 acres, this marine facility consists of 16 tanks and 16 computerized truck rack loading positions, seven for distillate fuels and nine for residual oil. Two of the truck rack positions are bottom loading and fourteen are top loading. The Chelsea terminal delivers product throughout all six of the New England states and is the only vessel bunkering facility in Boston. This is the only terminal in Boston Harbor that supplies multiple grades of residual oil and distillates, and the only residual oil terminal in Massachusetts with extensive blending capabilities.

        Global South Portland Terminal (South Portland, Maine).    In 2001, we purchased this marine facility with 14 tanks and added a new 160,000 barrel tank in 2003. This terminal is the only bunkering facility in the United States north of Boston and the only residual oil terminal in southern Maine. We have a long-term exclusive bunker barging lease in Portland Harbor. In 2004, we sold over 35.0 million gallons of bunker fuel to vessels, cruise ships and tugs at this terminal. Since 2001, we have expanded our market share as a supplier of kerosene and heating oil in the Portland region.

        Global Wethersfield Terminal (Wethersfield, Connecticut).    We acquired this Greater Hartford area terminal in 2004. It is located off Interstate 91. This distillate facility has eight tanks fed by a Buckeye pipeline originating in New Haven. It serves central Connecticut's home heating oil market west of the Connecticut River. To better service the market we plan to expand into the truck refueling business at this location.

        Global Sandwich Terminal (Sandwich, Massachusetts).    We acquired this distillate facility in 1998. Situated near the northern entrance to the Cape Cod Canal, it services Cape Cod and southeastern Massachusetts and is the only marine marketing facility south of Braintree, Massachusetts and East of New Bedford, Massachusetts. It is the only marine terminal on Cape Cod. With the recent housing demand increase in Barnstable County, this terminal is strategically positioned to handle the current and future growth of southeastern Massachusetts.

        New Bedford Terminal (New Bedford, Massachusetts).    We lease this terminal which is the only residual oil supply point between Providence and Boston. Strategically located 50 miles south of Boston, it serves as a bunker point for New England's largest fishing fleet and tug operators in Buzzards Bay and provides for the wholesale needs of southeastern Massachusetts and northern Rhode Island.

        Joffe Terminal (Springfield, Massachusetts).    We lease this wholesale rack facility for our customers in greater Springfield, Massachusetts; Vermont; southern New Hampshire; and northern Connecticut. This terminal stores distillate products only, and is supplied by a Buckeye Pipe Line Company, L.P. pipeline. The centralized location of this terminal supplies a geographically diverse customer base. We have an option to buy this facility by exercising our right of first refusal, ensuring our continued presence in western Massachusetts.

        Revere Terminal (Revere, Massachusetts).    We have an exclusive throughput arrangement for this terminal with Global Petroleum Corp., one of our affiliates with which we have a shared services agreement. Please read "Certain Relationships and Related Party Transactions." The Revere terminal consists of 30 tanks with 2,086,700 barrels of distillate and gasoline storage. It serves as the distribution point for many inland storage facilities and smaller New England bulk terminals. Product is primarily received via barges or vessels at two docks. One dock has a double-berth and can handle a 70,000 barrel barge on the inshore berth and a tanker or barge on the outboard berth. The other dock is a single-berth dock that can handle a barge or tanker. Product can also be received by truck or railcar. A rail spur is located at the terminal and terminates at a butane blending system on the south side of the warehouse. The truck rack has 17 computerized rack positions, of which 11 are bottom-loading positions and six are top-loading distillate positions. When possible, we use excess storage capacity at this terminal to take advantage of storing product in a contango market when oil prices for future deliveries are higher than for current deliveries.

        Capital Terminal (East Providence, Rhode Island).    This 676,500-barrel, leased marine terminal services the heating oil and diesel demand of Rhode Island, Massachusetts and Connecticut. We have contracted to lease an additional 152,000-barrel tank, which is expected to be available in late 2005. We have a long-term exclusive lease at this location and continue to update the rack and the dock with state of the art technology. This facility has eight computerized truck loading lanes built in 2000, with 19 loading positions, which handles home heating oil at 12 positions and diesel at seven positions. There are 13 additive injectors that enhance these base products. This accommodates an extensive line of diesel (including Diesel One®, dyed off road diesel and dyed marine diesel) and home heating oil (including Heating Oil Plus®). We have an option to purchase this facility.

        Gateway Terminal (New Haven, Connecticut).    We have been operating from the Gateway terminal in southern Connecticut since 1998, offering home heating oil, diesel, kerosene and residual oil. At this location, 120,000 barrels of storage supports our Connecticut requirements for residual oil. This terminal is the only residual oil terminal in New Haven and one of two in Connecticut. The balance of the tankage at this facility is sub-leased to a third party for distillate product storage.

        Hess Bayonne Terminal (Bayonne, New Jersey).    We lease a 72,000-barrel tank at this marine terminal to support our New York Harbor bunker fuel operations. We have captured a niche market of vessels and cruise ships and continue to build valuable relationships in this market.

        Hess Baltimore Terminal (Baltimore, Maryland).    We lease a 112,000-barrel tank at this marine terminal to support our recently commenced Baltimore Harbor bunker fuel operations.

        United Oil Recovery Terminal (Portland, Connecticut).    This terminal services the limited access area east of the Connecticut River and the south central Connecticut region. We have an exclusive throughput arrangement for 66,700 barrels of heating oil storage. Product is supplied to this terminal via a Buckeye Pipe Line Company, L.P. pipeline originating in New Haven, Connecticut.

        Taylor Energy (Broad Brook, Connecticut).    We entered into an exclusive throughput agreement at this terminal in 2003 to offer more distribution points in the Connecticut market. This small pipeline facility services dealers in the northern Connecticut River market. This location, along with our terminals in Portland and Wethersfield, Connecticut provides complete distillate coverage along the Connecticut River and provides customers convenient accessibility to our products throughout central Connecticut.

        Cibro Petroleum Products (Albany, New York).    We have an exclusive residual oil lease at this terminal located at the Port of Albany. This marine and railcar facility services residual oil demand in western Massachusetts, central and upstate New York and Vermont. With 304,400 barrels of storage, we supply two grades of residual oil.

        Plains Marketing, L.P.    (Ingleside, Texas). We have 50,000 barrels of petrochemical feedstock storage at this southern Texas terminal. Product is delivered in by truck and out by barge for bulk sales. Operating in the Gulf Coast liquid market, all sales from this facility are spot sales to repeat customers.

        Intercontinental Terminal Company (Deer Park, Texas).    This terminal supports our Gulf Coast spot market operation by providing us with 110,000 barrels of petrochemical feedstock storage and flexible receipt and distribution capabilities, including the ability to make marine, pipeline, rail and truck deliveries.

  Bulk Terminals with Throughput or Exchange Agreements

        The following table shows the bulk terminals with which we have throughput or exchange agreements. Our products are stored at these facilities on a commingled basis and volumes vary.

Throughput or Exchange Bulk Terminal	Contracted Storage Capacity (barrels)	Approximate Product Capacity/Use	Supply Source	Mode of Delivery
Irving Oil, Inc. (Portsmouth, NH)	50,000	100% Distillates	Marine; Truck	Marine; Truck
Connecticut Petroleum Wholesalers (Bridgeport, CT)	As Available	100% Distillates	Marine; Truck	Marine; Truck
Commander Terminals LLC (Oyster Bay, NY)	As Available	100% Distillates	Marine; Truck	Marine; Truck
Consumers Oil Co. (Trenton, NJ)	As Available	100% Distillates	Pipeline; Truck	Truck
CITGO Petroleum Corp. (Braintree, MA)	As Available	100% Distillates	Marine; Truck	Marine; Truck
Springfield Terminal, Inc. (Springfield, MA)	As Available	100% Distillates	Pipeline; Truck	Truck

Competition

        We encounter varying degrees of competition based on product and geographic locations. Our competitors include terminal companies, major integrated oil companies and their marketing affiliates and independent marketers of varying sizes, financial resources and experience. In our core market of New England, Sprague Energy Corp. competes with us in virtually all product lines and for all customers. In the residual oil markets, however, we face less competition because of the strategic locations of our storage facilities and bunkering assets. Residual oil is heated when stored and cannot be delivered long distances. Bunkering requires facilities at ports to service vessels. For example, Portland Harbor is serviced by one bunker barge which bunker barge is under a term lease for our benefit. Within Boston Harbor, we have at Chelsea the largest storage capacity in Massachusetts committed to marine fuels, and furthermore, the Chelsea facility has multi-grade residual fuels. In various other geographic markets, particularly the unbranded gasoline and distillates markets, we compete with integrated refiners, merchant refiners and regional marketing companies.

Environmental

  General

        Our business of supplying refined petroleum products involves a number of activities that are subject to extensive and stringent environmental laws. As part of our business, we own and operate various petroleum storage and distribution facilities, and must comply with environmental laws at the federal, state and local levels, which increases the cost of operating terminals and our business generally.

        Our operations also utilize a number of petroleum storage facilities and distribution facilities that we do not own or operate, but at which refined petroleum products are stored. We utilize these facilities through several different contractual arrangements, including leases, throughput and terminalling services agreements. If facilities with whom we contract that are owned and operated by third parties fail to comply with environmental laws, they could be shut down, requiring us to incur costs to use alternative facilities.

        Environmental laws and regulations can restrict or impact our business activities in many ways, such as:

  •
  requiring remedial action to mitigate releases of hydrocarbons, hazardous substances or wastes caused by our operations or attributable to former operators;

  •
  requiring capital expenditures to comply with environmental control requirements; and

  •
  enjoining the operations of facilities deemed in non-compliance with environmental laws and regulations.

        Failure to comply with environmental laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hydrocarbons, hazardous substances or wastes have been released or disposed of. Moreover, neighboring landowners and other third parties may file claims for personal injury and property damage allegedly caused by the release of hydrocarbons, hazardous substances or other wastes into the environment.

        The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. As a result, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. We try to anticipate future regulatory requirements that might be imposed and to plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance.

        We do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our business, financial position or results of operations. We cannot assure you, however, that future events, such as changes in existing laws, the promulgation of new laws, or the development or discovery of new facts or conditions will not cause us to incur significant costs.

  Hazardous Substances and Releases

        In most instances, the environmental laws and regulations affecting our business relate to the release of hazardous wastes into the water or soils, and include measures to control pollution of the environment. For instance, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended also known as CERCLA or the Superfund law, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances. Under the Superfund law, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. The Superfund law also authorizes the EPA, and in some instances third parties, to act in response to threats to the public health or the environment and to seek to recover from the responsible persons the costs they incur. It is possible for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In the course of our ordinary operations, we may generate waste that falls within the Superfund law's definition of a hazardous substance, and as a result, we may be jointly and severally liable under the Superfund law for all or part of the costs required to clean up sites at which those hazardous substances have been released into the environment.

        We currently own, lease or utilize storage or distribution facilities where hydrocarbons are being or have been handled for many years. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on, under or from the properties owned or leased by us or on or under other locations where we have contractual arrangements or where these wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and wastes disposed thereon may be subject to the Superfund law or other federal and state laws. Under these laws, we could be required to remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators, to clean up contaminated property, including groundwater contaminated by prior owners or operators, or to make capital improvements to prevent future contamination.

        We are incurring ongoing costs for monitoring groundwater and/or remediation of contamination at several facilities that we operate. Assuming that we will be able to continue to use common remedial and monitoring methods or associated engineering or institutional controls to demonstrate compliance with applicable regulatory requirements, as we have in the past and regulations currently allow, we believe that these costs will not have a material impact on our financial condition or results of operations.

  Above Ground Storage Tanks

        Above-ground tanks that contain petroleum and other hazardous substances are subject to comprehensive regulation under environmental laws. Generally, these laws impose liability for releases, and require secondary containment systems for tanks or that the operators take alternative precautions to ensure that no contamination results from tank leaks or spills. We believe we are in material compliance with environmental laws and regulations applicable to above ground storage tanks.

        The Oil Pollution Act of 1990 ("OPA") addresses three principal areas of oil pollution—prevention, containment and cleanup. In order to handle, store or transport oil, we are required to file oil spill response plans with either the United States Coast Guard (for marine facilities) or the EPA. States in which we operate have enacted laws similar to OPA. Under OPA and comparable state laws, responsible parties for a regulated facility from which oil is discharged may be subject to strict, joint and several liability for removal costs and certain other consequences of an oil spill such as natural resource damages, where the spill is into navigable waters or along shorelines. We believe that we are in material compliance with regulations pursuant to OPA and similar state laws.

        Under the authority of the federal Clean Water Act, the EPA imposes specific requirements for Spill Prevention, Control, and Countermeasure ("SPCC") plans that are designed to prevent, and minimize the impacts of, releases from above ground storage tanks. We believe that we are in substantial compliance with these requirements and that any costs to comply with these requirements will not be material.

  Water Discharges

        The federal Clean Water Act imposes restrictions regarding the discharge of pollutants into navigable waters. This law and comparable state laws require permits for discharging pollutants into state and federal waters and impose substantial liabilities for noncompliance. EPA regulations also require us to obtain permits to discharge certain storm water runoff. Storm water discharge permits also may be required by certain states in which we operate. We believe that we hold the required permits and operate in material compliance with those permits. While we have experienced permit discharge exceedences at some of our terminals, we do not expect any non-compliance with existing permits and foreseeable new permit requirements to have a material adverse effect on our financial position or results of operations.

  Air Emissions

        Our operations are subject to the federal Clean Air Act and comparable state and local laws. Under such laws, permits are typically required to emit pollutants into the atmosphere. We believe that we currently hold or have applied for all necessary air permits and that we are in material compliance with applicable air laws and regulations. Although we can give no assurances, we are aware of no changes to air quality regulations that will have a material adverse effect on our financial condition or results of operations.

        Various federal, state and local agencies have the authority to prescribe product quality specifications for the refined petroleum products that we sell, largely in an effort to reduce air pollution. Failure to comply with these regulations can result in substantial penalties. Although we can give no assurances, we believe that we are currently in substantial compliance with these regulations.

        Changes in product quality specifications could require us to incur additional handling costs or reduce our throughput volume. For instance, different product specifications for different markets could require the construction of additional storage. Also, states in which we are operating have considered limiting the sulfur content of home heating oil. If such regulations are enacted, this could restrict the supply of available heating oil, which could increase our costs to purchase such oil or limit our ability to sell heating oil.

  Hazardous and Solid Waste Management

        Our operations generate a variety of wastes, including some hazardous wastes that are subject to the federal Resource Conservation and Recovery Act, as amended ("RCRA") and comparable state laws. By way of summary, these regulations impose detailed requirements for the handling, storage, treatment and disposal of hazardous waste. Our operations also generate solid wastes which are regulated under state law or the less stringent solid waste requirements of the federal Solid Waste Disposal Act. We believe that we are in material compliance with the existing requirements of RCRA, the Solid Waste Disposal Act, and similar state and local laws, and the cost involved in complying with these requirements is not material.

  Environmental Insurance

        We maintain insurance which may cover in whole or in part certain expenditures from releases of refined petroleum products. We maintain insurance policies with insurers in amounts and with coverage and deductibles as our general partner believes are reasonable and prudent. These policies may not cover all environmental risks and costs, and may not provide sufficient coverage in the event an environmental claim is made against us.

Security Regulation

        On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scale. Since the September 11 attacks, the U.S. government has issued warnings that energy infrastructure assets may be future targets of terrorist organizations. These developments have subjected our operations to increased risks. Increased security measures taken by us as a precaution against possible terrorist attacks have resulted in increased costs to our business. Where required by federal or local laws, we have prepared security plans for storage and distribution facilities we operate. Terrorist attacks aimed at our facilities could adversely affect our business, and any global and domestic economic repercussions from terrorist activities could adversely affect our business. For instance, terrorist activity could lead to increased volatility in prices for home heating oil, gasoline and other products we sell.

        Insurance carriers are currently required to offer coverage for terrorist activities as a result of the federal Terrorism Risk Insurance Act of 2002, also known as "TRIA." We have opted to purchase this coverage with respect to our property and casualty insurance programs, which resulted in additional insurance premiums. However, TRIA is currently scheduled to expire on December 31, 2005. Although we cannot determine the future availability and cost of insurance coverage for terrorist acts, we do not expect the availability and cost of such insurance to have a material adverse effect on our financial condition or results of operations.

Employee Safety

        We are subject to the requirements of the Occupational Safety and Health Act ("OSHA") and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with the OSHA requirements.

        With respect to the transportation of refined petroleum products by truck, we only operate a limited number of trucks, as most of the trucks that distribute products we sell are owned and operated by third parties. We are subject to regulations promulgated under the Federal Motor Carrier Safety Act for those trucks that we do operate. These regulations cover the transportation of hazardous materials and are administered by the U.S. Department of Transportation. We conduct ongoing training programs to help ensure that our operations are in compliance with applicable regulations.

Title to Properties, Permits and Licenses

        Some of our leases, permits and licenses may require the consent of the current holder to transfer these rights, which in some instances is a governmental entity. We believe that we have obtained or will obtain sufficient third-party consents, permits and authorizations for the transfer of the assets necessary for us to operate our business in all material respects as described in this prospectus. With respect to any consents, permits or authorizations that have not been obtained, we believe that these consents, permits or authorizations will be obtained after the closing of this offering, or that the failure to obtain these consents, permits or authorizations will have no material adverse effect on the operation of our business.

        We believe that we have satisfactory title to all of our assets. Title to property may be subject to encumbrances. We believe that none of these encumbrances will materially detract from the value of our properties or from our interest in these properties nor will they materially interfere with their use in the operation of our business.

        We believe that at the time of the closing of this offering, we will have all of the assets needed, including all permits and licenses, to conduct our operations in all material respects.

Facilities

        We lease office space for our principal executive office in Waltham, Massachusetts. The lease expires on December 31, 2008.

Employees

        To carry out our operations, our general partner and certain of our operating subsidiaries will initially employ approximately 180 full-time employees. Eleven of the employees assigned to our terminal in Chelsea, Massachusetts are employed under collective bargaining agreements that expire in 2008. We believe we have good relations with the employees.

        We have two shared services agreements, one with Global Petroleum Corp. and another with Alliance Energy Corp. The services provided among these entities by any employees shared pursuant to these agreements will not limit the ability of such employees to provide all services necessary to properly run our business. Please read "Certain Relationships and Related Party Transactions—Shared Services Agreements."

Legal Proceedings

  General

        Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we do not believe that we are a party to any litigation that will have a material adverse impact on our financial condition or results of operations. Except as described below, we are not aware of any significant legal or governmental proceedings against us, or contemplated to be brought against us. We maintain insurance policies with insurers in amounts and with coverage and deductibles as our general partner believes are reasonable and prudent. However, we cannot assure you that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices.

  Environmental

        Global Companies LLC, in addition to several affiliates, has been named as one of over 50 defendants in two lawsuits alleging methyl tertiary-butyl ether ("MTBE") contamination of groundwater in Massachusetts. MTBE is an oxygenate that has been used extensively to reduce motor vehicle tailpipe emissions. In the cases of Town of Duxbury, et al. v. Amerada Hess Corp., et al., filed September 30, 2003, and City of Lowell v. Amerada Hess Corp., et al., filed December 30, 2004, plaintiffs allege that manufacturers, refiners and others involved in the distribution of gasoline containing MTBE are liable for the costs of investigating possible MTBE groundwater contamination, treating such contaminated groundwater where found, and related relief including treble damages and injunctive relief. The plaintiffs in these cases generally claim to be public water providers or municipal or other government authorities. These cases have been consolidated in multi-district litigation with over 60 other MTBE cases in federal court in the Southern District of New York. We intend to vigorously defend these cases. We do not believe that these cases will have a material impact on our operations although we can provide no assurances in this regard.

        On November 29, 2004, a consent decree was lodged by the U.S. Department of Justice in the federal District Court for Massachusetts whereby Global Companies LLC and Global Petroleum Corp. settled alleged violations of Clean Air Act regulations related to fuel quality specifications. This consent decree was entered by the court on January 21, 2005. As part of this settlement, Global Companies LLC has paid a $500,000 civil penalty and instituted a compliance program for three years to ensure compliance with Clean Air Act fuel quality specifications. The alleged violations stemmed from the importation of finished conventional gasoline, which was not a substantial part of our operations at the time of the alleged violations. We do not believe that compliance with the terms of the consent decree will result in material costs.

MANAGEMENT

Management of Global Partners LP

        Global GP LLC, our general partner, will manage our operations and activities on our behalf. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Affiliates of the Slifka family own 100% of the ownership interests in our general partner. Our general partner is controlled by Alfred A. Slifka and Richard Slifka through their beneficial ownership of entities that own ownership interests in our general partner. Eric Slifka beneficially owns an interest in our general partner. Unitholders will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, our general partner intends to incur indebtedness or other obligations that are nonrecourse.

        At least two members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates and must meet the independence and experience standards established by the New York Stock Exchange (the "NYSE") and the Securities Exchange Act of 1934. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our general partner of any duties it may owe us or our unitholders. In addition, we will have an audit committee and a compensation committee each consisting of at least three independent directors.

        The three independent members of the board of directors of our general partner, Messrs. McKown, McCool and Watchmaker, will serve as the initial members of the conflicts, audit and compensation committees.

        Even though most companies listed on the NYSE are required to have a majority of independent directors serving on the board of directors of the listed company and to establish and maintain an audit committee, a compensation committee and a nominating/corporate governance committee each consisting solely of independent directors, the NYSE does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating/corporate governance committee.

        We are managed and operated by the directors and executive officers of our general partner. Our operating personnel will be employees of our general partner or certain of our operating subsidiaries.

        All of our executive officers will devote substantially all of their time managing our business and affairs, but from time to time may perform services for certain of our affiliates. Messrs. Eric Slifka, McManmon, Faneuil and Rudinsky will spend a portion of their time providing services to certain of our affiliates. Please read "—Relationship of Management with Global Petroleum Corp. and Alliance Energy Corp." Our non-executive directors will devote as much time as is necessary to prepare for and attend board of directors and committee meetings.

Directors and Executive Officers of Global GP LLC

        The following table shows information for the directors and executive officers of our general partner.

Name	Age	Position with Global GP LLC
Alfred A. Slifka	73	Chairman of the Board
Richard Slifka	65	Vice Chairman of the Board
Eric Slifka	40	President, Chief Executive Officer and Director
Thomas A. McManmon, Jr.	62	Executive Vice President and Chief Financial Officer
Edward J. Faneuil	53	Executive Vice President, General Counsel and Secretary
Charles A. Rudinsky	58	Senior Vice President and Chief Accounting Officer
David K. McKown	62	Director Nominee
Robert J. McCool	67	Director Nominee
Kenneth I. Watchmaker	62	Director Nominee

        Alfred A. Slifka was elected Chairman of the Board of our general partner in March 2005. He has been employed with Global Companies LLC or its predecessors for over fifty years. Mr. Slifka served as Chairman of the Board of Global Companies LLC since its formation in December 1998.

        Richard Slifka was elected Vice Chairman of the Board of our general partner in March 2005. He has been employed with Global Companies LLC or its predecessors since 1963. Mr. Slifka served as Treasurer and director of Global Companies LLC since its formation in December 1998. Alfred A. Slifka and Richard Slifka are brothers.

        Eric Slifka was elected President, Chief Executive Officer and director of our general partner in March 2005. He has been employed with Global Companies LLC or its predecessors since 1987. Mr. Slifka served as President and Chief Executive Officer and director of Global Companies LLC since July 2004 and as Chief Operating Officer and director of Global Companies LLC from its formation in December 1998 to July 2004. Prior to 1998, Mr. Slifka held various senior positions in the accounting, supply, distribution and marketing departments of the predecessors to Global Companies LLC. Mr. Slifka is the son of Alfred A. Slifka and the nephew of Richard Slifka.

        Thomas A. McManmon, Jr. was elected Executive Vice President and Chief Financial Officer of our general partner in March 2005. He has been employed with Global Companies LLC or its predecessors since 1977. Mr. McManmon served as Senior Vice President and Chief Financial Officer of Global Companies LLC since its formation in December 1998.

        Edward J. Faneuil was elected Executive Vice President, General Counsel and Secretary of our general partner in March 2005. He has been employed with Global Companies LLC or its predecessors since 1991. Mr. Faneuil served as General Counsel and Secretary of Global Companies LLC since its formation in December 1998.

        Charles A. Rudinsky was elected Senior Vice President and Chief Accounting Officer of our general partner in March 2005. He has been employed with Global Companies LLC or its predecessors since 1988. Mr. Rudinsky served as Assistant Controller from 1988 to 1997 and as the Senior Controller and Chief Accounting Officer of Global Companies LLC since its formation in December 1998.

        David K. McKown will serve as a director of our general partner upon completion of this offering and will serve as a member of the conflicts committee, the compensation committee and the audit committee of the board of directors of our general partner. He has been a Senior Advisor to Eaton Vance Management, whose principal business is creating, marketing and managing investment funds and providing investment management services to institutions and individuals, since 2000. Mr. McKown retired in March 2000 having served as a Group Executive with BankBoston since 1993. Mr. McKown has been in the banking industry for 41 years, worked for BankBoston for over 32 years and had previously been the head of BankBoston's real estate department and corporate finance department and a managing director of BankBoston's private equity unit.

        Robert J. McCool will serve as a director of our general partner upon completion of this offering and will serve as a member of the conflicts committee, the compensation committee and the audit committee of the board of directors of our general partner. He has been an Advisor to Tetco Inc., a privately held company in the energy industry, since 1967. Mr. McCool has been in the refined petroleum industry for 40 years. He worked for Mobil Oil for 33 years and retired in 1998 having served as Executive Vice President being responsible for North and South America's marketing and refining business.

        Kenneth I. Watchmaker will serve as a director of our general partner upon completion of this offering and will serve as a member of the conflicts committee, the compensation committee and the audit committee of the board of directors of our general partner. He currently serves as Executive Vice President and Chief Financial Officer of Reebok International Ltd. Mr. Watchmaker joined Reebok International Ltd. in July 1992 as Executive Vice President, Operations and Finance, of the Reebok Brand. Prior to joining Reebok International Ltd., he was an audit partner at Ernst & Young LLP. He also serves as a director of American Biltrite Inc.

Relationship of Management with Global Petroleum Corp. and Alliance Energy Corp.

        Some members of our management team are also officers and/or directors of two of our affiliates, Global Petroleum Corp. and Alliance Energy Corp. Global Petroleum Corp. is wholly owned by ASRS Global General Partnership, an entity that is owned equally by Alfred A. and Richard Slifka. Messrs. McManmon, Faneuil and Rudinsky spend a portion of their time providing services to Global Petroleum Corp. under a shared services agreement. Please read "Certain Relationships and Related Party Transactions—Shared Services Agreements."

        Alliance Energy Corp. is 90% owned by members of the Slifka family. Alfred A. and Richard Slifka each own 15% of Alliance Energy Corp., and they together control another 60% of this entity through voting trusts for the benefit of their six children, each of which owns 10% of Alliance Energy Corp. In addition, Mr. McManmon owns 5% of Alliance Energy Corp., and the remaining 5% ownership interest is held by a former employee of Global Companies LLC, Willard Poires. Under a shared services agreement, Messrs. Eric Slifka, McManmon, Faneuil and Rudinsky spend a portion of their time providing services to Alliance Energy Corp., and Mr. McManmon is compensated for such services by Alliance Energy Corp. Please read "Certain Relationships and Related Party Transactions—Shared Services Agreements."

Reimbursement of Expenses of the General Partner

        Our general partner will not receive any management fee or other compensation for its management of Global Partners LP. Our general partner and its affiliates will be reimbursed for expenses incurred on our behalf. These expenses include the costs of employee, officer and director compensation and benefits properly allocable to Global Partners LP, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, Global Partners LP. Our partnership agreement provides that our general partner will determine the expenses that are allocable to Global Partners LP.

Executive Compensation

        Global Partners LP and our general partner were formed in March 2005. We have accrued certain obligations with respect to management incentive or retirement benefits for the directors and officers for the 2005 fiscal year. Commencing upon completion of this offering, it is expected that for 2005

Messrs. Eric Slifka, McManmon, Faneuil and Rudinsky will receive an annual base salary of $1.0 million, $426,500, $325,500 and $234,094, respectively. Prior to the closing of this offering, certain officers and employees of Global Companies LLC will receive an aggregate amount of $3.1 million as a one-time bonus for services rendered in connection with the organization of Global Partners LP and with this offering. In addition, it is expected that each of these individuals will receive cash bonuses with respect to 2005, which bonuses may be material in amount as compared to their base salaries. Upon consummation of this offering and satisfaction of other conditions, our general partner will enter into a deferred compensation agreement with Edward J. Faneuil pursuant to which Mr. Faneuil will receive $70,000 per year for 15 years. Officers of our general partner, its affiliates or our operating subsidiaries may participate in employee benefit plans and arrangements sponsored by our general partner or its affiliates, including plans that may be established by our general partner or its affiliates in the future. Except with respect to Eric Slifka, neither we, our general partner nor any affiliate thereof has entered into an employment agreement with, or carry key man life insurance on, an officer or director of our general partner. Please read "—Employment Agreement."

Compensation of Directors

        Officers or employees of our general partner or an affiliate thereof who also serve as directors will not receive additional compensation. Directors who are not officers or employees of our general partner or an affiliate thereof will (a) receive: (1) $30,000 annual cash retainer; (2) $1,000 for each meeting of the board of directors attended; (3) $2,000 for each audit committee meeting attended (limited to payment for one committee meeting per day); and (4) $1,000 for each committee meeting other than the audit committee meeting attended (limited to payment for one committee meeting per day) and (b) would be eligible to participate in the Global Partners LP Long-Term Incentive Plan. In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.

Employment Agreement

        Upon consummation of this offering, Eric Slifka will enter into an employment agreement with our general partner. Pursuant to the employment agreement, Mr. Slifka will serve as President and Chief Executive Officer of our general partner. The employment agreement provides that Mr. Slifka will have powers and duties and responsibilities that are customary to this position and that are assigned to him by the board of directors of our general partner in connection with his general management and supervision of the operations of our general partner. He will report only to the board of directors of our general partner.

        Unless earlier terminated, the employment agreement has a term ending on December 31, 2008. The employment agreement includes a confidentiality provision, which generally will continue for two years following Mr. Slifka's termination of employment, and is subject to the noncompetition provisions included in the omnibus agreement and may be terminated earlier pursuant to the terms of the employment agreement. Please read "Certain Relationships and Related Party Transactions—Omnibus Agreement." The agreement provides for an annual base salary of $1.0 million, subject to annual price index increases beginning in 2007. In addition, Mr. Slifka is eligible to receive annual cash bonuses based on (1) our results of operations and financial condition for each of 2005 and 2006 and (2) an amount to be determined by the compensation committee of the board of directors of our general partner for the years after 2005. Mr. Slifka is entitled to participate in the Global Partners LP Long-Term Incentive Plan as described below under "—Long-Term Incentive Plan." Mr. Slifka is also entitled to participate in such other benefit plans and programs as our general partner may provide for its employees in general.

        The employment agreement may be terminated at any time by either party with proper notice. If Mr. Slifka's employment is terminated without cause or due to our general partner's breach of the employment agreement or is constructively terminated, then our general partner (1) will pay Mr. Slifka his salary through December 31, 2008, any bonus earned and a severance amount equal to 75% of the sum of Mr. Slifka's salary and the average of bonuses earned in the two years preceding the termination date and (2) will provide Mr. Slifka benefits through December 31, 2008. Mr. Slifka may elect to forfeit all or a portion of the foregoing amounts and benefits, and in exchange the period of time in which he is subject to the noncompetition provisions included in the omnibus agreement will be shortened.

        If Mr. Slifka terminates his employment pursuant to a change of control of our general partner, then our general partner will pay Mr. Slifka an additional amount equal to one year of his current salary. Such a change of control will occur when none of Alfred A. Slifka, Richard Slifka, Eric Slifka or any affiliates thereof, individually or in the aggregate, owns a majority of the member interests in the Company.

        If the agreement has not otherwise terminated, then if, as of December 31, 2008, our general partner and Mr. Slifka have not agreed that Mr. Slifka will be employed as our general partner's President and Chief Executive Officer beginning January 1, 2009 and have not entered into an agreement effecting the same, then our general partner will pay Mr. Slifka an amount equal to 75% of the sum of Mr. Slifka's salary and the average of bonuses earned in the two years preceding the termination date.

Long-Term Incentive Plan

        Our general partner intends to adopt a Global Partners LP Long-Term Incentive Plan for employees, consultants and directors of our general partner and employees and consultants of our affiliates who perform services for us. The long-term incentive plan will consist of four components: restricted units, phantom units, unit options and unit appreciation rights. The long-term incentive plan will limit the number of units that may be delivered pursuant to awards to 10% of the outstanding units on the effective date of the initial public offering of the units. Units withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. The plan will be administered by the board of directors of our general partner or a committee thereof, which we refer to as the plan administrator.

        The plan administrator may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. The plan administrator also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially reduce the benefits of the participant without the consent of the participant. The plan will expire when units are no longer available under the plan for grants or, if earlier, its termination by the plan administrator.

  Restricted Units

        A restricted unit is a common unit that vests over a period of time and that during such time is subject to forfeiture. Initially, we do not expect to grant restricted units under the long-term incentive plan. In the future, the plan administrator may determine to make grants of restricted units under the plan to our employees, consultants and directors and employees and consultants of our affiliates containing such terms as the plan administrator shall determine. The plan administrator will determine the period over which restricted units granted to participants will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial objectives. In addition, the restricted units will vest upon a change of control of our company, as defined in the plan, unless provided otherwise by the plan administrator. Distributions made on restricted units may be subjected to the same vesting provisions as the restricted unit. If a grantee's employment, consulting or membership on the board of directors terminates for any reason, the grantee's restricted units will be automatically forfeited unless, and to the extent, the plan administrator or the terms of the award agreement provide otherwise.

        Common units to be delivered as restricted units may be common units acquired by us in the open market, common units acquired by us from any other person or any combination of the foregoing. If we issue new common units upon the grant of the restricted units, the total number of common units outstanding will increase.

        We intend the restricted units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

  Phantom Units

        A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the plan administrator, cash equivalent to the value of a common unit. Initially, we do not expect to grant phantom units under the long-term incentive plan. In the future, the plan administrator may determine to make grants of phantom units under the plan to our employees, consultants and directors and employees and consultants of our affiliates containing such terms as the plan administrator shall determine. The plan administrator will determine the period over which phantom units granted to participants will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial objectives. In addition, the phantom units will vest upon a change of control of our company, unless provided otherwise by the plan administrator. If a grantee's employment, consulting or membership on the board of directors terminates for any reason, the grantee's phantom units will be automatically forfeited unless, and to the extent, the plan administrator or the terms of the award agreement provide otherwise.

        Common units to be delivered upon the vesting of phantom units may be common units acquired by us in the open market, common units acquired by us from any other person or any combination of the foregoing. If we issue new common units upon vesting of the phantom units, the total number of common units outstanding will increase. The plan administrator, in its discretion, may grant tandem distribution equivalent rights with respect to phantom units that entitle the holder to receive cash equal to any cash distributions made on common units while the phantom units are outstanding.

        We intend the issuance of any common units upon vesting of the phantom units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

  Unit Options

        The long-term incentive plan will permit the grant of options covering common units. The plan administrator may make grants under the plan to our employees, consultants and directors and employees and consultants of our affiliates containing such terms as the plan administrator shall determine. Unit options will have an exercise price that may be more or less than the fair market value of the units on the date of grant, in the discretion of the plan administrator. In general, unit options granted will become exercisable over a period determined by the plan administrator. In addition, the unit options will become exercisable upon a change of control of our company, unless provided otherwise by the plan administrator. If a grantee's employment, consulting or membership on the board of directors terminates for any reason, the grantee's unvested unit options will be automatically forfeited unless, and to the extent, the option agreement or the plan administrator provides otherwise.

        Upon exercise of a unit option, we will issue new common units, acquire common units on the open market or directly from any person or use any combination of the foregoing, in the plan administrator's discretion. If we issue new common units upon exercise of the unit options (or a unit appreciation right settled in common units), the total number of common units outstanding will increase. The availability of unit options is intended to furnish additional compensation to plan participants and to align their economic interests with those of common unitholders.

  Unit Appreciation Rights

        The long-term incentive plan will permit the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess will be paid in cash or common units. Initially, we do not expect to grant unit appreciation rights under our long-term incentive plan. In the future, the plan administrator may determine to make grants of unit appreciation rights under the plan to our employees, consultants and directors and employees and consultants of our affiliates containing such terms as the plan administrator shall determine. Unit appreciation rights will have an exercise price that may be more or less than the fair market value of the common units on the date of grant, in the discretion of the plan administrator. In general, unit appreciation rights granted will become exercisable over a period determined by the plan administrator. In addition, the unit appreciation rights will become exercisable upon a change in control of our company, unless provided otherwise by the plan administrator. If a grantee's employment, consulting or membership on the board of directors terminates for any reason, the grantee's unvested unit appreciation rights will be automatically forfeited unless, and to the extent, the grant agreement or plan administrator provides otherwise.

        Upon exercise of a unit appreciation right, we will issue new common units, acquire common units on the open market or directly from any person or use any combination of the foregoing, in the plan administrator's discretion. If we issue new common units upon exercise of the unit appreciation right, the total number of common units outstanding will increase. The availability of unit appreciation rights is intended to furnish additional compensation to plan participants and to align their economic interests with those of common unitholders.

  Distribution Equivalent Rights

        The plan administrator may, in its discretion, grant distribution equivalent rights ("DERs") with respect to awards other than Restricted Units. DERs entitle the participant to receive cash equal to the amount of any cash distributions made by us during the period the award is outstanding. Payment of a DER may be subject to the same vesting terms as the award to which it relates.

401(k) Savings and Profit Sharing Plan

        Our predecessor, Global Companies LLC, adopted a 401(k) Savings and Profit Sharing Plan for the benefit of employees of Global Companies LLC and their affiliates. Subsequent to the transactions described in this prospectus, our general partner will maintain the 401(k) Savings and Profit Sharing Plan. The plan permits all eligible employees to make voluntary pre-tax contributions to the plan, subject to applicable tax limitations. Our general partner may make a discretionary matching contribution to the plan for each eligible employee equal to 50% of each employee's contribution, up to a maximum contribution of 3% of the employee's pre-tax annual compensation, subject to certain limitations under federal law. Eligible employees may elect to contribute up to 25% of their compensation to the plan for each plan year. Employee contributions are subject to annual dollar limitations, which are periodically adjusted by the cost of living index. Participants in the plan are always fully vested in any matching contributions under the plan; however, additional discretionary contributions are subject to vesting. The plan is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code so that contributions to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions, if any, will be deductible when made.

Pension Plan

        Our predecessor, Global Companies LLC, adopted the Pension Plan for the benefit of employees of Global Companies LLC and their affiliates. Subsequent to the transactions described in this prospectus, our general partner will maintain the Pension Plan. If our general partner becomes unable to satisfy its obligations under the Pension Plan, then we and our subsidiaries might become liable for such obligations. All employees who (1) are 21 years of age or older, (2) are not covered by a collective bargaining agreement, (3) have been employed by our predecessor, our general partner or one of our operating subsidiaries for one year prior to enrollment in the plan and (4) have worked for our predecessor, our general partner or one of our operating subsidiaries at least 1,000 hours during the applicable plan year are eligible to participate in the plan. An employee is fully vested in benefits under the plan after completing five years of service or upon termination due to death, disability or retirement. When an employee retires at age 65, the employee can elect to receive either a lump sum distribution or monthly benefit payments under the plan equal to (1) 23% of the employee's average monthly compensation for the five consecutive calendar years during which the employee received the highest amount of pay ("Average Compensation") plus (2) 19.5% of the employee's Average Compensation in excess of his monthly "covered compensation" for Social Security purposes, as provided in the plan. However, if an employee completes less than 30 years of service on his termination at or after reaching age 65, the monthly benefit will be reduced by 1/30th for each year less than 30 years completed by the employee. If an employee is terminated before age 65, his benefit beginning at age 65 would be based on his Average Compensation multiplied by a fraction, the numerator of which is a number of years of service at termination (not to exceed 30) and the denominator of which is the number of years such employee would have served (not to exceed 30) had he stayed until age 65. An employee who is terminated after completing at least five years of service will be eligible for an early retirement benefit determined as described in the preceding sentence.

        We also have a non-qualified pension plan for a former employee. Please read Note 8 of the Notes to the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor) for further detail.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of units of Global Partners LP that will be issued upon the consummation of this offering and the related transactions and held by beneficial owners of 5% or more of the units, by each director and named executive officer of our general partner and by all directors and executive officers of our general partner as a group. The table does not include common units expected to be purchased in the directed unit program and assumes that the underwriters' option to purchase additional common units is not exercised.

Name of Beneficial Owner(1)	Common Units to be Beneficially Owned	Percentage of Common Units to be Beneficially Owned	Subordinated Units to be Beneficially Owned	Percentage of Subordinated Units to be Beneficially Owned	Percentage of Total Units to be Beneficially Owned
Global Petroleum Corp.(2)	226,736	4.0%	1,723,196	30.5%	17.3%
Larea Holdings LLC(3)	74,242	1.3%	564,242	10.0%	5.7%
Larea Holdings II LLC(4)	37,121	*	282,121	5.0%	2.8%
Montello Oil Corporation(5)	308,552	5.5%	2,344,992	41.6%	23.5%
Sandwich Terminal, L.L.C.(6)	1,114	*	8,464	*	*
Chelsea Terminal Limited Partnership(7)	94,659	1.7%	719,409	12.8%	7.2%
Alfred A. Slifka(2)(5)(6)(7)(8)	631,061	11.2%	4,796,061	85.0%	48.1%
Richard Slifka(2)(5)(6)(7)(8)	631,061	11.2%	4,796,061	85.0%	48.1%
Eric Slifka(3)	74,242	1.3%	564,242	10.0%	5.7%
Amy Cook(4)	37,121	*	282,121	5.0%	2.8%
Karen Dattilo(4)	37,121	*	282,121	5.0%	2.8%
Andrew Slifka(4)	37,121	*	282,121	5.0%	2.8%
Thomas A. McManmon, Jr.	—	—	—	—	—
Edward J. Faneuil	—	—	—	—	—
Charles A. Rudinsky	—	—	—	—	—
David K. McKown	—	—	—	—	—
Robert J. McCool	—	—	—	—	—
Kenneth I. Watchmaker	—	—	—	—	—
All directors and executive officers as a group (9 persons)	705,303	12.5%	5,360,303	95.0%	53.8%

*
Less than 1%.

(1)
The address for each person or entity listed is P.O. Box 9161, 800 South Street, Suite 200, Waltham, Massachusetts 02454-9161.

(2)
ASRS Global General Partnership owns 100% of the ownership interests in Global Petroleum Corp. Alfred A. Slifka and Richard Slifka are equal owners of ASRS Global General Partnership. As general partners of ASRS Global General Partnership, Alfred A. Slifka and Richard Slifka share voting and investment power with respect to, and therefore may be deemed to beneficially own the units owned by Global Petroleum Corp.

(3)
Eric Slifka owns 100% of the ownership interests in Larea Holdings LLC and has sole voting and investment power with respect to units owned by Larea Holdings LLC. Eric Slifka may, therefore, be deemed to beneficially own the units held by Larea Holdings LLC. Eric Slifka is the son of Alfred A. Slifka.

(4)
Amy Cook, Karen Dattilo and Andrew Slifka each has a 33 1/3% ownership interest in Larea Holdings II LLC and share proportionate voting and investment power with respect to units owned by Larea Holdings II LLC. Each of Amy Cook, Karen Dattilo and Andrew Slifka may, therefore, be deemed to beneficially own the units held by Larea Holdings II LLC. Amy Cook, Karen Dattilo and Andrew Slifka are the children of Richard Slifka.

(5)
ASRS Montello General Partnership owns 72.8% of the ownership interests in Montello Oil Corporation. Alfred A. Slifka and Richard Slifka are equal owners of ASRS Montello General Partnership. Alfred A. Slifka and Richard Slifka share voting and investment power with respect to, and therefore, may be deemed to beneficially own, the units owned by Montello Oil Corporation.

(6)
Alfred A. Slifka and Richard Slifka are equal owners of Sandwich Terminal, L.L.C. and share voting and investment power with respect to, and therefore, may be deemed to beneficially own, the units owned by Sandwich Terminal, L.L.C.

(7)
Chelsea Terminal Corp. is the general partner of Chelsea Terminal Limited Partnership. Alfred A. Slifka and Richard Slifka are equal owners of Chelsea Terminal Corp. and each owns a 50% limited partner interest in Chelsea Terminal Limited Partnership. Alfred A. Slifka and Richard Slifka share voting and investment power with respect to, and therefore, may be deemed to beneficially own, the units owned by Chelsea Terminal Limited Partnership.

(8)
Beneficially owned unit amounts for each of Alfred A. Slifka and Richard Slifka consist of the units owned by Global Petroleum Corp., Montello Oil Corporation, Sandwich Terminal, L.L.C. and Chelsea Terminal Limited Partnership. Alfred A. Slifka and Richard Slifka are brothers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        After this offering, affiliates of our general partner will own 742,424 common units and 5,642,424 subordinated units representing a 55.4% limited partner interest in us. In addition, our general partner will own a 2% general partner interest in us.

Distributions and Payments to Our General Partner and Its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation, and liquidation of Global Partners LP. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

Formation Stage

The consideration received by our general partner and its affiliates for the contribution of their interests	•	742,424 common units;
	•	5,642,424 subordinated units;
	•	2% general partner interest in Global Partners LP;
	•	the incentive distribution rights;
	•	$43.0 million in cash and receivables; and
•
the repayment of $51.0 million of outstanding indebtedness under a term loan of Global Petroleum Corp. and certain other Slifka family entities guaranteed by affiliates of Global Petroleum Corp., including Global Companies LLC, Glen Hes Corp., Global Montello Group LLC and Chelsea Sandwich LLC.

Operational Stage

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions 98% to the unitholders, including affiliates of our general partner, as the holders of an aggregate of 742,424 common units and all of the subordinated units, and 2% to our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target levels, our general partner will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target level.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $0.4 million on the 2% general partner interest and $10.5 million on their common units and subordinated units.
Payments to our general partner and its affiliates
Our general partner will not receive a management fee or other compensation for its management of Global Partners LP. Our general partner and its affiliates will be reimbursed for expenses incurred on our behalf. Our partnership agreement provides that our general partner will determine the amount of these expenses.

Withdrawal or removal of our general partner
If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of Our General Partner."

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Background of the Transactions

        We are a Delaware limited partnership recently formed by affiliates of the Slifka family to own and operate the business that has historically been conducted by Global Companies LLC and its affiliates, Glen Hes Corp., Global Montello Group LLC and Chelsea Sandwich LLC. Our general partner will manage our operations and activities. Affiliates of the Slifka family own 100% of the ownership interests in our general partner. Our general partner is controlled by Alfred A. Slifka and Richard Slifka through their beneficial ownership of entities that own ownership interests in our general partner.

        In connection with the closing of this offering, in addition to the 55.4% limited partner interest and the 2% general partner interest in us, the transactions described above in "Formation Stage" will result in $43.0 million in cash and receivables being distributed to affiliates of the Slifka family. In addition, $51.0 million of indebtedness currently owed by Global Petroleum Corp. and certain other Slifka family entities will be repaid. The transactions were structured to induce the members of the Slifka family to contribute to us, on a tax-efficient basis, their ownership interests in our predecessors.

        The ownership interests in us were structured to provide an approximately 50% limited partner interest to purchasers of common units and 50% limited partner interest to the owners of subordinated units, assuming the underwriters' option to purchase additional units is exercised.

        We believe that conducting our operations through a publicly traded limited partnership will offer us the following advantages:

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  access to the public equity and debt capital markets;

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  a lower cost of capital for expansions and acquisitions;

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  an enhanced ability to use equity securities as consideration in future acquisitions; and

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  an overall lower effective income tax rate to our unitholders than if we were a corporation.

        We have entered into or will enter into the various documents and agreements that will effect the transactions, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds of this offering. These agreements will not be the result of arm's-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with vesting assets into our subsidiaries, will be paid from the proceeds of this offering.

Omnibus Agreement

        Upon the closing of this offering, we will enter into an omnibus agreement with certain members of the Slifka family and our general partner that will address the following matters:

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  the agreement of certain members of the Slifka family not to compete with us and to cause their affiliates not to compete with us under certain circumstances; and

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  the obligation of Global Petroleum Corp. and certain of its affiliates to indemnify us for certain liabilities.

        This agreement is not the result of arm's-length negotiations and may not have been effected on terms at least as favorable to the parties to this agreement as could have been obtained from unaffiliated third parties.

  Noncompetition

        Each of Alfred A. Slifka and Richard Slifka will agree, and will cause their affiliates to agree, for so long as such individual, Eric Slifka or controlled affiliates thereof, individually or as part of a group, control our general partner, and Eric Slifka will agree, and will cause his affiliates to agree, through December 31, 2010, unless his obligation is terminated earlier pursuant to the terms of his employment agreement with our general partner, not to engage in, acquire or invest in any business having assets engaged in the following businesses; (1) the wholesale marketing, sale, distribution and transportation (other than transportation by truck) of refined petroleum products in the United States, provided such activity generates qualifying income (as defined in Section 7704 of the Internal Revenue Code); (2) the storage of refined petroleum products in connection with any of the activities described in (1); and (3) bunkering. These restrictions will not apply to:

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  any assets not contributed to us in connection with this offering, including any replacements and natural extensions thereof;

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  the ownership, individually or collectively, of up to 9.9% in a publicly traded entity that competes with us as long as none of Alfred A., Richard or Eric Slifka are on the board of directors of the publicly traded entity;

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  any investment in or acquisition of any restricted business in an aggregate amount of up to $5.0 million per year; and

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  any investment in or acquisition of any restricted business in excess of an aggregate amount of $5.0 million per year with the approval of our conflicts committee.

  Indemnification

        Under the omnibus agreement, Global Petroleum Corp. and certain of its affiliates and our general partner (collectively, the "Indemnitors") will indemnify us for five years after the closing of this offering against certain potential environmental liabilities associated with the operation of the assets and occurring before the closing date of this offering and indefinitely against claims for covered environmental liabilities made before the fifth anniversary of the closing of this offering and indefinitely against potential liabilities resulting from the two lawsuits alleging MTBE contamination in the groundwater in Massachusetts in which Global Companies LLC is a named defendant. Please read "Business—Legal Proceedings—Environmental." The obligation of the Indemnitors will not exceed $7.5 million and they will not have any indemnification obligation in any 12-month period (starting with the closing date of the offering) until our losses for that period exceed $400,000 in the aggregate and then only to the extent such aggregate losses exceed $400,000. Any unused amounts, including carried over unused amounts, will be carried over to the next 12-month period. After the fifth anniversary of the closing of this offering, the annual deductible (not including carried over amounts) will be reduced to $150,000. The Indemnitors will have no indemnification obligations with respect to environmental matters for claims made as a result of changes in environmental laws promulgated after the closing date of this offering.

        Additionally, the Indemnitors will indemnify us for losses attributable to title defects, retained assets and liabilities (including environmental liabilities at the Revere terminal) and income taxes attributable to pre-closing operations and the formation transactions. Furthermore, we will indemnify the Indemnitors for all losses attributable to the post-closing operations of the assets contributed to us, to the extent not subject to their indemnification obligations.

Shared Services Agreements

        We are party to shared services agreements with Global Petroleum Corp. and with Alliance Energy Corp. We believe the terms of these agreements are at least as favorable as could have been obtained from unaffiliated third parties. Under each agreement, we provide Global Petroleum Corp. and Alliance Energy Corp. with certain accounting, treasury, legal, information technology, human resources and financial operations support for which Global Petroleum Corp. and Alliance Energy Corp., as applicable, pay us an amount based upon the cost associated with provision of such services. In addition, Global Petroleum Corp. provides us with certain terminal, environmental and operational support services, for which we pay a fee based on an agreed assessment of the cost associated with provision of such services. Pursuant to these agreements, for the years ended December 31, 2002, 2003 and 2004, Global Companies LLC paid to Global Petroleum Corp. a net total of $49,000, $67,000 and $67,000, respectively, and for the years ended December 31, 2002, 2003 and 2004, Global Companies LLC received from Alliance Energy Corp. a total of $284,000, $320,000 and $320,000, respectively.

Throughput Agreement with Global Petroleum Corp.

        We have an exclusive throughput agreement with Global Petroleum Corp., one of our affiliates, with respect to the Revere terminal in Revere, Massachusetts. We believe the terms of this agreement are at least as favorable as could have been obtained from unaffiliated third parties. This agreement provides for more than two million barrels of storage capacity for our refined petroleum products. We retain the title of all products stored at this terminal. Please also see "Business—Storage—Bulk Terminals That We Own or Operate or at Which We Maintain Dedicated Storage—Revere Terminal (Revere, Massachusetts)" for more information. The term of this agreement ends December 31, 2013. The agreement automatically renews annually unless it is terminated by either party by giving 90 days notice. We pay a monthly fee to Global Petroleum Corp., which is adjusted according to the Consumer Price Index for the Northeast region and for certain contractual costs. Pursuant to this agreement, for the years ended December 31, 2002, 2003 and 2004, Global Companies LLC paid (including increases in certain contractual costs but excluding amortization of deferred rent) to Global Petroleum Corp. a total of $7.3 million, $7.9 million and $8.0 million, respectively. Throughout the term of the Throughput Agreement with Global Petroleum Corp., we will have a right of first refusal through September 30, 2014 to purchase or lease the Revere terminal if Global Petroleum Corp. desires to sell or lease the Revere terminal to a third party.

Relationship of Management with Global Petroleum Corp. and Alliance Energy Corp.

        Some members of our management team are also officers and/or directors of two of our affiliates, Global Petroleum Corp. and Alliance Energy Corp. Global Petroleum Corp. is wholly owned by ASRS Global General Partnership, an entity that is owned equally by Alfred A. and Richard Slifka. Messrs. McManmon, Faneuil and Rudinsky spend a portion of their time providing services to Global Petroleum Corp. under a shared services agreement. Please read "—Shared Services Agreements."

        Alliance Energy Corp. is 90% owned by members of the Slifka family. Alfred A. and Richard Slifka each own 15% of Alliance Energy Corp., and they together control another 60% of this entity through voting trusts for the benefit of their six children, each of which owns 10% of Alliance Energy Corp. In addition, Mr. McManmon owns 5% of Alliance Energy Corp., and the remaining 5% ownership interest is held by a former employee of Global Companies LLC, Willard Poires. Under a shared services agreement, Messrs. Eric Slifka, McManmon, Faneuil and Rudinsky spend a portion of their time providing services to Alliance Energy Corp., and Mr. McManmon is compensated for such services by Alliance Energy Corp. Please read "—Shared Services Agreements."

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, on the one hand, and us and our unaffiliated limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage the general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to our unitholders and us.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner's fiduciary duties to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

        Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

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  approved by the conflicts committee, although our general partner is not obligated to seek such approval;

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

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  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of our general partner. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.

        Conflicts of interest could arise in the situations described below, among others.

Our general partner's affiliates may compete with us.

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner or those activities incidental to its ownership of interests in us. Except as provided in our partnership agreement and the omnibus agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Please read "Certain Relationships and Related Transactions—Omnibus Agreement."

Our general partner is allowed to take into account the interests of parties other than us in resolving conflicts.

        Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

We do not have any officers or employees and rely solely on officers and employees of our general partner and certain of our operating subsidiaries.

        We do not have any officers or employees and rely solely on officers and employees of our general partner and certain of our operating subsidiaries. Affiliates of our general partner will conduct businesses and activities of their own in which we will have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to affiliates of our general partner. The officers of our general partner will not be required to work full time on our affairs. These officers may devote significant time to the affairs of affiliates of our general partner. Messrs. Eric Slifka, McManmon, Faneuil and Rudinsky will spend a portion of their time providing services to certain of our affiliates. Please read "Management—Relationship of Management with Global Petroleum Corp. and Alliance Energy Corp."

Our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

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  provides that the general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

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  generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us, as determined by the general partner in good faith, and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

        The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

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  amount and timing of asset purchases and sales;

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  cash expenditures;

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  borrowings;

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  issuance of additional units; and

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  the creation, reduction, or increase of reserves in any quarter.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by the general partner to our unitholders, including borrowings that have the purpose or effect of:

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  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

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  hastening the expiration of the subordination period.

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read "How We Make Cash Distributions—Subordination Period."

        Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating company, or its operating subsidiaries.

We will reimburse our general partner and its affiliates for expenses.

        We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith. Please read "Certain Relationships and Related Party Transactions."

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts, and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations.

        Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

        Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

Common units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right."

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

We may choose not to retain separate counsel for ourselves or for the holders of common units.

        The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Fiduciary Duties

        Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by the general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of our general partner's state-law fiduciary duty standards. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner beneficial both to its owners, as well as to you. Without these modifications, the general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable the general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.
Partnership agreement modified standards
Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:
• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
• "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud, willful misconduct or gross negligence.
Rights and remedies of unitholders
The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Description of the Common Units—Transfer of Common Units." This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        Under our partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence. We also must provide this indemnification for criminal proceedings when our general partner or these other persons acted with no reasonable cause to believe that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and therefore unenforceable. Please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and "How We Make Cash Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

  Duties

        American Stock Transfer and Trust Company will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a common unit; and

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  other similar fees or charges.

        There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

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  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

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  automatically requests admission as a substituted limited partner in our partnership;

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  agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

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  represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

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  grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

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  gives the consents, covenants, representations and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

        An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any unrecorded transfers for which a completed and duly executed transfer application has been received to be recorded on our books and records no less frequently than quarterly.

        A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

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  the right to assign the common unit to a purchaser or other transferee; and

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  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

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  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application and certification as to itself and any beneficial holders; and

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  may not receive some federal income tax information or reports furnished to record holders of common units.

        The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read "The Partnership Agreement—Status as Limited Partner or Assignee."

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. The partnership agreements and limited liability company agreements of our subsidiaries are included as exhibits to the registration statement of which this prospectus constitutes a part. We will provide prospective investors with a copy of these agreements upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

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  with regard to distributions of available cash, please read "How We Make Cash Distributions";

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  with regard to the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties";

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  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units"; and

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  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization and Duration

        We were organized on March 2, 2005 and have a perpetual existence.

Purpose

        Our purpose under the partnership agreement is limited to any business activities that are approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us, our operating company or its subsidiaries to engage in activities other than the marketing, storage, terminalling, transportation and distribution of refined petroleum products, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

        Each limited partner and each person who acquires a unit from a unitholder and executes and delivers a transfer application and certification, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Voting Rights

        The following matters require the unitholder vote specified below. Various matters require the approval of a "unit majority," which means:

  •
  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

  •
  after the subordination period, the approval of a majority of the common units.

        In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us and our limited partners.

Issuance of additional units	No approval rights.
Amendment of our partnership agreement
Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of Our Partnership Agreement."
Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Termination and Dissolution."
Continuation of our partnership upon dissolution	Unit majority. Please read "—Termination and Dissolution."
Withdrawal of our general partner
Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2015 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."
Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."

Transfer of our general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or to another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to September 30, 2015. Please read "—Transfer of General Partner Interests."
Transfer of incentive distribution rights
Except for transfers to an affiliate or another person as part of our general partner's merger or consolidation, sale of all or substantially all of its assets or the sale of all of the ownership interests in such holder, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to September 30, 2015. Please read "—Transfer of Incentive Distribution Rights."
Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in Our General Partner."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        In 2004, our subsidiaries conducted business in 19 states. Our subsidiaries may conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our membership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

        Upon issuance of additional partnership securities, our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner's 2% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates' percentage interest, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of Our Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

  Prohibited Amendments

        No amendment may be made that would:

  (1)
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

  (2)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in at its option.

        The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) and (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, affiliates of our general partner will own 56.6% of the outstanding units.

  No Unitholder Approval

        Our general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

  (1)
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  (2)
  the admission, substitution, withdrawal, or removal of partners in accordance with the partnership agreement;

  (3)
  a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our operating company, nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  (4)
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

  (6)
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  (7)
  an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  (8)
  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, or other entity, as otherwise permitted by our partnership agreement;

  (9)
  a change in our fiscal year or taxable year and related changes;

  (10)
  mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

  (11)
  any other amendments substantially similar to any of the matters described in (1) through (10) above.

        In addition, our general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee in connection with a merger or consolidation approved in accordance with our partnership agreement, or if our general partner determines that those amendments:

  (1)
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  (3)
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

  (4)
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

  (5)
  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Unitholder Approval

        Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described under "—No Unitholder Approval" should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        A merger or consolidation of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination, or approving on our behalf the sale, exchange, or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, the transaction would not result in a material amendment to the partnership agreement, each of our units will be an identical unit of our partnership following the transaction, the units to be issued do not exceed 20% of our outstanding units immediately prior to the transaction and our general partner has received an opinion of counsel regarding certain limited liability and tax matters.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  (2)
  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

  (3)
  the entry of a decree of judicial dissolution of our partnership; or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  (1)
  the action would not result in the loss of limited liability of any limited partner; and

  (2)
  neither our partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "How We Make Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2015 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2015, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up, and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner's removal. At the closing of this offering, affiliates of our general partner will own 56.6% of the outstanding units.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where the general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for the transfer by our general partner of all, but not less than all, of its general partner interest in our partnership to:

  •
  an affiliate of our general partner (other than an individual), or

  •
  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in our partnership to another person prior to September 30, 2015 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in Our General Partner

        At any time, the members of our general partner may sell or transfer all or part of their membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest of the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to September 30, 2015, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units excluding common units held by our general partner and its affiliates. On or after September 30, 2015, the incentive distribution rights will be freely transferable.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Global GP LLC as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

        Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

  (1)
  the highest cash price paid by either of our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; and

  (2)
  the current market price as of the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Tax Consequences—Disposition of Common Units."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

        Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

        An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read "—Meetings; Voting." Transferees who do not execute and deliver a transfer application and certification will not be treated as assignees or as record holders of common units, and will not receive cash distributions, federal income tax allocations, or reports furnished to holders of common units. Please read "Description of the Common Units—Transfer of Common Units."

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state, or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest in because of the nationality, citizenship, or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship, or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship, or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events:

  (1)
  our general partner;

  (2)
  any departing general partner;

  (3)
  any person who is or was an affiliate of our general partner or any departing general partner;

  (4)
  any person who is or was a officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;

  (5)
  any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner or any of their affiliates; or

  (6)
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf on-site at our terminals and pipeline, and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtained:

  (1)
  a current list of the name and last known address of each partner;

  (2)
  a copy of our tax returns;

  (3)
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  (4)
  copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments, and powers of attorney under which they have been executed;

  (5)
  information regarding the status of our business and financial condition; and

  (6)
  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests, could damage us or our business or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units, subordinated units, or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Global GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered by this prospectus, affiliates of our general partner will hold an aggregate of 742,424 common units and 5,642,424 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

        The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act of 1933, except that any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act of 1933 or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the securities outstanding; or

  •
  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the current public information requirements, volume limitations, manner of sale provisions, and notice requirements of Rule 144.

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Securities."

        Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act of 1933 and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act of 1933 or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

        We, the officers and directors of our general partner, Global GP LLC have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Global Partners LP and our operating company.

        The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 1% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating company will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

  •
  neither we nor our operating company will elect to be treated as a corporation; and

  •
  for each taxable year, more than 90% of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Vinson & Elkins L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of Global Partners LP will be treated as partners of Global Partners LP for federal income tax purposes. Also:

  •
  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

  •
  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Global Partners LP for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.'s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Global Partners LP for federal income tax purposes.

Tax Consequences of Unit Ownership

  Flow-through of Taxable Income

        We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

  Treatment of Distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

  Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2008, will be allocated an amount of federal taxable income for that period that will be 30% or less of the cash distributed with respect to that period. We anticipate that after the taxable year ending December 31, 2008, the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

  Basis of Common Units

        A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

  Limitations on Deductibility of Losses

        The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  our interest expense attributed to portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and its affiliates, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

  •
  his relative contributions to us;

  •
  the interests of all the partners in profits and losses;

  •
  the interest of all the partners in cash flow; and

  •
  the rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and

Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

  •
  any cash distributions received by the unitholder as to those units would be fully taxable; and

  •
  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

  Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Tax Rates

        In general, the highest effective U.S. federal income tax rate for individuals is currently 35.0% and the maximum U.S. federal income tax rate for net capital gains of an individual for is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition.

  Section 754 Election

        We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we anticipate adopting for some or all of our assets), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation

Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "—Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units."

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

  Initial Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the general partner. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

        A purchaser of units who purchases units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may lead to the imposition of substantial penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker.

  Constructive Termination

        We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income. Recent legislation also includes net income derived from the ownership of an interest in a "qualified publicly traded partnership" as qualified income to a regulated investment company. We expect that we will meet the definition of a qualified publicly traded partnership.

However, this legislation is only effective for regulated investment companies with taxable years beginning after October 22, 2004.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a U.S. trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names Global GP LLC as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  whether the beneficial owner is:

  —
  a person that is not a U.S. person;

  —
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  —
  a tax-exempt entity;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-related and Assessable Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        More stringent rules, including additional penalties and extended statutes of limitations, may apply as a result of our participation in "listed transactions" or "reportable transactions with a significant tax avoidance purpose." While we do not anticipate participating in such transactions, if any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income relating to such a transaction, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in California, Connecticut, Georgia, Louisiana, Maine, Maryland, Massachusetts, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Vermont and Virginia. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN GLOBAL PARTNERS LP BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that the general partner also would be fiduciaries of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  •
  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

  •
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by the general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in the first bullet.

        Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

        Lehman Brothers Inc. is acting as representative of the underwriters. Under the terms of an underwriting agreement, a form of which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below has severally agreed to purchase from us the number of common units opposite its name below.

Underwriters	Number of Common Units
Lehman Brothers Inc.
KeyBanc Capital Markets, a Division of McDonald Investments Inc.
Raymond James & Associates, Inc.
RBC Capital Markets Corporation
Banc of America Securities LLC

Total	4,900,000

        The underwriting agreement provides that the underwriters' obligations to purchase the common units depend on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the obligation to purchase all of the common units offered hereby if any of the common units are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there has been no material adverse change in the condition of us or in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table shows the underwriting discounts and commissions we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. This underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us to purchase the common units. On a per unit basis, the underwriting fee is    % of the initial price to the public.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

        We will pay an advisory fee equal to an aggregate of 0.625% of the gross proceeds of this offering (including any exercise of the underwriters' option to purchase additional common units) to Lehman Brothers Inc. for evaluation, analysis and structuring of our partnership.

        The representative of the underwriters has advised us that they propose to offer the common units directly to the public at the initial price to the public set forth on the cover page of this prospectus and to selected dealers, which may include the underwriters, at this price to the public less a concession not in excess of $            per common unit. The underwriters may allow, and the selected dealers may reallow, a discount from the concession not in excess of $            per common unit to certain brokers and dealers. After the offering, the representative may change the offering price and other selling terms.

        In no event will the maximum amount of compensation to be paid to NASD members in connection with this offering exceed 10% of the gross proceeds (plus 0.5% for bona fide, accountable due diligence expenses).

        The expenses of the offering that are payable by us, other than underwriting discounts and commissions and advisory fees, are estimated to be approximately $3.5 million. Lehman Brothers Inc. has agreed to reimburse us for a portion of these expenses in an amount equal to 0.25% of the gross proceeds of this offering (including any exercise of the underwriters' option to purchase additional common units).

Option to Purchase Additional Common Units

        We have granted to the underwriters an option exercisable for 30 days after the date of this prospectus to purchase from time to time up to an aggregate of 735,000 additional common units at the initial price to the public less the underwriting discounts and commissions set forth on the cover page of this prospectus. This option may be exercised if the underwriters sell more than 4,900,000 common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to satisfaction of the conditions specified in the underwriting agreement, to purchase a number of additional common units proportionate to the underwriter's initial commitment as indicated in the preceding table. We will use the net proceeds from any exercise of the underwriters' option to purchase additional common units to redeem from affiliates of the Slifka family a number of common units equal to the number of common units issued upon exercise of the option at a price per common unit equal to the proceeds per common unit before expenses, but after underwriting discounts and commissions.

Lock-Up Agreements

        We, our subsidiaries, our general partner and its affiliates, including the directors and executive officers of our general partner and the participants in our directed unit program, have agreed not to, subject to some exceptions, and limited extensions in certain circumstances, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common units or any securities which may be converted into or exchanged for any common units or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common units for a period of 180 days after the date of this prospectus other than permitted transfers without the prior written consent of Lehman Brothers Inc.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Offering Price Determination

        Prior to this offering, there has been no public market for the common units. The initial public offering price was determined by negotiation between the representative and us. In determining the initial public offering price of our common units, the representative will consider:

  •
  the history and the prospects for the industry in which we will compete;

  •
  our financial information;

  •
  the ability of our management and our business potential and earnings prospects;

  •
  the prevailing securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded common units of generally comparable entities.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed unit program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Unit Program

        At our request, the underwriters have reserved for sale at the initial public offering price up to 392,000 of the common units offered hereby for officers, directors and employees of our general partner and our operating subsidiaries and certain other persons associated with us. The number of common units available for sale to the general public will be reduced to the extent these persons purchase the reserved common units. Any reserved units not so purchased will be offered by the underwriters to the general public on the same basis as the other units offered hereby.

Stabilization, Short Positions and Penalty Bids

        The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of the common units in excess of the number of common units the underwriters are obligated to purchase, which creates a syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

        Other than the prospectus in electronic format, information contained in any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange

        The common units have been approved for listing on the New York Stock Exchange under the symbol "GLP."

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of units offered by them.

Stamp Taxes

        If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

        Certain underwriters and their affiliates have performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services in the ordinary course of business with us and our other affiliates for which they received or will receive customary compensation. We have engaged KeyBanc Capital Markets, a Division of McDonald Investments Inc., ("KeyBanc") to provide financial advisory services pursuant to which we will pay KeyBanc a transaction fee under certain circumstances, including $500,000 upon the closing of this initial public offering. In addition, Bank of America, N.A., an affiliate of Bank of America Securities LLC, is a lender under the $51.0 million term loan guaranteed by us, and Fleet National Bank, N.A., another affiliate of Bank of America Securities LLC, is a lender under our current revolving credit facility. Bank of America, N.A. will be a lender under our new credit agreement. A portion of the of net proceeds of this offering will be used to repay the $51.0 million term loan and a portion of outstanding borrowings under our current revolving credit facility.

NASD Conduct Rules

        Because the National Association of Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

VALIDITY OF THE COMMON UNITS

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The combined financial statements of Global Companies LLC and Affiliates (Predecessor) at December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The balance sheet of Global Partners LP and the balance sheet of Global GP LLC as of June 30, 2005 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered in this prospectus, you may desire to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates or from the SEC's web site on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our registration statement can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        As a result of the offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. Our website on the Internet is located at http://www.globalp.com, and we expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. Our annual report will contain a detailed statement of any transactions with our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to our general partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

INDEX TO FINANCIAL STATEMENTS

GLOBAL PARTNERS LP UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Introduction	F-2
Unaudited Pro Forma Combined Balance Sheet as of June 30, 2005	F-3
Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31, 2004	F-4
Unaudited Pro Forma Combined Statement of Income for the Six Months Ended June 30, 2005	F-5
Notes to Unaudited Pro Forma Combined Financial Statements	F-6
GLOBAL COMPANIES LLC AND AFFILIATES (PREDECESSOR) HISTORICAL COMBINED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-9
Combined Statements of Income for the Years Ended December 31, 2002, 2003 and 2004 and the Six Months Ended June 30, 2004 and 2005 (unaudited)	F-10
Combined Balance Sheets as of December 31, 2003 and 2004 and June 30, 2005 (unaudited)	F-11
Combined Statements of Members' Equity for the Years Ended December 31, 2002, 2003 and 2004 and the Six Months Ended June 30, 2004 and 2005 (unaudited)	F-12
Combined Statements of Cash Flows for the Years Ended December 31, 2002, 2003 and 2004 and the Six Months Ended June 30, 2004 and 2005 (unaudited)	F-13
Notes to Historical Combined Financial Statements	F-14
GLOBAL PARTNERS LP HISTORICAL BALANCE SHEET
Report of Independent Registered Public Accounting Firm	F-33
Balance Sheet as of June 30, 2005	F-34
Note to Balance Sheet	F-35
GLOBAL GP LLC HISTORICAL BALANCE SHEET
Report of Independent Registered Public Accounting Firm	F-36
Balance Sheet as of June 30, 2005	F-37
Note to Balance Sheet	F-38

GLOBAL PARTNERS LP UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

INTRODUCTION

In connection with the closing of this offering, affiliates of the Slifka family will contribute 100% of the ownership interests in Global Companies LLC (which owns Glen Hes Corp.), Global Montello Group LLC and Chelsea Sandwich LLC (collectively, "Global Companies LLC and Affiliates") to Global Partners LP, a newly formed Delaware limited partnership. The assets, liabilities and results of operations of Global Companies LLC and Affiliates for periods prior to their actual contribution to Global Partners LP are presented as Global Companies LLC and Affiliates (Predecessor).

The accompanying unaudited pro forma combined financial statements of Global Partners LP should be read together with the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor) included elsewhere in this prospectus. The accompanying unaudited pro forma combined financial statements of Global Partners LP were derived by making certain adjustments to the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor). The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments.

The accompanying unaudited pro forma financial statements give effect to the contribution of 100% of the ownership interests in Global Companies LLC and Affiliates by affiliates of the Slifka family to Global Partners LP, the offering of units hereunder and the application of proceeds therefrom, the execution of an omnibus agreement and the related transactions in connection with the closing of this offering. The unaudited pro forma combined balance sheet assumes that the contribution, offering and related transactions occurred on June 30, 2005. The unaudited pro forma combined statement of income assumes that the contribution, offering and related transactions occurred on January 1, 2004. All of the assets and liabilities of Global Companies LLC and Affiliates contributed to Global Partners LP will be recorded at historical cost as it is considered to be a reorganization of entities under common control.

 GLOBAL PARTNERS LP
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
JUNE 30, 2005

	Global Companies LLC and Affiliates Historical	Pro Forma Adjustments		Global Partners LP Pro Forma
Assets
Current assets:
Cash and cash equivalents	$1,015,500	$105,350,000 (11,350,000) (43,000,000) (51,000,000)	(a) (b) (c) (d)	$1,015,500
Accounts receivable, less allowance of $1,935,000	122,265,156	(43,000,000)	(e)	79,265,156
Accounts receivable – affiliates	1,638,900	—		1,638,900
Inventories	197,185,572	—		197,185,572
Brokerage margin deposits	1,893,000	—		1,893,000
Prepaid expenses and other current assets	7,269,489	(172,977)	(d)	7,096,512

Total current assets	$331,267,617	$(43,172,977)		$288,094,640
Property and equipment, net	$22,132,091	$—		$22,132,091
Intangibles assets, net	11,414,005	—		11,414,005
Accounts receivable – affiliates	3,989,046	(3,989,046)	(d)	—
Notes and advances receivable	6,447,309	—		6,447,309
Other assets	2,467,682	(369,942)	(d)	2,097,740

Total assets	$377,717,750	$(47,531,965)		$330,185,785

Liabilities and partners' equity
Current liabilities:
Revolving line of credit	$104,900,000	$(43,605,953)	(c)	$61,294,047
Accounts payable	144,876,328	—		144,876,328
Notes payable, other – current portion	7,277,449	(7,000,000	)(d)	277,449
Accrued expenses and other current liabilities	16,343,439	1,200,000 (1,464,891)	(f) (g)	16,078,548
Obligations on forward fixed price contracts	28,355,932	—		28,355,932

Total current liabilities	$301,753,148	$(50,870,844)		$250,882,304
Notes payable, other – less current portion	$45,719,575	$(44,000,000)	(d)	$1,719,575
Other long-term liabilities	4,180,079	—		4,180,079
Partners' equity	26,064,948	(26,064,948)	(h)	—
Held by public:
Common units	—	105,350,000 (11,350,000)	(a) (b)	94,000,000
Held by the general partner and affiliates:
Common units	—	(5,264,000) 2,957,229	(d)(e) (h)	(2,306,771)
Subordinated units	—	(40,091,000) 22,522,465	(d)(e) (h)	(17,568,535)
General partner interest	—	(1,645,000) 924,133	(d)(e) (h)	(720,867)

Total liabilities and partners' equity	$377,717,750	$(47,531,965)		$330,185,785

The accompanying notes are an integral part of these Pro Forma Combined Financial Statements.

GLOBAL PARTNERS LP
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2004

	Global Companies LLC and Affiliates Historical	Pro Forma Adjustments		Global Partners LP Pro Forma
Sales	$3,187,568,928	$—		$3,187,568,928
Cost of sales	3,111,696,974	—		3,111,696,974

Gross profit	$75,871,954	$—		$75,871,954
Selling, general and administrative expenses	33,429,589	—		33,429,589
Operating expenses	19,608,132	—		19,608,132
Amortization expense	824,734	—		824,734

Operating income	$22,009,499	$—		$22,009,499
Interest expense	$(4,700,240)	$600,891 626,574	(j) (j)	$(3,472,775)

Income before income tax expense	$17,309,259	$1,227,465		$18,536,724
Income tax expense	—	(1,200,000)	(f)	(1,200,000)

Net income	$17,309,259	$27,465		$17,336,724

Less – Earnings allocable to general partner				346,733

Earnings allocable to limited partners				$16,989,991

Net earnings per limited partner unit				$1.51
Weighted average limited partner units outstanding				11,284,848

The accompanying notes are an integral part of these Pro Forma Combined Financial Statements.

 GLOBAL PARTNERS LP
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
SIX MONTHS ENDED JUNE 30, 2005

	Global Companies LLC and Affiliates Historical	Pro Forma Adjustments		Global Partners LP Pro Forma
Sales	$1,915,276,394	$—		$1,915,276,394
Cost of sales	1,872,397,070	—		1,872,397,070

Gross profit	$42,879,324	$—		$42,879,324
Selling, general and administrative expenses	17,782,739	(73,988)	(i)	17,708,751
Operating expenses	9,910,406	—		9,910,406
Amortization expense	811,402	—		811,402

Operating income	$14,374,777	$73,988		$14,448,765
Interest expense	(3,977,691)	1,464,891	(g)	(2,512,800)

Income before income tax expense	$10,397,086	$1,538,879		$11,935,965
Income tax	—	(1,200,000)	(f)	(1,200,000)

Net income	$10,397,086	$338,879		$10,735,965

Less – Earnings allocable to general partner				214,719

Earnings allocable to limited partners				$10,521,246

Net earnings per limited partner unit				$0.93
Weighted average limited partner units outstanding				11,284,848

 GLOBAL PARTNERS LP
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

JUNE 30, 2005

1. Basis of Presentation

The unaudited pro forma financial information is derived from the historical combined financial statements of Global Companies LLC and Affiliates (Predecessor). The historical combined financial statements of Global Companies LLC and Affiliates (Predecessor) include the assets, liabilities and results of operations of Global Companies LLC and Affiliates.

The unaudited pro forma combined financial statements reflect the following transactions:

  •
  the distribution by Global Companies LLC of $43.0 million in cash and receivables to those affiliates of the Slifka family holding 100% of the ownership interests in Global Companies LLC;

  •
  the contribution of Global Companies LLC and Affiliates to Global Partners LP in exchange for the issuance by Global Partners LP to affiliates of the Slifka family of 742,424 common units, 5,642,424 subordinated units, the 2% general partner interest represented by 230,303 general partner units and the incentive distribution rights;

  •
  the issuance by Global Partners LP of 4,900,000 common units to the public at an assumed initial offering price of $21.50 per common unit resulting in aggregate gross proceeds of $105.4 million;

  •
  the repayment of $51.0 million of outstanding indebtedness under a term loan of Global Petroleum Corp. and certain other Slifka family entities guaranteed by affiliates of Global Petroleum Corp., including Global Companies LLC and Affiliates;

  •
  the repayment of $43.0 million of borrowings outstanding under the revolving credit facility; and

  •
  the payment of estimated underwriting discounts and commissions, advisory fees and offering expenses of $11.4 million.

Upon completion of this offering, Global Partners LP anticipates incurring incremental selling, general and administrative expenses related to becoming a separate public entity (e.g., cost of tax return preparation, annual and quarterly reports to unitholders, stock exchange listing fees and registrar and transfer agent fees) in an annual amount of approximately $2.0 million. The unaudited pro forma combined financial statements do not reflect this $2.0 million in incremental selling, general and administrative expenses.

Additionally, upon completion of this offering, (i) Global Partners LP and/or its subsidiaries will enter into amended and restated agreements including Amended and Restated Terminal Storage Rental and Throughput Agreement with Global Petroleum Corp. and Amended and Restated Services Agreements with each of Global Petroleum Corp. and Alliance Energy Corp. and (ii) our general partner will enter into a new employment agreement with Eric Slifka, President and Chief Executive Officer. It is not anticipated that these agreements will materially impact the results of operations of Global Companies LLC and Affiliates (Predecessor) and therefore they have not been included in the pro forma financial statements contained herein.

2. Pro Forma Adjustments and Assumptions

        (a)   Reflects the gross proceeds to Global Partners LP of $105.4 million for the issuance and sale of 4,900,000 common units at an assumed initial public offering price of $21.50 per unit.

        (b)   Reflects the payment of estimated underwriting discounts and commissions, advisory fees and offering expenses of $11.4 million.

        (c)   Reflects the repayment of $43.0 million of borrowings outstanding under the revolving credit facility and the elimination of remaining bank origination fees of $605,953 relating to the repayment of the term loan.

        (d)   Reflects the repayment of $51.0 million of outstanding indebtedness under a term loan of Global Petroleum Corp. and certain other Slifka family entities guaranteed by affiliates of Global Petroleum Corp., including Global Companies LLC and Affiliates. This also reflects the elimination of current ($172,977) and long-term ($369,942) portions of bank origination fees associated with the term loan.

        (e)   Reflects the distribution of cash and receivables in the amount of $43.0 million to affiliates of the Slifka family.

        (f)    Reflects the income tax expense of Global Montello Group Corp., a corporate subsidiary of our operating company, Global Operating LLC, in the amount of approximately $1.2 million.

        (g)   Reflects the elimination of paid and accrued interest for the six months ended June 30, 2005 in the amount of $1,464,891 on the $51.0 million of outstanding indebtedness under a term loan of Global Petroleum Corp. and certain other Slifka family entities guaranteed by affiliates of Global Petroleum Corp., including Global Companies LLC and Affiliates.

        (h)   Reflects on a pro forma basis the allocation of the partner equity, of which $2,957,229 is allocated to common units owned by affiliates of the Slifka family, $22,522,465 is allocated to subordinated units owned by affiliates of the Slifka family and $924,133 is allocated to the 2% general partner interest.

        (i)    Reflects the elimination of amortized bank origination fees of $73,988 on the $51.0 million of outstanding indebtedness under a term loan of Global Petroleum Corp. and certain other Slifka family entities guaranteed by affiliates of Global Petroleum Corp., including Global Companies LLC and Affiliates.

        (j)    Reflects the elimination of interest paid in the amount of $600,891 and accrued interest in the amount of $626,574 for the year ended December 31, 2004 on the $51.0 million of outstanding indebtedness under a term loan of Global Petroleum Corp. and certain other Slifka family entities guaranteed by affiliates of Global Petroleum Corp., including Global Companies LLC and Affiliates.

3. Pro Forma Net Earnings per Limited Partner Unit

Pro forma net earnings per limited partner unit is determined by dividing the pro forma net earnings available to common and subordinated unitholders of Global Partners LP by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, the number of common and subordinated units outstanding was assumed to be 11,284,848.

All units were assumed to have been outstanding since January 1, 2004. Basic and diluted pro forma net earnings per unit are the same, as there are no potentially dilutive units expected to be outstanding at the closing of the offering.

Pursuant to the partnership agreement, the general partner is entitled to receive certain incentive distributions that will result in less net earnings allocable to common and subordinated unitholders provided that the quarterly distributions exceed certain targets. The pro forma net earnings per limited partner unit computations assume that no incentive distributions were made to the general partner because no such distributions would have been paid based upon the calculation of pro forma available cash from operating surplus for the periods presented.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Boards of Governors and Members of Global Companies LLC and Affiliates

        We have audited the accompanying combined balance sheets of Global Companies LLC and Affiliates (the "Companies") as of December 31, 2004 and 2003, and the related combined statements of income, members' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Companies' internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies' internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Global Companies LLC and Affiliates at December 31, 2004 and 2003, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

                      /s/ ERNST & YOUNG LLP

March 31, 2005, except for Note 11, as to which
    the date is July 29, 2005
Boston, Massachusetts

GLOBAL COMPANIES LLC AND AFFILIATES (PREDECESSOR)
COMBINED STATEMENTS OF INCOME

	Year Ended December 31			Six Months Ended June 30
	2002	2003	2004	2004	2005
				(unaudited)
Sales	$1,594,058,811	$2,478,457,112	$3,187,568,928	$1,511,236,306	$1,915,276,394
Cost of sales	1,538,882,430	2,411,405,842	3,111,696,974	1,472,268,994	1,872,397,070

Gross profit	$55,176,381	$67,051,270	$75,871,954	$38,967,312	$42,879,324
Selling, general and administrative expenses	27,440,271	30,221,623	33,429,589	15,593,025	17,782,739
Operating expenses	17,731,732	18,754,187	19,608,132	9,445,963	9,910,406
Amortization expense	26,664	26,664	824,734	13,332	811,402

Operating income	$9,977,714	$18,048,796	$22,009,499	$13,914,992	$14,374,777
Interest expense	(2,181,057)	(2,007,369)	(4,700,240)	(1,162,848)	(3,977,691)
Other income	1,050,000	—	—	—	—
Write-off of investment	(2,860,068)	—	—	—	—

Net income	$5,986,589	$16,041,427	$17,309,259	$12,752,144	$10,397,086

The accompanying notes are an integral part of these Combined Financial Statements.

GLOBAL COMPANIES LLC AND AFFILIATES (PREDECESSOR)
COMBINED BALANCE SHEETS

	December 31		June 30 2005
	2003	2004
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,455,438	$3,305,873	$1,015,500
Accounts receivable, less allowance of $1,862,000 in 2004, $2,002,000 in 2003 and $1,935,000 as of June 30, 2005	121,910,680	162,433,931	122,265,156
Accounts receivable – affiliates	2,313,978	2,081,057	1,638,900
Inventories	147,698,591	165,585,877	197,185,572
Brokerage margin deposits	3,990,822	8,537,748	1,893,000
Prepaid expenses and other current assets	2,986,171	3,580,587	7,269,489

Total current assets	$282,355,680	$345,525,073	$331,267,617
Property and equipment, net	14,757,600	22,630,437	22,132,091
Intangibles assets, net	273,346	12,225,407	11,414,005
Accounts receivable – affiliates	—	4,096,505	3,989,046
Notes and advances receivable	5,480,158	5,881,958	6,447,309
Other assets	1,399,888	2,602,138	2,467,682

Total assets	$304,266,672	$392,961,518	$377,717,750

Liabilities and members' equity
Current liabilities:
Revolving line of credit	$—	$139,900,000	$104,900,000
Accounts payable	161,313,531	140,484,950	144,876,328
Notes payable, other – current portion	1,141,300	5,277,449	7,277,449
Accrued expenses and other current liabilities	19,032,749	25,154,404	16,343,439
Obligations on forward fixed price contracts	26,447,449	6,488,363	28,355,932

Total current liabilities	$207,935,029	$317,305,166	$301,753,148
Revolving line of credit	42,400,000	—	—
Notes payable, other – less current portion	7,250,772	47,855,879	45,719,575
Other long-term liabilities	4,116,337	4,638,064	4,180,079
Commitments and contingencies (Note 9)
Members' equity	42,564,534	23,162,409	26,064,948

Total liabilities and members' equity	$304,266,672	$392,961,518	$377,717,750

The accompanying notes are an integral part of these Combined Financial Statements.

GLOBAL COMPANIES LLC AND AFFILIATES (PREDECESSOR)

COMBINED STATEMENTS OF MEMBERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

AND FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2005

	Global Petroleum Corp. and Affiliates	RYTTSA USA Inc.	Larea Holdings, LLC	Larea Holdings II, LLC	Total Members' Equity
December 31, 2001	$23,057,269	$23,998,384	$—	$—	$47,055,653
Net income and total comprehensive income	2,933,428	3,053,161	—	—	5,986,589
Distribution to members	10,060,946	10,471,600	—	—	20,532,546

December 31, 2002	$15,929,751	$16,579,945	$—	$—	$32,509,696
Net income and total comprehensive income	7,860,299	8,181,128	—	—	16,041,427
Distribution to members	2,933,428	3,053,161	—	—	5,986,589

December 31, 2003	$20,856,622	$21,707,912	$—	$—	$42,564,534
Distribution to members	7,860,299	8,181,128	—	—	16,041,427
Net income and total comprehensive income	9,670,630	7,143,173	330,304	165,152	17,309,259
Effect of RYTTSA transaction	—	(20,669,957)	—	—	(20,669,957)

December 31, 2004	$22,666,953	$—	$330,304	$165,152	$23,162,409
Distribution to members	6,370,365	—	749,455	374,727	7,494,547
Net income and total comprehensive income	8,837,523	—	1,039,709	519,854	10,397,086

June 30, 2005	$25,134,111	$—	$620,558	$310,279	$26,064,948

GLOBAL COMPANIES LLC AND AFFILIATES (PREDECESSOR)

COMBINED STATEMENTS OF MEMBERS' EQUITY

FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2004

	Global Petroleum Corp. and Affiliates	RYTTSA USA Inc.	Larea Holdings, LLC	Larea Holdings II, LLC	Total Members' Equity
December 31, 2003	$20,856,622	$21,707,912	$—	$—	$42,564,534
Net income and total comprehensive income	6,248,551	6,503,593	—	—	12,752,144
Distribution to members	7,860,299	8,181,128	—	—	16,041,427

June 30, 2004	$19,244,874	$20,030,377	$—	$—	$39,275,251

The accompanying notes are an integral part of these Combined Financial Statements.

GLOBAL COMPANIES LLC AND AFFILIATES (PREDECESSOR)
COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31			Six Months Ended June 30
	2002	2003	2004	2004	2005
				(unaudited)
Operating activities
Net income	$5,986,589	$16,041,427	$17,309,259	$12,752,144	$10,397,086
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,228,540	2,400,572	3,232,285	1,130,123	1,928,911
Write-off of investment	2,860,068	—	—	—	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(36,217,714)	11,106,667	(40,523,251)	23,102,828	40,168,775
Accounts receivable – affiliate	216,535	(1,731,311)	(3,863,584)	224,720	549,616
Inventories	(14,540,537)	(48,216,428)	(17,887,286)	1,640,250	(31,599,695)
(Gain) loss on sale of property and equipment	22,151	24,505	(298,709)	(298,709)	1,828
Prepaid expenses, all other current assets and other assets	33,425,954	762,177	(5,803,597)	3,149,290	2,524,951
Accounts payable	13,059,411	51,808,068	(20,828,581)	(52,156,712)	4,391,379
Accrued expenses and all other current liabilities	20,391,508	6,591,718	(13,810,806)	(16,813,903)	13,056,604
Other long-term liabilities	178,771	(205,015)	521,726	254,002	(457,985)

Net cash provided by (used in) operating activities	$27,611,276	$38,582,380	$(81,952,544)	$(27,015,967)	$40,961,470
Investing activities
Proceeds from sale on property and equipment	$53,879	$42,195	$859,348	$859,348	$5,000
Purchase of property and equipment	(3,361,886)	(2,199,608)	(2,025,869)	(836,216)	(625,992)

Net cash (used in) provided by investing activities	$(3,308,007)	$(2,157,413)	$(1,166,521)	$23,132	$(620,992)
Financing activities
(Payments on) proceeds from revolving line of credit, net	$(10,100,000)	$(27,400,000)	$97,500,000	$41,000,000	$(35,000,000)
Proceeds from (payments on) note payable to bank	6,000,000	—	(6,000,000)	—	—
Proceeds from term loan	—	—	51,000,000	—	—
Payments to RYTTSA (Note 1)	—	—	(43,230,329)	—	—
Payments on note payable, other	(225,034)	(241,300)	(258,744)	(552,117)	(136,304)
Distribution to members	(20,532,546)	(5,986,589)	(16,041,427)	(16,041,427)	(7,494,547)

Net cash (used in) provided by financing activities	$(24,857,580)	$(33,627,889)	$82,969,500	$24,406,456	$(42,630,851)
(Decrease) increase in cash and cash equivalents	(554,311)	2,797,078	(149,565)	(2,586,379)	(2,290,373)
Cash and cash equivalents at beginning of period	1,212,671	658,360	3,455,438	3,455,438	3,305,873

Cash and cash equivalents at end of period	$658,360	$3,455,438	$3,305,873	$869,059	$1,015,500

Supplemental information
Cash paid during the year for:
Interest	$2,129,782	$2,068,319	$4,119,214	$1,149,033	$4,516,195

The accompanying notes are an integral part of these Combined Financial Statements.

GLOBAL COMPANIES LLC AND AFFILIATES (PREDECESSOR)
NOTES TO HISTORICAL COMBINED FINANCIAL STATEMENTS

1.    Organization and Nature of Business

Global Companies LLC, a limited liability company formed in 1998, and its three affiliates, Global Montello Group LLC, Chelsea Sandwich LLC and Glen Hes Corp. (the "Affiliates," and together with Global Companies LLC, the "Companies") are involved in the wholesale and commercial distribution of refined petroleum products, natural gas and ancillary services to companies domestically and internationally on a limited basis.

On July 2, 2004, RYTTSA USA Inc. ("RYTTSA") sold its ownership interests in the Companies to Global Petroleum Corp. ("GPC") and certain of its affiliates and Larea Holdings, LLC and Larea Holdings II, LLC (collectively "Larea") (the "Transaction"). Upon completion of the Transaction on July 2, 2004, RYTTSA was no longer a member of the Companies.

The membership structure of the Companies consists of two classes of interests; voting and non-voting interests. Except for voting rights, each membership interest is identical to each other membership interest with respect to rights and privileges. Upon completion of the Transaction, ownership interests in the Companies were as follows: GPC and certain of its affiliates 85% (100% voting interest) and Larea 15% (no voting interest). The Companies (other than Glen Hes Corp.) are each managed by a board of governors, which was selected by the members holding voting membership interests in such Companies.

The Companies accounted for the Transaction in accordance with the provisions of Statement of Financial Accounting Standards No. 141, "Business Combinations," and Emerging Issue Task Force Issue No. 88-16, "Basis in Leveraged Buyout Transactions" ("EITF 88-16"). As provided under SEC Staff Accounting Bulletin No. 54, "Push Down Basis of Accounting Required in Certain Limited Circumstances" ("SAB 54"), the Companies have reflected all applicable purchase accounting adjustments recorded by GPC and certain of its affiliates in the Companies' combined financial statements for all periods subsequent to the Transaction ("Push Down Accounting"). Push Down Accounting requires the Companies to establish a new basis for the proportionate share of the assets and liabilities acquired based on the amount paid for this ownership interest on July 2, 2004. In accordance with EITF 88-16, the acquired assets and liabilities have been recorded at fair value based on the 51% interest acquired from RYTTSA.

The aggregate purchase price of RYTTSA's interest, $43,230,000 was allocated to the assets and liabilities based on their relative fair values at the time of acquisition. The following table presents the allocation of purchase price reflected in the accompanying combined financial statements on a Push Down Accounting basis:

Original carrying value of net assets acquired	$20,669,957
Fair Market Value Adjustments:
Property and equipment	8,841,782
Intangible assets	12,776,795
Other assets	941,466

Total	$22,560,043

Total purchase price	$43,230,000

GLOBAL COMPANIES LLC AND AFFILIATES (PREDECESSOR)
NOTES TO HISTORICAL COMBINED FINANCIAL STATEMENTS

2.    Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements reflect the accounts of Global Companies LLC, Global Montello Group LLC, Chelsea Sandwich LLC and Glen Hes Corp. as well as the Push Down Accounting adjustments related to the Transaction. The Companies are affiliated through, and managed by, common ownership and are co-signors and guarantors along with certain of their owners, on its bank line of agreement (Notes 2 and 7). All significant intercompany balances and transactions have been eliminated.

Interim Financial Statements

The combined financial statements for the six months ended June 30, 2004 and 2005 included herein have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The interim financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods.

Such adjustments are considered to be of a normal recurring nature. Results of operations for the six-month period ended June 30, 2005 are not necessarily indicative of the results of operations that will be realized for the year ending December 31, 2005. Due to the seasonality of the Companies' business, results of operations for the six-month period ended June 30, 2005 may not be indicative of the Companies' results of operations for the year ending December 31, 2005.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Companies consider highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value.

Inventories

Inventories are valued at the lower of cost or market based on the first-in, first-out method (FIFO).

Inventories consist of the following:

	December 31		June 30 2005
	2003	2004
			(unaudited)
Distillates (heating oil, diesel and kerosene)	$111,035,218	$116,292,321	$133,331,813
Gasoline	11,687,173	17,052,432	27,607,147
Blend stock	4,473,632	10,619,578	8,223,011
Residual oil	20,502,568	21,621,546	28,023,601

	$147,698,591	$165,585,877	$197,185,572

The Companies hedge substantially all of their inventory purchases through futures, options and swap agreements. In addition to their own inventory, the Companies have exchange agreements with unrelated third-party suppliers, whereby they may draw inventory from these other suppliers (See Note 2, Revenue Recognition). As a result of these exchange agreements, inventory levels may fluctuate from period to period. Positive exchange balances are accounted for as accounts receivable. Negative exchange balances are accounted for as accounts payable. Exchange transactions are valued using current quoted market prices. The impact of exchange agreements was not material to the Companies' inventory balance at December 31, 2003 and 2004 and June 30, 2005.

Property and Equipment

Property and equipment are stated at cost. Expenditures for routine maintenance, repairs and renewals are charged to expense as incurred; major improvements are capitalized. Depreciation is charged to operations over the estimated useful lives of the applicable assets, using principally straight-line methods. The estimated useful lives are as follows:

Buildings, dock, terminal facilities and improvements	15-39 years
Fixtures, equipment and automobiles	3-7 years

Long-Lived Assets

Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), addresses financial accounting and reporting for the impairment or disposal of long-lived assets other than goodwill or indefinite lived intangible assets. Accordingly, the Companies evaluate for impairment whenever indicators of impairment are identified. The impairment evaluation is based on the projected cash flows of the particular asset. No such indicators of impairment were identified during 2004 and 2003 and, accordingly, no impairment adjustments were recorded. Additionally, based upon review by the Companies, no indicators of impairment were identified during the period ended June 30, 2005.

During 2002, management of the Companies reviewed their $2,860,068 investment in the on-line shipping brokerage platform known as "SIQ" for impairment. As a potential investment from an outside party failed to materialize and use of the platform by the oil shipping industry continued to be disappointing, indicators of impairment were deemed to exist. Based on the determination by management that the projected future cash flows from the platform would not be sufficient to recover the Companies' investment, the Companies wrote-off the entire investment in 2002, as required by SFAS 144.

Environmental and Other Liabilities

The Companies record accrued liabilities for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued are estimated based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes.

The Companies provide for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Loss accruals are adjusted as further information becomes available or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable.

The Companies are subject to other contingencies, including legal proceedings and claims arising out of their businesses that cover a wide range of matters, including, among others, environmental matters, contract and employment claims. Environmental and other legal proceedings may also include matters with respect to businesses previously owned. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.

Revenue Recognition

Sales relate primarily to the sale of refined petroleum products and natural gas and are recognized along with the related receivable upon delivery, net of applicable provisions for discounts and allowances. Allowances for cash discounts are recorded as a reduction of sales at the time of sale based on the estimated future outcome. The Companies also provide for an estimate of bad debts and shipping costs at the time of sale. Shipping costs are included in cost of sales. Bad debt provisions are included in selling, general and administrative expense. The amounts recorded for bad debts are generally based upon historically derived percentages while also factoring in any new business conditions that might impact the historical analysis such as market conditions and bankruptcies of particular customers.

Revenue is not recognized on exchange agreements, which are entered into primarily to acquire various refined petroleum products of a desired quality or to reduce transportation costs by taking delivery of products closer to the Companies' end markets. Any net differential for exchange agreements is recorded as an adjustment of inventory costs in the purchases component of cost of sales in the statements of income based upon the concepts set forth in APB Opinion No. 29, "Accounting for Nonmonetary Transactions." The Emerging Issues Task Force (the "EITF") is currently considering the appropriate reporting for exchange transactions in Issue 04-13, "Accounting for Purchases and Sales of

Inventory with the Same Counterparty." In the event the EITF requires reporting on a gross basis, the Companies' sales and cost of sales would reflect corresponding increases.

Income Taxes

The Companies (other than Glen Hes Corp.) qualify as a partnership for federal and state income tax purposes and therefore are not subject to federal and state income taxes. The members must include their respective share of such Companies' taxable income or losses, and other tax attributes, in their respective federal income tax returns. The members are then separately liable for the federal income tax related to their share of those items.

The Companies operate in certain states that do not recognize the pass-through nature of partnerships under the federal tax rules. The Companies (other than Glen Hes Corp.) have provided current state income tax for the part of their income or loss that is apportioned to those states. Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" requires the members to report their share of the future tax consequences of recovering the financial reporting basis of their respective investments in such Companies. Deferred tax assets and liabilities are recognized at the member-level, for temporary differences between financial reporting and tax basis of the member's investment in the limited liability company. Deferred state taxes on these basis differences are not material due to the relatively small percentage of apportionment in those states that impose entity-level taxes.

Concentration of Credit Risk

Financial instruments that potentially subject the Companies to concentration of credit risk consist primarily of cash, cash equivalents, accounts receivable, notes and advances receivable, firm commitments and, under certain circumstances, futures contracts, options and swap agreements. The Companies invest excess cash primarily in investment-grade securities and by policy, limit the amount of credit exposure to any one financial institution. The Companies provide credit, in the normal course of business, primarily to other wholesale and retail petroleum companies, and generally do not require collateral. The Companies perform ongoing credit evaluations of their customers and provide for credit losses based on specific information and historical trends. Credit risk on trade receivables is minimized, as a result of the Companies' large customer base. Losses have historically been within management's expectations. Risk of credit loss related to futures contracts, options and swap agreements is addressed in Note 3.

No single customer accounted for 10% or more of sales, or 10% or more of accounts receivable, in each of 2004 and the period ended June 30, 2005.

Derivative Financial Instruments

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"), establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that an entity recognize derivatives, as either assets or liabilities, on the balance sheet and measure the instruments at fair value. Changes in the fair value of the derivative are to be recognized currently in earnings, unless specific hedge accounting criteria are met.

The Companies recognize all changes in the fair value of derivatives currently in earnings. The fair value of derivatives is determined through the use of independent markets and is based upon the prevailing market prices of such instruments at the date of valuation.

The Companies enter into futures contracts for the receipt or delivery of refined petroleum products in future periods. The contracts are entered into in the normal course of business to reduce risk of loss on inventory on hand, which could result through fluctuations in market prices. Changes in the fair value of these contracts as well as the offsetting gain or loss on the hedged inventory item are recognized currently in earnings as either an increase or decrease in cost of sales. Ineffectiveness related to these hedging activities was immaterial at December 31, 2003 and 2004 and at June 30, 2005, at which time the amount was approximately $290,000.

The Companies also use futures contracts and swaps to hedge exposure under forward purchase and sale commitments. These agreements are intended to hedge the cost component of virtually all of the Companies' forward commitments. Changes in the fair value of these contracts are recognized currently in earnings as an increase or decrease in cost of sales.

The Companies also market and sell natural gas. The Companies conduct business by entering into forward purchase commitments for natural gas only when they simultaneously enter into arrangements for the sale of product for physical delivery to third-party users. Through these transactions, which establish an immediate margin, the Companies seek to maintain a position that is substantially balanced between firm forward purchase and sales commitments. Natural gas is generally purchased and sold at fixed prices and quantities. Current price quotes from actively traded markets are used in all cases to determine the contracts' fair value. Changes in the fair value of these contracts are recognized currently in earnings as an increase or decrease in cost of sales.

Guarantees

In 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). In certain instances, this interpretation requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.

The Companies and certain of their owners (collectively the "guarantors") have a cross-guarantee (the "guarantee") for all outstanding debt recorded on the Companies' combined financial statements with the exception of the "Fore River" debt. See Note 6 for collateralization related to debt obligations. The guarantee was effective July 2, 2004, and will remain in effect until the maturity of the term loan in July of 2009. The guarantors would be obligated to remit payment in satisfaction of the guarantee if any of the Companies are unable to make the required scheduled payments under the terms and conditions of the obligations. The Companies have not recorded a liability for this guarantee at December 31, 2004 as under the definition of FIN 45 guarantees between entities under common control are not applicable. Additionally, the members have guaranteed the revolving line of credit disclosed in Note 6. The revolving line of credit is also collateralized by all business assets of the guarantors.

FIN 45 also sets forth disclosure requirements for guarantees by a parent company on behalf of an owned subsidiary. GPC, from time to time, may issue guarantees, in the normal course of business, related to purchase commitments on behalf of the Companies. The guarantees generally arise in connection with an inventory purchase obligation. The nature of such guarantees is linked to the performance of the Companies meeting their respective underlying obligations. GPC would only be called upon to perform under the guarantee in the event of a default in payment by the Companies. Additionally, the Companies have general indemnity provisions in certain insurance policies with certain affiliates for performance and excise tax bonding.

Financial Instruments

The fair value of the Companies' financial instruments approximates carrying value, as of December 31, 2003 and 2004 and as of June 30, 2005, due to the short-term and the variable interest rate nature of the financial instruments.

Recent Accounting Pronouncements

In 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," as amended ("FIN 46") which applies to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46 applied to the Companies in 2004 for any variable interest entities created after December 31, 2003, and the requirements begin on January 1, 2005, for all variable interest entities created prior to January 1, 2004. The adoption of FIN 46 did not have any impact on the Companies' combined financial statements and is not expected to have a material impact in the future.

Reclassifications

Certain amounts in the prior years' and quarters' combined financial statements have been reclassified to conform to the current year presentation.

3.    Derivative Financial Instruments

The composition and fair value of (obligations on) derivative instruments consist of the following:

	December 31		June 30
	2003	2004	2005
			(unaudited)
Forward contracts	$(25,556,292)	$(6,959,780)	$(20,209,672)
Swaps, options and other, net	(891,157)	471,417	(8,146,260)

	$(26,447,449)	$(6,488,363)	$(28,355,932)

The Companies have a daily margin requirement with their broker, based on the prior day's market results on open futures contracts. The required brokerage margin balance was $3,990,822 and $8,537,748 at December 31, 2003 and 2004, respectively, and $1,893,000 at June 30, 2005.

The Companies are exposed to credit loss in the event of nonperformance by counter parties of forward contracts, options and swap agreements, but the Companies have no current reason to expect any material nonperformance by any of these counter parties. Futures contracts, the primary derivative instrument utilized by the Companies, are traded on regulated exchanges, greatly reducing potential credit risks. Exposure on swap and certain option agreements is limited to the amount of the recorded fair value as of the balance sheet dates. The Companies utilize primarily one broker for all derivative transactions and the right of offset exists. Accordingly, the fair value of all derivative instruments is displayed on a net basis on the balance sheets.

4.    Property and Equipment

Property and equipment consists of the following:

	December 31
	2003	2004
Land	$2,469,340	$4,372,616
Building, dock, terminal facilities and improvements	17,622,021	18,275,671
Fixtures, equipment and automobiles	6,529,466	1,267,161

	$26,620,827	$23,915,448
Less accumulated depreciation	(11,863,227)	(1,285,011)

	$14,757,600	$22,630,437

In June 2004, the Companies sold property and equipment related to RYTTSA's involvement with the Companies for approximately $850,000. The Companies realized a net gain from the sale of approximately $304,000, which is classified in selling, general and administrative expenses in the accompanying financial statements.

In April 2004, the Companies acquired a terminal in Wethersfield, Connecticut from an unrelated third party in an asset purchase for approximately $226,000 and incurred approximately $93,000 of buyer related costs for an aggregate purchase price of approximately $319,000.

Depreciation expense allocated to cost of sales was approximately $1,095,000, $1,234,000 and $1,446,000 for the years ended December 31, 2002, 2003 and 2004, respectively, and $600,000 and $825,000 for the six-month periods ended June 30, 2004 and 2005, respectively. Depreciation expense allocated to selling, general and administrative expenses was approximately $1,107,000, $1,140,000 and $962,000 for the years ended December 31, 2002, 2003 and 2004, respectively, and $516,000 and $291,000 for the periods ended June 30, 2004 and 2005, respectively.

During 2002, 2003 and 2004 the Companies wrote-off approximately $3,779,000, $872,000 and $790,000, respectively, of fully depreciated assets, which were no longer in service. During the periods ended June 30, 2004 and 2005, the Companies wrote off approximately $514,000 and $608,000, respectively, of fully depreciated assets, which were no longer in service.

5.    Intangible Assets

Intangible assets consist principally of customer relationships, acquired in connection with the Transaction, and are amortized on a straight-line basis over a weighted average estimated useful life of approximately nine years. Amortization of intangible assets charged to operations amounted to approximately $27,000, $27,000 and $825,000, for the years ended December 31, 2002, 2003 and 2004, respectively, and approximately $13,300 and $811,000 for the periods ended June 30, 2004 and 2005, respectively. The table that follows presents the major components of intangible assets as of December 31, 2003 and 2004:

	Gross Carrying Amount	Accumulated Amortization	Net Intangible Assets	Remaining Useful Lives
December 31, 2003:
Customer relationships	$400,000	$(126,654)	$273,346	10 years

December 31, 2004:
Customer relationships	$11,461,691	$(760,842)	$10,700,849	8-12 years
Customer contracts	306,621	(76,655)	229,966	2 years
Brand names	269,571	—	269,571	Indefinite
Software	1,138,912	(113,891)	1,025,021	5 years

	$13,176,795	$(951,388)	$12,225,407

As of December 31, 2004, the estimated annual intangible asset amortization expense for each of the succeeding five years is as follows:

Year Ended December 31	Annual Amortization Expense
2005	$1,623,000
2006	1,527,000
2007	1,432,000
2008	1,432,000
2009	1,317,000

6.    Notes and Advances Receivable

Notes and advances receivable consist of the following:

	December 31
	2003	2004
Split-dollar life insurance premiums paid on behalf of, and collateralized by, certain members' life insurance policies	$5,464,711	$5,861,834
Other notes receivable	15,447	20,124

Total notes and advances receivable	$5,480,158	$5,881,958

7.    Debt

Term Loan

In July of 2004 and in conjunction with the Transaction disclosed in Note 1, the members of the Companies entered into a $51,000,000 term loan agreement with a bank to finance the acquisition of RYTTSA's ownership interest in the Companies and to refinance certain outstanding debt. As required by SEC Staff Accounting Bulletin No. 73, "Push Down of Parent Company Debt" ("SAB 73") the Companies have reflected the term loan obligation and associated financing costs and interest expense in the combined financial statements beginning July 2, 2004.

The term loan proceeds received were used as follows:

Payment to RYTTSA USA Inc.	$43,000,000
Advance to GPC (proceeds used to pay term note payable)	4,000,000
Repayment of Global Companies LLC note payable	3,545,000
Financing fees	455,000

Total	$51,000,000

Interest on the term loan is payable at the Eurodollar rate, plus 3%; or the bank's base rate, plus 1%, at the Companies' option (2004 average rate was approximately 4.7% and the average rate for the period ended June 30, 2005 was approximately 5.8%). Repayment of the term loan, which was subsequently amended in May 2005 to change the commencement of payment date to October 2005, and the final balloon payment is due in July 2009. As a result of the May 2005 amendment, the Companies' current portion of the term loan was $7,000,000 at June 30, 2005. Costs directly associated with the financing of the term loan were capitalized and are being amortized over the life of the obligation. Accrued interest was approximately $627,000 at December 31, 2004 and $218,000 at June 30, 2005. The Companies are also required to comply with certain financial covenants. Under the term loan agreement the Companies are restricted as to distributions of earnings. The Companies are allowed to make distributions to its members solely for the purposes of tax payments and honoring the term loan obligations. These distributions are limited by certain financial ratios and covenants.

As disclosed in Note 2, Guarantees, the term loan and revolving line of credit have cross guarantees between the Companies and certain of their owners. The term loan is collateralized by all business assets of each of the guarantors. The guarantee is effective for the entire term of the obligation. The guarantors would be obligated under their guarantees if any of GPC or certain other Slifka family entities were unable to make the required scheduled payments as they become due.

Revolving Line of Credit

The Companies along with its members are co-signors on a revolving line of credit agreement. Interest on the agreement is payable at the Eurodollar rate, plus 2%; the cost of funds rate, plus 2%; or the bank's base rate, at the Companies' option (2004 average rate was approximately 3.2% and the average rate for the period ended June 30, 2005 was approximately 4.8%). Interest was paid currently at December 31, 2002, 2003 and 2004. Accrued interest at June 30, 2005 was approximately $62,000. The agreement provided for borrowings up to $200,000,000; plus an overline of $50,000,000, for a total availability of $250,000,000. In November 2004, the agreement was amended to extend the total availability by an overline of $50,000,000 to a total availability of $300,000,000, which overline expired in March 2005. In August 2005, the agreement was again amended to extend the maturity date to November 2005 and to increase the borrowings to $300,000,000 by an additional overline of $50,000,000. The availability was reduced by the outstanding balance of approximately $139,900,000 and by letters of credit totaling approximately $36,550,000 at December 31, 2004. At June 30, 2005, the availability under the Companies' revolving line of credit was reduced by the outstanding balance of approximately $104,900,000 and by letters of credit totaling approximately $75,260,000. The total remaining availability for borrowings and letters of credit was approximately $123,550,000 at December 31, 2004 and $69,840,000 at June 30, 2005.

GLOBAL COMPANIES LLC AND AFFILIATES (PREDECESSOR)
NOTES TO HISTORICAL COMBINED FINANCIAL STATEMENTS

7.    Debt (continued)

The revolving line of credit is secured by certain current assets of the Companies and certain of their owners as part of the cross guarantees disclosed in Note 2. The Companies are required to comply with certain financial covenants and are allowed to make distributions to its members solely for the purposes of tax payments and honoring the term loan obligations. These distributions are limited by certain financial ratios and covenants. In May 2005, the maturity date of the line was amended from July 2005 to October 2005, and in August 2005 the maturity date of the line was further extended to November 2005; therefore, borrowings have been classified as short-term in the accompanying December 31, 2004 and June 30, 2005 balance sheets.

Term Note

The Companies had a $6,000,000 term note which was due on June 30, 2008. The note was secured by a first priority security interest in certain properties of the Companies. The remaining balance outstanding of $5,575,000 was paid in full in July 2004 with proceeds of $3,545,000 from the term loan along with a one time authorized draw on the Companies revolving line of credit for approximately $2,030,000. The Companies have no further obligation to the bank related to this term note. All remaining deferred financing costs associated with this note have been written off.

In 2001, the Companies purchased the Fore River Terminal in South Portland, Maine. The purchase price was approximately $3,400,000 and included issuance of a promissory note for $3,000,000, with a 7% interest rate. The note is secured by the property acquired. The note amortization commenced in June 2001 and extends through May 2008. Monthly payments of principal and interest are approximately $34,800.

Aggregate annual maturities of debt, excluding $139,900,000 due on the revolving line of credit in June 2005, are as follows at December 31, 2004:

2005	$5,277,449
2006	4,297,506
2007	4,819,013
2008	7,239,360
2009	31,500,000

$53,133,328

8.    Employee Benefit Plans

The Companies have a qualified 401(k) Savings and Profit Sharing Plan that cover eligible employees. Contributions under the plan are determined annually, at the sole discretion of the Board of Directors. The Companies' discretionary matching contributions to the 401(k) Savings and Profit Sharing Plan can be equal to 50% of each employee's contribution, up to a maximum contribution of 3% of the employee's compensation. The Companies' matching contributions on behalf of higher-paid employees are subject to certain limitations under federal law. Employees may elect to contribute up to 25% of their compensation to the 401(k) Savings and Profit Sharing Plan for each plan year. Employee contributions are subject to annual dollar limitations, which are periodically adjusted by the cost of living index. The Companies' contributions to the 401(k) Savings and Profit Sharing Plan totaled approximately $230,000, $240,000 and $280,000 during 2002, 2003 and 2004, respectively. There were no contributions to the profit-sharing portion of the 401(k) Savings and Profit Sharing Plan in 2002, 2003, 2004 and the period ended June 30, 2005. The Companies' contribution to the 401(k) Savings and Profit Sharing Plan was approximately $128,000 and is expected to be $141,000 at June 30, 2004 and 2005, respectively.

In addition, the Companies have a qualified pension plan that covers all eligible employees. The Companies account for their defined benefit pension plan under Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," which requires the estimating of such items as the long-term average return on plan assets, the discount rate and the rate of compensation increase. Such estimates require a significant amount of judgment. As a result, the Companies utilize the expertise of a third-party actuarial consultant to perform the calculations of the amounts related to their defined benefit pension plan to be recorded in the Companies' combined financial statements. The following tables set forth the pension plan disclosures:

	December 31
	2003	2004
Change in benefit obligation:
Projected benefit obligation at beginning of year	$7,411,887	$7,917,889
Service cost	577,095	599,474
Interest cost	481,773	502,717
Benefits paid	(1,311,765)	(176,079)
Actuarial (gain) loss	758,899	(80,631)

Projected benefit obligation at end of year	$7,917,889	$8,763,370

Change in plan assets:
Fair value of plan assets at beginning of year	$5,635,286	$6,194,310
Actual return on plan assets	1,126,789	566,716
Employer contributions	744,000	—
Benefits paid	(1,311,765)	(176,079)

Fair value of plan assets at end of year	$6,194,310	$6,584,947

Funded status at end of year:
Fair value of plan assets	$6,194,310	$6,584,947
Projected benefit obligation	7,917,889	8,763,370

Funded status	$1,723,579	$2,178,423
Unrecognized transition obligation	(62,733)	—
Unrecognized prior service cost	268,890	—
Unrecognized net actuarial gain	233,530	583,074

Accrued benefit cost	$2,163,266	$2,761,497

Accumulated benefit obligation	$5,322,594	$6,406,833

The Companies' net periodic benefit cost for its defined benefit plan consists of the following components:

	Year Ended December 31			Six Months Ended June 30
	2002	2003	2004	2004	2005
				(unaudited)
Components of net periodic benefit cost:
Service cost	$468,320	$577,095	$599,474	$294,733	$340,328
Interest cost	430,869	481,773	502,717	237,537	262,901
Expected return on plan assets	(548,043)	(450,097)	(501,567)	(247,380)	(271,738)
Amortization of transition obligation	—	25,092	12,546	12,546	—
Amortization of prior service cost	(159,375)	(29,877)	(14,939)	(14,939)	—

Net periodic benefit cost	$191,771	$603,986	$598,231	$282,497	$331,491

The fair value of plan assets was sufficient to cover the accumulated benefit obligation at December 31, 2002, 2003 and 2004, and at June 30, 2004 and 2005. Therefore no minimum pension liability has been recognized.

	2002	2003	2004
Weighted-average assumptions:
Discount rate	6.5%	6.5%	6.0%
Expected return on plan assets	8.0%	8.0%	8.0%
Rate of compensation increase	4.0%	4.0%	4.0%

For the fiscal year ending December 31, 2005, the Companies expect to contribute approximately $382,000 to the plan, of which approximately $255,000 was contributed during the period ended June 30, 2005. Expected pension benefit payments for the next five fiscal years, 2005 through 2009, are approximately $96,000, $136,000, $183,000, $246,000 and $317,000. For the ensuing five years, pension benefit payments are expected to total $2,819,000.

Investment Policy Summary

The fundamental investment objective of the Plan is to provide a rate of return sufficient to fund the retirement benefits under the plan at a reasonable cost to the plan sponsor, Global Companies LLC. At a minimum, the rate of return should equal or exceed the discount rate assumed by the plan's actuaries in projecting the funding cost of the plan under applicable ERISA standards. To do so, the Companies' Pension Committee (the "Committee") may appoint one or more investment managers to invest all or portions of the assets of the Plan in accordance with specific investment guidelines, objectives, standards, and benchmarks.

Because the Committee expects the plan's investment income, when combined with anticipated contributions by the Companies, to exceed the sum of benefit payments and expenses over the next several years, the Committee intends that the Plan be managed to achieve long-term returns, with only a small percentage of the Plan invested in cash.

Asset Allocation

The Companies' plan asset allocation, all of which is with unrelated parties, at December 31, 2003 and 2004, by asset category is as follows:

	December 31
	2003	2004
Cash and cash equivalents	4.0%	3.0%
Fixed income securities	41.4%	39.9%
Equity securities	54.6%	57.1%

	100.0%	100.0%

Expected Long-term Rate of Return on Plan Assets

The expected long-term rate of return on assets assumption is based on historical experience and consultation with our actuarial consultants. The current 8.0% assumption compares to the historical weighted average compound return of 6.7% actually achieved by the Plan assets in the Companies' six years of existence.

Because the Plan has only been in existence since December 1998, the time period over which the 6.7% return was calculated does not accurately reflect the long-term investment return which the plan sponsor expects to be achieved. The Plan was created in December 1998 with a transfer of assets from the pension plan of GPC and certain of its affiliates as a result of the RYTTSA's acquisition of 51% of the Companies. Considering the investment return of the Plan from 1995 through December 1998 in the calculation of the average investment return would increase the 6.7% investment return to 9.4% over a 10-year period.

Non-qualified Pension Plan

The Companies have a non-qualified pension plan for a former employee, which commenced fixed payments in November of 2003. The plan calls for payments over a fifteen-year period from the commencement date. Total remaining future fixed payments under this plan consist of $132,000 per year for the period from 2005 through 2009 and an aggregate amount of $1,166,000 thereafter. The Companies had a discounted obligation of approximately $1,430,000, $1,368,000 and $1,302,000 recorded in accrued expenses and other current liabilities at December 31, 2003, 2004 and June 30, 2005, respectively.

9.    Commitments and Contingencies

The Companies are subject to contingencies, including legal proceedings and claims arising out of the normal course of business that cover a wide range of matters, including, among others, environmental matters, contract and employment claims. During 2004, the Companies entered into a settlement with the U.S. Department of Justice and the Environmental Protection Agency ("EPA") related to noncompliance with certain alleged EPA regulations. Under the terms of the settlement, the claim is fully and completely resolved and payment was made in the first quarter of 2005. The Companies recorded the entire $500,000 for this obligation during 2004.

Leases of Office Space and Computer Equipment

The Companies also have future commitments, principally for office space and computer equipment, under the terms of operating lease arrangements. Total future minimum payments under leases with non-cancelable terms of one year or more are as follows:

2005	$930,828
2006	638,834
2007	636,491
2008	631,800

$2,837,953

Total expenses under these lease arrangements amounted to approximately $1,182,000 in 2002, $1,250,000 in each of 2003 and 2004, and $677,000 and $643,000 for the periods ended June 30, 2004 and 2005, respectively.

Terminal and Throughput Leases

The Companies also entered into terminal and throughput lease arrangements with various unrelated oil terminals. Certain arrangements have minimum usage requirements. Future minimum lease, sublease and throughput commitments under these arrangements with non-cancelable terms of one year or more are as follows:

	Lease Commitments	Sublease Commitments	Total
2005	$3,036,621	$(972,762)	$2,063,859
2006	2,084,508	(972,762)	1,111,746
2007	1,943,868	(972,762)	971,106
2008	767,620	(486,381)	281,239
2009	179,496	—	179,496

	$8,012,113	$(3,404,667)	$4,607,446

The Companies also enter into throughput service arrangements with unrelated third parties. These agreements range from two to five years and allow the Companies to utilize terminal facilities for the receipt, distribution and storage of refined petroleum products. The Companies' volume approximated 89,330,000, 119,600,000 and 117,000,000 gallons under these throughput arrangements in 2002, 2003 and 2004, respectively.

Purchase Commitments

The minimum volume purchase requirements for 2005 under the Companies' existing supply agreements are 453,180,000 gallons. All existing purchase commitments expire in 2005. The Companies purchased approximately 88,466,000, 519,965,000 and 843,896,000 gallons of product under the Companies' supply agreements for $54,980,000, $374,482,000 and $786,698,000 in 2002, 2003 and 2004, respectively, which included fulfillment of the minimum purchase obligation under these commitments.

10.    Related-Party Transactions

The Companies have a ten-year, non-cancelable terminal facility agreement with GPC, expiring in December of 2008. The agreement is accounted for as an operating lease. Total future minimum payments, which have an annual consumer price index adjustment, are as follows:

2005	$7,261,860
2006	7,261,860
2007	7,261,860
2008	7,261,860

$29,047,440

The expense under this agreement, which included $120,931 of deferred rent expense calculated under Statement of Financial Accounting Standards No. 13, "Accounting for Leases," and $254,500 of annual consumer price index adjustment (2004 only), was $7,382,791, $7,382,791 and $7,637,210 in 2002, 2003 and 2004, respectively, and approximately $3,819,000 and $3,873,000 for the periods ended June 30, 2004 and 2005, respectively.

The Companies had a one-year renewable throughput agreement with Old Dominion Terminal LLC ("Old Dominion"), a company controlled by certain members of the Slifka family. The agreement required payments based on throughput volumes and was renewable, or cancelable, at the option of either party with thirty days notice. Expense under this agreement was $512,700 in 2002. As of February 2003, the Companies had no remaining affiliation with Old Dominion.

At December 31, 2002, the Companies had a note receivable totaling $1,500,000 due from Alliance Energy Corp. ("Alliance"), a company controlled by certain members or shareholders of the Companies or GPC. This note bore interest, adjustable quarterly, based upon the minimum imputed interest rate allowable under the Internal Revenue Code. This note was paid in October 2003.

GPC provides certain terminal operating management services to the Companies and also use certain administrative, accounting and information processing services of the Companies. The expense from these services was approximately $49,000 in 2002 and $67,000 in each of 2003 and 2004 and approximately $34,000 for each of the periods ended June 30, 2004 and 2005. These affiliate charges have been recorded in selling, general and administrative expenses in the accompanying statements of income.

The Companies also provide certain administrative, accounting and information processing services, and the use of certain facilities to Alliance. The income from these services was approximately $284,000 in 2002 and $320,000 in each of 2003 and 2004 and approximately $160,000 for each of the periods ended June 30, 2004 and 2005. These intercompany fees have been recorded as an offset to selling, general and administrative expenses in the statements of income.

The Companies sell refined petroleum products to Alliance and to RYTTSA, at arm's length and at prevailing market prices at the time of delivery. The table below presents sales of refined petroleum products to Alliance and receivables incurred in connection with a shared services agreement between

Alliance and the Companies. Also presented below are receivables incurred in connection with other transactions with affiliates.

	December 31			June 30
	2002	2003	2004	2004	2005
				(unaudited)
Sales to Alliance	$13,499,504	$17,682,170	$18,138,748	$9,161,752	$8,479,515
Sales to RYTTSA	4,768,252	759,729	19,560,314	19,560,314	—
Receivables from Alliance	582,667	2,215,591	1,487,230	1,705,535	1,324,455
Receivables from (payables to) GPC	—	98,387	4,690,332	383,723	4,303,491

The Companies had a commitment, under the terms of a Time Chartering Party contract, for the time chartering of a marine vessel (the "vessel") for exclusive use by the Companies for a thirty-six-month term. The Companies placed the vessel into service in December 2000. The Companies subsequently entered the Sub-Chartering Party contract to sub-charter the vessel to a third party through 2003. On December 12, 2002, the sub-charter party, with concurrence of the owners of the vessel, purchased the Companies' remaining time chartering party commitment. The amount received by the Companies in connection with the termination of this arrangement was approximately $1,050,000 and is recorded as other income in the accompanying 2002 statement of income. The termination agreement released the Companies from any future liabilities or commitments under the Time Chartering Party and the Sub-Chartering Party contracts and from any other parties involved in the transaction.

Repsol YPF Trading & Transport, S.A., the parent of RYTTSA USA Inc., previously assigned a general manager to assist in administration of the Companies' operations in Waltham, Massachusetts. The Companies were charged, by Repsol YPF Trading & Transport, S.A., for certain service costs, payroll tax expenses and other incidental costs associated with the duties of the general manager. Such costs amounted to approximately $360,000 in 2003 and 2002 and upon completion of the Transaction, the general manager was relocated by RYTTSA USA Inc. and no additional costs were incurred.

11.    Segment Reporting

The Companies are wholesale and commercial distributors of distillates, gasoline, residual oil and bunker fuel whose business is organized within two operating segments (Wholesale and Commercial), based on the way the chief operating decision maker (CEO) manages the business and on the similarity of customers and expected long-term financial performance of each segment. The accounting policies of the segments are the same as those described in Note 2, Summary of Significant Accounting Policies.

In the Wholesale segment the Companies sell home heating oil, diesel, kerosene, unbranded gasoline and residual oil to wholesalers, retailers and commercial customers. Generally, customers use their own vehicles or contract carriers to take delivery of the product at bulk terminals and inland storage facilities that the Companies own or control or with which they have throughput arrangements.

The Commercial segment includes (i) sales of home heating oil, diesel, kerosene, unbranded gasoline and residual oil to customers in the public sector through competitive bidding and to large commercial and industrial customers, (ii) custom blended residual oil and distillates delivered by bunker barges or from a terminal dock and (iii) customers including federal and state agencies, municipalities, large industrial companies, many autonomous authorities such as transportation authorities and water resource authorities, colleges and universities and a limited group of small utilities. Unlike the Wholesale segment, in the Commercial segment, the Companies generally arrange the delivery of the product to the customer's designated location. Although the Companies own three trucks, which they use for this and other purposes, they typically hire third-party common carriers to deliver the product.

The Companies evaluate segment performance based on net product margins before allocations of corporate and indirect operating costs, depreciation, amortization (including non-cash charges) and interest. Based on the way the chief operating decision maker manages the business, it is not reasonably possible for the Companies to allocate the components of operating costs and expenses between the reportable segments. Additionally, due to the commingled nature and uses of the Companies' assets, it is not reasonably possible for the Companies to allocate assets between the two segments. There were no intersegment sales for any of the years of periods presented below.

Summarized financial information for the Companies' reportable segments is presented in the table that follows for each of the periods presented.

	Year Ended December 31			Six Months Ended June 30
	2002	2003	2004	2004	2005
				(unaudited)
Wholesale Segment:
Sales	$1,395,876,828	$2,170,119,617	$2,863,172,698	$1,331,948,086	$1,711,345,670
Net product margin*:
Distillates	$26,267,245	$30,138,187	$36,236,695	$17,193,412	$17,080,448
Gasoline	7,730,946	4,995,568	9,608,982	4,101,047	7,143,909
Residual oil	13,096,592	18,823,000	16,378,283	10,215,057	12,437,993

Total	$47,094,783	$53,956,755	$62,223,960	$31,509,516	$36,662,350

Commercial Segment:
Sales	$198,181,983	$308,337,495	$324,396,230	$179,288,220	$203,930,724
Net product margin*	$9,176,150	$14,328,544	$15,093,894	$8,057,871	$7,042,328
Combined sales and net product margin:
Sales	$1,594,058,811	$2,478,457,112	$3,187,568,928	$1,511,236,306	$1,915,276,394

Net product margin*	$56,270,933	$68,285,299	$77,317,854	$39,567,387	$43,704,678
Depreciation allocated to cost of sales	1,094,552	1,234,029	1,445,900	600,075	825,354

Combined gross profit	$55,176,381	$67,051,270	$75,871,954	$38,967,312	$42,879,324

A reconciliation of the totals reported for the reportable segments to the applicable line items in the combined financial statements is as follows:

Combined gross profit	$55,176,381	$67,051,270	$75,871,954	$38,967,312	$42,879,324
Operating costs and expenses not allocated to reportable segments:
Selling, general and administrative expenses	27,440,271	30,221,623	33,429,589	15,593,025	17,782,739
Operating expenses	17,731,732	18,754,187	19,608,132	9,445,963	9,910,406
Amortization expense	26,664	26,664	824,734	13,332	811,402

Total operating costs and expenses	45,198,667	49,002,474	53,862,455	25,052,320	28,504,547
Operating income	9,977,714	18,048,796	22,009,499	13,914,992	14,374,777
Interest expense	(2,181,057)	(2,007,369)	(4,700,240)	(1,162,848)	(3,977,691)
Other income	1,050,000	—	—	—	—
Write-off of investment	(2,860,068)	—	—	—	—

Net income	$5,986,589	$16,041,427	$17,309,259	$12,752,144	$10,397,086

*
Net product margin is a supplemental non-GAAP financial measure used by management and external users of the Companies' financial statements to assess product costs associated with the Companies' business. The table above also reconciles net product margin on a combined basis to gross profit and net income, the most directly comparable GAAP measures.

Total capital expenditures for the years ended December 31, 2002, 2003 and 2004 and the six months ended June 30, 2004 and 2005 were approximately $3.3 million, $2.2 million, $2.0 million, $0.8 million and $0.6 million, respectively.

There were no foreign net sales for the years ended December 31, 2002, 2003 and 2004 and the six months ended June 30, 2004 and 2005. Additionally, the Companies have no foreign assets.

See accompanying notes to the combined financial statements for significant events.

12.    Subsequent Events (unaudited)

In August 2005, Global Companies LLC and Affiliates entered into an agreement to acquire property in Worcester, Massachusetts for approximately $550,000. Upon completion of this transaction, the Companies intend to begin construction of an inland bulk storage facility for distillates.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Global Partners LP

        We have audited the accompanying balance sheet of Global Partners LP (a Delaware limited partnership) (the "Partnership") as of June 30, 2005. This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Global Partners LP at June 30, 2005 in conformity with U.S. generally accepted accounting principles.

                      /s/ ERNST & YOUNG LLP

July 29, 2005
Boston, Massachusetts

GLOBAL PARTNERS LP
BALANCE SHEET AS OF JUNE 30, 2005

As of June 30 2005
Assets
Current Assets:
Cash	$14,667
Prepaid expenses	26,333

Total current assets	$41,000
Investment in Global Operating LLC	1,000

Total assets	$42,000

Liabilities and partners' equity
Accounts payable—affiliates	$40,000
Partners' equity
Limited Partner	1,960
General Partner	40

Total liabilities and partners' equity	$42,000

The accompanying note is an integral part of these financial statements.

GLOBAL PARTNERS LP
NOTE TO BALANCE SHEET

1.     Nature of Operations

Global Partners LP, a Delaware limited partnership (the "Partnership"), was formed on March 2, 2005, to ultimately acquire 100% of the ownership interests in Global Companies LLC (which owns Glen Hes Corp.), Global Montello Group LLC and Chelsea Sandwich LLC (collectively "Global Companies LLC and Affiliates"). Global GP LLC, the Partnership's general partner, is wholly owned by affiliates of the Slifka family. The Partnership has adopted a January 1 to December 31 fiscal year. Global GP LLC contributed $40 and Global Petroleum Corp., the Partnership's limited partner, contributed $1,960 to the Partnership on March 2, 2005. There have been no other transactions involving the Partnership as of June 30, 2005.

The Partnership intends to offer 4,900,000 common units representing limited partner interests to the public, pursuant to a public offering. It will concurrently issue to affiliates of the Slifka family 742,424 common units and 5,642,424 subordinated units, representing additional limited partner interests, and a 2% general partner interest and incentive distribution rights in exchange for the contribution of 100% of the ownership interests in Global Companies LLC and Affiliates.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of Global GP LLC

        We have audited the accompanying balance sheet of Global GP LLC (a Delaware limited liability company) (the "Company") as of June 30, 2005. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Global GP LLC at June 30, 2005 in conformity with U.S. generally accepted accounting principles.

                      /s/ ERNST & YOUNG LLP

July 29, 2005
Boston, Massachusetts

GLOBAL GP LLC
BALANCE SHEET AS OF JUNE 30, 2005

As of June 30 2005
Assets
Cash	$960
Investment in Global Partners LP	40

Total assets	$1,000

Members' equity
Members' equity	1,000

Total members' equity	$1,000

The accompanying note is an integral part of these financial statements.

GLOBAL GP LLC
NOTE TO BALANCE SHEET

1.     Nature of Operations

Global GP LLC, a Delaware limited liability company (the "General Partner"), was formed on March 2, 2005 to become the sole general partner of Global Partners LP (the "Partnership"). The General Partner has invested $40 in the Partnership for its 2% general partner interest. There have been no other transactions involving the General Partner as of June 30, 2005.

APPENDIX A

FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
GLOBAL PARTNERS LP

A-i

A-ii

A-iii

A-iv

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF GLOBAL PARTNERS LP

        THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF GLOBAL PARTNERS LP dated as of September     , 2005, is entered into by and between Global GP LLC, a Delaware limited liability company, as the General Partner, and Global Petroleum Corp., a Delaware corporation, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

        The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

        "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

          (a)   Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

          (b)   If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

        "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

        "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

        "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

        "Adjusted Operating Surplus" means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) any net increase in Working Capital Borrowings with respect to such period and (ii) any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and (b) plus (i) any net decrease in Working Capital Borrowings with respect to such period, and (ii) any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clauses (a)(i) and (a)(ii) of the definition of Operating Surplus.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of

Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        "Agreement" means this First Amended and Restated Agreement of Limited Partnership of Global Partners LP, as it may be amended, supplemented or restated from time to time.

        "Assignee" means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

          (a)   the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

          (b)   the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

        Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Board of Directors" means, with respect to the Board of Directors of the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

        "Book Basis Derivative Items" means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

        "Book-Down Event" means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

        "Book-Up Event" means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Massachusetts shall not be regarded as a Business Day.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

        "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.

        "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including ships, barges, pipelines, terminals, docks, truck racks, tankage and other storage and distribution facilities and related assets), in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

        "Capital Surplus" has the meaning assigned to such term in Section 6.3(a).

        "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

        "claim" (as used in Section 7.12(d)) has the meaning assigned to such term in Section 7.12(d).

        "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" has the meaning assigned to such term in Section 15.1(a).

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" has the meaning assigned to such term in Section 11.3(a).

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

        "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

        "Conflicts Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

        "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Contribution Agreement" means that certain Contribution and Conveyance Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

        "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

        "Current Market Price" has the meaning assigned to such term in Section 15.1(a).

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

        "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

        "Estimated Incremental Quarterly Tax Amount" has the meaning assigned to such term in Section 6.9.

        "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

        "Final Subordinated Units" has the meaning assigned to such term in Section 6.1(d)(x).

        "First Liquidation Target Amount" has the meaning assigned to such term in Section 6.1(c)(i)(D).

        "First Target Distribution" means $0.4625 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2005, it means the product of $0.4625 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is 92), subject to adjustment in accordance with Sections 6.6 and 6.9.

        "Fully Diluted Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities, options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of

Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

        "General Partner" means Global GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

        "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

        "General Partner Unit" means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

        "Group" means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

        "Group Member" means a member of the Partnership Group.

        "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

        "Holder" as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

        "Incentive Distribution Right" means a non-voting Limited Partner Interest issued to the General Partner in connection with the transfer of all of its interests in Global Companies LLC to the Partnership pursuant to the Contribution Agreement, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

        "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and 6.4(b)(iii), (iv) and (v).

        "Indemnified Persons" has the meaning assigned to such term in Section 7.12(d).

        "Indemnitee" means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General

Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement.

        "Initial Common Units" means the Common Units sold in the Initial Offering.

        "Initial Limited Partners" means Chelsea Terminal Limited Partnership, Sandwich Terminal, L.L.C., Global Petroleum Corp., Montello Oil Corporation, Larea Holdings LLC, Larea Holdings II LLC, the General Partner (with respect to the Common Units, Subordinated Units and Incentive Distribution Rights received by it pursuant to Section 5.2), and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

        "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

        "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

        "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) the termination of interest rate swap agreements; (e) capital contributions; and (f) corporate reorganizations or restructurings.

        "Issue Price" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

        "Limited Partner" means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership or (b) solely for purposes of Articles V, VI, VII and IX, each Assignee; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.

        "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "Merger Agreement" has the meaning assigned to such term in Section 14.1.

        "Minimum Quarterly Distribution" means $0.4125 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on September 30, 2005, it means the product of $0.4125 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 6.6 and 6.9.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute, or the Nasdaq National Market or any successor thereto.

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

        "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

        "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

        "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

        "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Non-citizen Assignee" means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Notice of Election to Purchase" has the meaning assigned to such term in Section 15.1(b).

        "Omnibus Agreement" means that certain Omnibus Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company and certain other parties thereto, as such may be amended, supplemented or restated from time to time.

        "Operating Company" means Global Operating LLC, a Delaware limited liability company, and any successors thereto.

        "Operating Expenditures" means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, non-Pro Rata repurchases of Units (other than those made with the proceeds of an Interim Capital Transaction), repayment of Working Capital Borrowings, debt service payments and capital expenditures, subject to the following:

          (a)   payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

          (b)   Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions or (iii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation between the amounts paid for each.

        "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

          (a)   the sum of (i) $7.5 million, (ii) all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (iii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5) and (iv) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

          (b)   the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period and (ii) the amount of cash reserves established by the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

        Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

        "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

        "Organizational Limited Partner" means Global Petroleum Corp. in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

        "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors.

        "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

        "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

        "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means Global Partners LP, a Delaware limited partnership.

        "Partnership Group" means the Partnership and its Subsidiaries treated as a single consolidated entity.

        "Partnership Interest" means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

        "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

        "Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.

        "Percentage Interest" means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder or Assignee holding Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee or the number of General Partner Units held by the General Partner, as the case may be, by (B) the total number of all Outstanding Units and all General Partner Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

        "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners and Assignees or Record Holders, apportioned among all Partners and Assignees or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the first fiscal quarter of the Partnership after the Closing Date, the period commencing on the Closing Date and ending on September 30, 2005.

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

        "Registration Statement" means the Registration Statement on Form S-1 as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

        "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

        "Required Allocations" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).

        "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

        "Retained Converted Subordinated Unit" has the meaning assigned to such term in Section 5.5(c)(ii).

        "Second Liquidation Target Amount" has the meaning assigned to such term in Section 6.1(c)(i)(E).

        "Second Target Distribution" means $0.5375 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2005, it means the product of $0.5375 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 6.6 and 6.9.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

        "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee.

        "Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

        "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

          (a)   the first day of any Quarter beginning after September 30, 2010 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units during such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis, and the General Partner Units, with respect to each such period and (ii) there are no Cumulative Common Unit Arrearages; and

          (b)   the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

        "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

        "Third Liquidation Target Amount" has the meaning assigned to such term in Section 6.1(c)(i)(F).

        "Third Target Distribution" means $0.6625 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2005, it means the product of $0.6625 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 6.6 and 6.9.

        "Trading Day" has the meaning assigned to such term in Section 15.1(a).

        "transfer" has the meaning assigned to such term in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

        "Transfer Application" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

        "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Underwriting Agreement" means that certain Underwriting Agreement dated as of September     , 2005 among the Underwriters, the Partnership, the General Partner, the Operating Company and other parties thereto, providing for the purchase of Common Units by the Underwriters.

        "Unit" means a Partnership Security that is designated as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

        "Unitholders" means the holders of Units.

        "Unit Majority" means, during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) voting as a class and at least a majority of the Outstanding Subordinated Units voting as a class, and after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

        "Unpaid MQD" has the meaning assigned to such term in Section 6.1(c)(i)(B).

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

        "Unrecovered Initial Unit Price" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

        "U.S. GAAP" means United States generally accepted accounting principles consistently applied.

        "Withdrawal Opinion of Counsel" has the meaning assigned to such term in Section 11.1(b).

        "Working Capital Borrowings" means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year (or for the year in which the Initial Offering is consummated, the 12-month period beginning on the Closing Date) for an economically meaningful period of time.

Section 1.2    Construction.

        Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms "include", "includes", "including" and words of like import shall be deemed to be followed by the words "without limitation"; and (d) the terms "hereof", "herein" and "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1    Formation.

        The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Global Partners LP in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2    Name.

        The name of the Partnership shall be "Global Partners LP". The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices

        Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808-1645, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 800 South Street, Waltham, Massachusetts 02454 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 800 South Street, Waltham, Massachusetts 02454 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4    Purpose and Business.

        The purpose and nature of the business to be conducted by the Partnership shall be to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5    Powers.

        The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6    Power of Attorney.

        (a)   Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

            (i)  execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

           (ii)  execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

        (b)   The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

Section 2.7    Term.

        The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8    Title to Partnership Assets.

        Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1    Limitation of Liability.

        The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2    Management of Business.

        No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3    Outside Activities of the Limited Partners.

        Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 3.4    Rights of Limited Partners.

        (a)   In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner's own expense:

            (i)  to obtain true and full information regarding the status of the business and financial condition of the Partnership;

           (ii)  promptly after its becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

          (iii)  to obtain a current list of the name and last known business, residence or mailing address of each Partner;

          (iv)  to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

           (v)  to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

          (vi)  to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

        (b)   The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1    Certificates.

        Upon the Partnership's issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner's request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units or Subordinated Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President, Senior Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(b), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7.

Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

        (b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

            (i)  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

           (ii)  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other reasonable requirements imposed by the General Partner.

        If a Limited Partner or Assignee fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

        (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3    Record Holders.

        The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

Section 4.4    Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Units to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner.

Section 4.5    Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

        (b)   Except as otherwise provided in Section 4.9, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

        (c)   Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

        (d)   Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

        (e)   A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

        (f)    The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6    Transfer of the General Partner's General Partner Interest.

        (a)   Subject to Section 4.6(c) below, prior to September 30, 2015, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

        (b)   Subject to Section 4.6(c) below, on or after September 30, 2015, the General Partner may at its option transfer all or any of its General Partner Interest without Unitholder approval.

        (c)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under Delaware law of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7    Transfer of Incentive Distribution Rights.

        Prior to September 30, 2015, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person, (ii) the transfer by such holder of all or substantially all of its assets to such other Person or (iii) the sale of all the ownership interests in such holder. Any other transfer of the Incentive Distribution Rights prior to September 30, 2015 shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after September 30, 2015, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement. The General Partner and any transferee or transferees of the Incentive Distribution Rights may agree in a separate instrument as to the General Partner's exercise of its rights with respect to the Incentive Distribution Rights under Section 11.3 hereof.

Section 4.8    Restrictions on Transfers.

        (a)   Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

        (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

        (c)   The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(b).

        (d)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

        (e)   Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

  THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF THE PARTNERSHIP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF THE PARTNERSHIP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE THE PARTNERSHIP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). GLOBAL GP LLC, THE GENERAL PARTNER OF THE PARTNERSHIP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH

  RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF THE PARTNERSHIP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.9    Citizenship Certificates; Non-citizen Assignees.

        (a)   If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner or Assignee is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

        (b)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

        (c)   Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

        (d)   At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

Section 4.10    Redemption of Partnership Interests of Non-citizen Assignees.

        (a)   If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited

Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner or Assignee as follows:

            (i)  The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

           (ii)  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii)  Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

        (b)   The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

        (c)   Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1    Organizational Contributions.

        In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $40.00, for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $1,960.00 for a 98% Limited Partner Interest in the Partnership and has been admitted as a

Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed as provided in the Contribution Agreement; and the initial Capital Contribution of the Organizational Limited Partner shall thereupon be refunded. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

Section 5.2    Contributions by the General Partner and its Affiliates.

        (a)   On the Closing Date and pursuant to the Contribution Agreement: (i) the General Partner shall contribute to the Partnership, as a Capital Contribution, all of its ownership interests in Global Companies LLC in exchange for (A) the 2% General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement and (B) the Incentive Distribution Rights; (ii) Chelsea Terminal Limited Partnership shall contribute to the Partnership, as a Capital Contribution, all of its ownership interests in Chelsea Sandwich LLC in exchange for (A) 94,659 Common Units and (B) 719,409 Subordinated Units; (iii) Sandwich Terminal, L.L.C. shall contribute to the Partnership, as a Capital Contribution, all of its ownership interests in Chelsea Sandwich LLC in exchange for (A) 1,114 Common Units and (B) 8,464 Subordinated Units; (iv) Global Petroleum Corp. shall contribute to the Partnership, as a Capital Contribution, all of its ownership interests in Global Companies LLC and Global Montello Group LLC in exchange for (A) 226,736 Common Units and (B) 1,723,196 Subordinated Units; (v) Montello Oil Corporation shall contribute to the Partnership, as a Capital Contribution, all of its ownership interests in Global Companies LLC and Global Montello Group LLC in exchange for (A) 308,552 Common Units and (B) 2,344,992 Subordinated Units; (vi) Larea Holdings LLC shall contribute to the Partnership, as a Capital Contribution, all of its ownership interests in Global Companies LLC and Global Montello Group LLC in exchange for (A) 74,242 Common Units and (B) 564,242 Subordinated Units; and (vii) Larea Holdings II LLC shall contribute to the Partnership, as a Capital Contribution, all of its ownership interests in Global Companies LLC and Global Montello Group LLC in exchange for (A) 37,121 Common Units and (B) 282,121 Subordinated Units.

        (b)   Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the Common Units issued in the Initial Offering, the Common Units issued pursuant to the Over-Allotment Option and the Common Units and Subordinated Units issued pursuant to Section 5.2(a)), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner's Percentage Interest by (B) 100 less the General Partner's Percentage Interest times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3    Contributions by Initial Limited Partners.

        (a)   On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

        (b)   Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit. Upon receipt by the Partnership of the Capital Contributions from the Underwriters as provided in this Section 5.3(b), the Partnership shall use such cash to redeem, on a Pro Rata basis, from                        that number of Common Units held by                        equal to the number of Common Units issued to the Underwriters as provided in this Section 5.3(b).

        (c)   No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 4,900,000, (ii) the "Option Units" as such term is used in the Underwriting Agreement in an aggregate number up to 735,000 issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof, (iii) the 5,642,424 Subordinated Units issuable to pursuant to Section 5.2 hereof, (iv) the 735,000 Common Units issuable pursuant to Section 5.2 hereof, and (v) the Incentive Distribution Rights.

Section 5.4    Interest and Withdrawal.

        No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5    Capital Accounts.

        (a)   The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

        (b)   For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

            (i)  Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by any other Group Member that is classified as a partnership for federal income tax purposes.

           (ii)  All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv)  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

           (v)  In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the General Partner may adopt.

          (vi)  If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

      (c) (i)  A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

           (ii)  Subject to Section 6.7(c), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its

  Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units ("Retained Converted Subordinated Units"). Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

     (d) (i)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

           (ii)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.6    Issuances of Additional Partnership Securities.

        (a)   The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

        (b)   Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

        (c)   The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.

Section 5.7    Conversion of Subordinated Units.

        (a)   A total of 25% of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after September 30, 2008, in respect of which:

            (i)  distributions of Available Cash from Operating Surplus under Section 6.4(a) on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units during such periods;

           (ii)  the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis and the General Partner Units, with respect to such periods; and

          (iii)  there are no Cumulative Common Unit Arrearages.

        (b)   An additional 25% of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after September 30, 2009, in respect of which:

            (i)  distributions of Available Cash from Operating Surplus under Section 6.4(a) on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units during such periods;

           (ii)  the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis and the General Partner Units, with respect to such periods; and

          (iii)  there are no Cumulative Common Unit Arrearages;

provided, however, that the conversion of Subordinated Units pursuant to this Section 5.7(b) may not occur until at least one year following the end of the last four-Quarter period in respect of which conversion of Subordinated Units pursuant to Section 5.7(a) occurred.

        (c)   In the event that less than all of the Outstanding Subordinated Units shall convert into Common Units pursuant to Section 5.7(a) or (b) at a time when there shall be more than one holder of Subordinated Units, then, unless all of the holders of Subordinated Units shall agree to a different allocation, the Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Subordinated Units pro rata based on the number of Subordinated Units held by each such holder.

        (d)   Any Subordinated Units that are not converted into Common Units pursuant to Section 5.7(a) or (b) shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.

        (e)   Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

        (f)    A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b).

Section 5.8    Limited Preemptive Right.

        Except as provided in this Section 5.8 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

Section 5.9    Splits and Combinations.

        (a)   Subject to Sections 5.9(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.

        (b)   Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

        (d)   The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.

        All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1    Allocations for Capital Account Purposes.

        For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

        (a)    Net Income.    After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

            (i)  First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

           (ii)  Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

          (iii)  Third, the balance, if any, 100% to the General Partner and to the Unitholders, in accordance with their respective Percentage Interests.

        (b)    Net Losses.    After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

            (i)  First, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

           (ii)  Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii)  to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

          (iii)  Third, the balance, if any, 100% to the General Partner.

        (c)    Net Termination Gains and Losses.    After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under

Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

            (i)  If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

            (A)  First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

            (B)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, their Pro Rata share of a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the "Unpaid MQD") and (3) any then existing Cumulative Common Unit Arrearage;

            (C)  Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) all Unitholders holding Subordinated Units, their Pro Rata share of a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

            (D)  Fourth, 100% to the General Partner and all Unitholders in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter defined as the "First Liquidation Target Amount");

            (E)  Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, their Pro Rata share of a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to

    Sections 6.4(a)(v) and 6.4(b)(iii) (the sum of (1) and (2) is hereinafter defined as the "Second Liquidation Target Amount");

            (F)  Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, their Pro Rata share of a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(vi) and 6.4(b)(iv) (the sum of (1) and (2) is hereinafter defined as the "Third Liquidation Target Amount"); and

            (G)  Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, their Pro Rata share of a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (G).

           (ii)  If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

            (A)  First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, their Pro Rata share of a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

            (B)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, their Pro Rata share of a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

            (C)  Third, the balance, if any, 100% to the General Partner.

        (d)    Special Allocations.    Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

          (i)    Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

          (ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum

  Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii)    Priority Allocations.

            (A)  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner's Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner's Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.

            (B)  After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this paragraph 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner's Percentage Interest by (y) the sum of 100 less the General Partner's Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

          (iv)    Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

          (v)    Gross Income Allocations.    In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

          (vi)    Nonrecourse Deductions.    Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

          (vii)    Partner Nonrecourse Deductions.    Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

          (viii)    Nonrecourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

          (ix)    Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          (x)    Economic Uniformity.    At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

          (xi)    Curative Allocation.

            (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

            (B)  The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

          (xii)    Corrective Allocations.    In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

            (A)  In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner, or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

            (B)  In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

            (C)  In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii).

Section 6.2    Allocations for Tax Purposes.

        (a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

        (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

            (i)  (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

           (ii)  (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (iii)  The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

        (c)   For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

        (d)   The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

        (e)   Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

        (f)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

        (g)   Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

        (h)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

        (a)   Within 45 days following the end of each Quarter commencing with the Quarter ending on December 31, 2005, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Unitholders and the General Partner as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Unitholders and the General Partner pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

        (b)   Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

        (c)   The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Unitholders and the General Partner, as a distribution of Available Cash to such Unitholders and the General Partner.

        (d)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4    Distributions of Available Cash from Operating Surplus.

        (a)   During Subordination Period.    Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise contemplated by Section 5.6 in respect of other Partnership Securities issued pursuant thereto:

            (i)  First, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, their Pro Rata share of a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

           (ii)  Second, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, their Pro Rata share of a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

          (iii)  Third, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Subordinated Units, their Pro Rata share of a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (iv)  Fourth, to the General Partner and all Unitholders, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

           (v)  Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, their Pro

  Rata share of a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (vi)  Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, their Pro Rata share of a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this subclause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

         (vii)  Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, their Pro Rata share of a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

        (b)   After Subordination Period.    Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

            (i)  First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

           (ii)  Second, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

          (iii)  Third, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, their Pro Rata share of a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (iv)  Fourth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, their Pro Rata share of a percentage equal to 100% less the sum of the percentages applicable to subclause (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

           (v)  Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, their Pro Rata share of a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5    Distributions of Available Cash from Capital Surplus.

        Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed (a) to the General Partner in accordance with its Percentage Interest and (b) to all Unitholders holding Common Units, their Pro Rata share of a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

        (a)   The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

        (b)   The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 6.9.

Section 6.7    Special Provisions Relating to the Holders of Subordinated Units.

        (a)   Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(c).

        (b)   A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

        (c)   The Unitholder holding a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer its converted Subordinated Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

Section 6.8    Special Provisions Relating to the Holders of Incentive Distribution Rights.

        Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), 6.4(b)(iii), (iv) and (v), and 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

Section 6.9    Entity-Level Taxation.

        If legislation is enacted or the interpretation of existing language is modified by a governmental taxing authority so that a Group Member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the General Partner shall estimate for each Quarter the Partnership Group's aggregate liability (the "Estimated Incremental Quarterly Tax Amount") for all such income taxes that are payable by reason of any such new legislation or interpretation; provided that any difference between such estimate and the actual tax liability for such Quarter that is owed by reason of any such new legislation or interpretation shall be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1    Management.

        (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

            (i)  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

           (ii)  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

          (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

           (v)  the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi)  the distribution of Partnership cash;

         (vii)  the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

        (viii)  the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

           (x)  the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

         (xii)  the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

        (xiii)  the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;

        (xiv)  the undertaking of any action in connection with the Partnership's participation in any Group Member; and

         (xv)  the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

        (b)   Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2    Certificate of Limited Partnership.

        The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of

Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3    Restrictions on the General Partner's Authority.

        Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership's Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4    Reimbursement of the General Partner.

        (a)   Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

        (b)   The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

        (c)   The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner or its Affiliates, or any Group Member or its Affiliates, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest (represented by General Partner Units) pursuant to Section 4.6.

Section 7.5    Outside Activities.

        (a)   After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

        (b)   Except as specifically restricted by the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner or Assignee. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Indemnitee.

        (c)   Subject to the terms of Section 7.5(a), Section 7.5(b) and the Omnibus Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) except as set forth in the Omnibus Agreement, the Indemnitees shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership.

        (d)   The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them. The term "Affiliates" when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

        (e)   Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group
Members.

        (a)   The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine;

provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member.

        (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

        (c)   No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner's Percentage Interest of the total amount distributed to all partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.7    Indemnification.

        (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

        (c)   The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the

Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        (e)   For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (h)   The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8    Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

        (b)   Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

        (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

        (a)   Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or Assignee or by or on behalf of such Limited Partner or Assignee or any other Limited Partner or Assignee or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

        (b)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in "good faith" for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

        (c)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member

Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, "at the option of the General Partner," or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Units, or refrains from voting or transferring its Units, it shall be acting in its individual capacity.

        (d)   Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

        (e)   Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner or Assignee and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

        (f)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10    Other Matters Concerning the General Partner.

        (a)   The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.11    Purchase or Sale of Partnership Securities.

        The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12    Registration Rights of the General Partner and its Affiliates.

        (a)   If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the "Holder") to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Sections 7.12(a) and 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder's request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (b)   If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a "shelf" registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder's request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (c)   If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take an action to so include the securities of the Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (d)   If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

        (e)   The provisions of Section 7.12(a), 7.12(b) and 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.

        (f)    The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

        (g)   Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13    Reliance by Third Parties.

        Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1    Records and Accounting.

        The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2    Fiscal Year.

        The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3    Reports.

        (a)   As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

        (b)   As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1    Tax Returns and Information.

        The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable year or years that it is required by law to adopt, from time to time, as determined in good faith by the General Partner. In the event the Partnership is required to use a taxable year other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable year of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2    Tax Elections.

        (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

        (b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3    Tax Controversies.

        Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4    Withholding.

        Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the

Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1    Admission of Initial Limited Partners.

        Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, Chelsea Terminal Limited Partnership, Sandwich Terminal, L.L.C., Global Petroleum Corp., Montello Oil Corporation, Larea Holdings LLC, Larea Holdings II LLC and the Underwriters as described in Sections 5.2 and 5.3 in connection with the Initial Offering, the General Partner shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

Section 10.2    Admission of Substituted Limited Partners.

        By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee. Such Assignee shall automatically be admitted to the Partnership as a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person at such time as such transfer is recorded in the books and records of the Partnership, and until so recorded, such transferee shall be an Assignee. The General Partner shall periodically, but no less frequently than on the first Business Day of each calendar quarter, cause any unrecorded transfers of Limited Partner Interests with respect to which a duly executed Transfer Application has been received to be recorded in the books and records of the Partnership. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.3    Admission of Successor General Partner.

        A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of

Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4    Admission of Additional Limited Partners.

        (a)   A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner:

            (i)  evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and

           (ii)  such other documents or instruments as may be required by the General Partner to effect such Person's admission as an Additional Limited Partner.

        (b)   Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

Section 10.5    Amendment of Agreement and Certificate of Limited Partnership.

        To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1    Withdrawal of the General Partner.

        (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

            (i)  The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

           (ii)  The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

          (iii)  The General Partner is removed pursuant to Section 11.2;

          (iv)  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

           (v)  A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

          (vi)  (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

        (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on September 30, 2015, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Eastern Standard Time, on September 30, 2015, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2    Removal of the General Partner.

        The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class and a majority of the outstanding Subordinated Units voting as a class (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3    Interest of Departing General Partner and Successor General Partner.

        (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group Members and all of the Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

        For purposes of this Section 11.3(a), the fair market value of the Departing General Partner's Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

        (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

        (c)   If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of the Percentage Interest of the Departing General Partner and the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4    Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.

        Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest (represented by General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor.

Section 11.5    Withdrawal of Limited Partners.

        No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1    Dissolution.

        The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

          (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

          (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

          (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

          (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2    Continuation of the Business of the Partnership After Dissolution.

        Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

            (i)  the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

           (ii)  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3    Liquidator.

        Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4    Liquidation.

        The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

          (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

          (b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

          (c)   All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury

  Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5    Cancellation of Certificate of Limited Partnership.

        Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6    Return of Contributions.

        The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7    Waiver of Partition.

        To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8    Capital Account Restoration.

        No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1    Amendments to be Adopted Solely by the General Partner.

        Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

          (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

          (b)   admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

          (c)   a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

          (d)   a change that the General Partner determines, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

          (e)   a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

          (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

          (g)   an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

          (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

          (i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

          (j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

          (k)   a merger or conveyance pursuant to Section 14.3(d); or

          (l)    any other amendments substantially similar to the foregoing.

Section 13.2    Amendment Procedures.

        Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to propose an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3    Amendment Requirements.

        (a)   Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

        (b)   Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

        (c)   Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

        (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4    Special Meetings.

        All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5    Notice of a Meeting.

        Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6    Record Date.

        For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7    Adjournment.

        When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.

        The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9    Quorum and Voting.

        The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10    Conduct of a Meeting.

        The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11    Action Without a Meeting.

        If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12    Right to Vote and Related Matters.

        (a)   Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

        (b)   With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER

Section 14.1    Authority.

        The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)), formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

Section 14.2    Procedure for Merger or Consolidation.

        Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

          (a)   the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

          (b)   the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

          (c)   the terms and conditions of the proposed merger or consolidation;

          (d)   the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the

  Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

          (e)   a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

          (f)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

          (g)   such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3    Approval by Limited Partners of Merger or Consolidation.

        (a)   Except as provided in Sections 14.3(d) and 14.3(e), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

        (b)   Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

        (c)   Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

        (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

        (e)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4    Certificate of Merger.

        Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5    Amendment of Partnership Agreement.

        Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

Section 14.6    Effect of Merger.

        (a)   At the effective time of the certificate of merger:

            (i)  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

           (ii)  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

        (b)   A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1    Right to Acquire Limited Partner Interests.

        (a)   Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than the Nasdaq National Market) on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq National Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq National Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed is open for the transaction of business or, if Limited Partner Interests of a class are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the

Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

        (c)   At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1    Addresses and Notices.

        Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

Section 16.2    Further Action.

        The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3    Binding Effect.

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4    Integration.

        This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5    Creditors.

        None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6    Waiver.

        No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7    Counterparts.

        This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 16.8    Applicable Law.

        This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.9    Invalidity of Provisions.

        If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.10    Consent of Partners.

        Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.11    Facsimile Signatures.

        The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
GLOBAL GP LLC
By:	Name: Title:
ORGANIZATIONAL LIMITED PARTNER:
GLOBAL PETROLEUM CORP.
By:	Name: Title:
LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.
GLOBAL GP LLC
By:	Name: Title:

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
Global Partners LP
Certificate Evidencing Common Units
Representing Limited Partner Interests in
Global Partners LP

No.	Common Units

        In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Global Partners LP, as amended, supplemented or restated from time to time (the "Partnership Agreement"), Global Partners LP, a Delaware limited partnership (the "Partnership"), hereby certifies that                          (the "Holder") is the registered owner of                          Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at P.O. Box 9161, 800 South Street, Waltham, Massachusetts 02454. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

        THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF THE PARTNERSHIP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF THE PARTNERSHIP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE THE PARTNERSHIP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). GLOBAL GP LLC, THE GENERAL PARTNER OF THE PARTNERSHIP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF THE PARTNERSHIP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Global Partners LP
Countersigned and Registered by:	By:	Global GP LLC, its General Partner
By:

as Transfer Agent and Registrar
Name:
By:	By:
Authorized Signature		Secretary

[Reverse of Certificate]

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM –	as tenants in common	UNIF GIFT MIN ACT
TEN ENT –	as tenants by the entireties		Custodian
		(Cust)		(Minor)
JT TEN –	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act _____________ (State)

        Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS
IN
GLOBAL PARTNERS LP

        FOR VALUE RECEIVED,                          hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

                         Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                         as its attorney-in-fact with full power of substitution to transfer the same on the books of Global Partners LP.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17d-15	(Signature) (Signature)

        No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

APPLICATION FOR TRANSFER OF COMMON UNITS

        The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

        The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the First Amended and Restated Agreement of Limited Partnership of Global Partners LP (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:

Social Security or other identifying number	Signature of Assignee

Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐	Individual	☐	Partnership	☐	Corporation
☐	Trust	☐	Other (specify)

Nationality (check one):

☐	U.S. Citizen, Resident or Domestic Entity
☐	Foreign Corporation	☐	Non-resident Alien

        If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

        Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.
Individual Interestholder

1.
I am not a non-resident alien for purposes of U.S. income taxation.

2.
My U.S. taxpayer identification number (Social Security Number) is                         .

3.
My home address is                                                                                         .

B.
Partnership, Corporation or Other Interestholder

1.
                                             is not a foreign corporation, foreign partnership, foreign trust
(Name of Interestholder)

or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.
The interestholder's U.S. employer identification number is                         .

3.
The interestholder's office address and place of incorporation (if applicable) is                         .

        The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

        The interestholder understands that this Certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

        Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder
Signature and Date
Title (if applicable)

        Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

APPENDIX B

APPLICATION FOR TRANSFER OF COMMON UNITS

        The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

        The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of LP (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:

Social Security or other identifying number of Assignee	Signature of Assignee
Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

        ☐ Individual    ☐ Partnership    ☐ Corporation

        ☐ Trust    ☐ Other (specify)

Nationality (check one):

        ☐ U.S. citizen, Resident or Domestic Entity    ☐ Non-resident Alien

        ☐ Foreign Corporation

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.
Individual Interestholder

1.
I am not a non-resident alien for purposes of U.S. income taxation.

2.
My U.S. taxpayer identification number (Social Security Number) is                         .

3.
My home address is                                                                                         .

B-1

B.
Partnership, Corporation or Other Interestholder

1.
                                             is not a foreign corporation, foreign partnership, foreign trust
(Name of Interestholder)

or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.
The interestholder's U.S. employer identification number is                         .

3.
The interestholder's office address and place of incorporation (if applicable) is                         .

        The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

        The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

        Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

        Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

B-2

APPENDIX C

GLOSSARY OF TERMS

        adjusted operating surplus:    For any period, operating surplus generated during that period is adjusted to:

        (a)   decrease operating surplus by:

          (1)   any net increase in working capital borrowings with respect to that period; and

          (2)   any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; and

        (b)   increase operating surplus by:

          (1)   any net decrease in working capital borrowings with respect to that period; and

          (2)   any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

        Adjusted operating surplus does not include that portion of operating surplus included in clauses (a)(1) and (a)(2) of the definition of operating surplus.

        available cash:    For any quarter ending prior to liquidation:

        (a)   the sum of:

          (1)   all cash and cash equivalents of Global Partners LP and its subsidiaries on hand at the end of that quarter; and

          (2)   all additional cash and cash equivalents of Global Partners LP and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;

        (b)   less the amount of cash reserves established by our general partner to:

          (1)   provide for the proper conduct of the business of Global Partners LP and its subsidiaries (including reserves for future capital expenditures and for future credit needs of Global Partners LP and its subsidiaries) after that quarter;

          (2)   comply with applicable law or any debt instrument or other agreement or obligation to which Global Partners LP or any of its subsidiaries is a party or its assets are subject; and

          (3)   provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that the general partner may not establish cash reserves for distributions to the subordinated units unless our general partner has determined that the establishment of reserves will not prevent Global Partners LP from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and

provided, further, that disbursements made by Global Partners LP or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if the general partner so determines.

        barrel:    One barrel of petroleum products equals 42 U.S. gallons.

        capital account:    The capital account maintained for a partner under the partnership agreement. The capital account in respect of a general partner unit, a common unit, a subordinated unit, an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that general partner unit, common unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in Global Partners LP held by a partner.

        capital surplus:    All available cash distributed by Global Partners LP from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be "capital surplus."

        closing price:    The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, as reported in the principal consolidated transaction reporting system for securities listed on the principal national securities exchange (other than the Nasdaq National Market) on which the units of that class are listed. If the units of that class are not listed on any national securities exchange (other than the Nasdaq National Market), the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq National Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by our general partner. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined by our general partner.

        common unit arrearage:    The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

        current market price:    For any class of units as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

        degree day:    An industry measurement of temperature designed to evaluate energy demand and consumption. Degree days are based on how far the average temperature departs from a human comfort level of 65°F. Each degree of temperature above 65°F is counted as one cooling degree day, and each degree of temperature below 65°F is counted as one heating degree day. Degree days are accumulated each day over the course of a year and can be compared to a monthly or a long-term (multi-year) average, or normal, to see if a month or a year was warmer or cooler than usual. Degree days are officially observed by the National Weather Service and officially archived by the National Climatic Data Center. For purposes of evaluating our results of operations, we use the normal heating degree day amount as reported by the National Weather Service at its Logan International Airport station in Boston, Massachusetts.

        GAAP:    Generally accepted accounting principles in the United States.

        incentive distribution right:    A non-voting limited partner partnership interest issued to the general partner. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

        incentive distributions:    The distributions of available cash from operating surplus made to holders of the incentive distribution rights.

        interim capital transactions:    The following transactions if they occur prior to liquidation:

        (a)   borrowings, refinancings or refundings of indebtedness (other than for working capital borrowings and other than for items purchased on open account in the ordinary course of business) by Global Partners LP or any of its subsidiaries and sales of any debt securities of Global Partners LP or any of its subsidiaries;

        (b)   sales of equity interests by Global Partners LP or any of its subsidiaries;

        (c)   sales or other voluntary or involuntary dispositions of any assets of Global Partners LP or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements);

        (d)   the termination of interest rate swap agreements;

        (e)   capital contributions; and

        (f)    corporate reorganizations or restructurings.

        MTBE:    Methyl tertiary butyl ether, a motor gasoline octane enhancer produced from isobutane and methanol.

        net product margin:    Net product margin is a supplemental non-GAAP financial measure used by management and external users of our financial statements to assess product costs associated with our business.

        operating expenditures:    All expenditures of Global Partners LP and its subsidiaries (or Global Partners LP's proportionate share in the case of subsidiaries that are not wholly owned), including, but not limited to, taxes, reimbursements of the general partner, non-pro rata repurchases of units (other than those made with proceeds of an itermim capital transaction), repayment of working capital borrowings, debt service payments and capital expenditures, subject to the following:

        (a)   payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings will not constitute operating expenditures.

        (b)   operating expenditures will not include:

          (1)   capital expenditures made for acquisitions or for capital improvements;

          (2)   payment of transaction expenses relating to interim capital transactions; or

          (3)   distributions to partners.

Where capital expenditures are made in part for acquisitions or for capital improvements and in part for other purposes, the general partner, with the concurrence of the conflicts committee, shall determine the allocation between the amounts paid for each.

        operating surplus:    For any period prior to liquidation, on a cumulative basis and without duplication:

        (a)   the sum of

          (1)   $7.5 million;

          (2)   all the cash of Global Partners LP and its subsidiaries (or Global Partners LP's proportionate share in the case of subsidiaries that are not wholly owned) on hand as of the closing date of its initial public offering;

          (3)   all cash receipts of Global Partners LP and its subsidiaries (or Global Partners LP's proportionate share in the case of subsidiaries that are not wholly owned) for the period beginning on the closing date of the initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions; and

          (4)   all cash receipts of Global Partners LP and its subsidiaries (or Global Partners LP's proportionate share in the case of subsidiaries that are not wholly owned) after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings; less

        (b)   the sum of:

          (1)   operating expenditures for the period beginning on the closing date of the initial public offering and ending with the last day of that period; and

          (2)   the amount of cash reserves established by the general partner (or Global Partners LP's proportionate share in the case of subsidiaries that are not wholly owned) to provide funds for future operating expenditures; provided however, that disbursements made (including contributions to a member of Global Partners LP and its subsidiaries or disbursements on behalf of a member of Global Partners LP and its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if the general partner so determines.

        subordination period:    The subordination period will generally extend from the closing of the initial public offering until the first to occur of:

        (a)   the first day of any quarter beginning after September 30, 2010 for which:

          (1)   distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

          (2)   the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the common units and subordinated units that were outstanding during those periods on a fully diluted basis, and the general partner units; and

          (3)   there are no outstanding cumulative common units arrearages; and

        (b)   the date on which the general partner is removed as general partner of Global Partners LP upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of the removal.

        terminalling:    The temporary storage of refined petroleum products in a facility.

        throughput:    The volume of refined petroleum product transported or passing through a pipeline, plant, terminal or other facility.

        units:    Refers to both common units and subordinated units.

        working capital borrowings:    Borrowings used exclusively for working capital purposes or to pay distributions to partners, made pursuant to a credit agreement or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year for an economically meaningful period of time.

Global Partners LP

4,900,000 Common Units
Representing Limited Partner Interests

PROSPECTUS
              , 2005

LEHMAN BROTHERS

KEYBANC CAPITAL MARKETS

RAYMOND JAMES

RBC CAPITAL MARKETS

BANC OF AMERICA SECURITIES LLC

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions and advisory fees) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE filing fee, the amounts set forth below are estimates.

SEC registration fee	$14,923
NASD filing fee	13,346
NYSE listing fee	150,000
Printing and engraving expenses	350,000
Fees and expenses of legal counsel	1,700,000
Accounting fees and expenses	700,000
Transfer agent and registrar fees	3,500
Miscellaneous	568,231

Total	$3,500,000

Item 14. Indemnification of Directors and Officers.

        The section of the prospectus entitled "The Partnership Agreement—Indemnification" is incorporated herein by this reference. Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to this registration statement. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 15. Recent Sales of Unregistered Securities.

        On March 2, 2005, in connection with the formation of the partnership, Global Partners LP issued (1) to Global GP LLC the 2% general partner interest in the partnership for $40 and (2) to Global Petroleum Corp. the 98% limited partner interest in the partnership for $1,960 in an offering exempt from registration under Section 4(2) of the Securities Act of 1933. There have been no other sales of unregistered securities within the past three years.

Item 16. Exhibits.

        The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement
3.1**	—	Certificate of Limited Partnership of Global Partners LP
3.2*	—	Form of First Amended and Restated Agreement of Limited Partnership of Global Partners LP (included as Appendix A to the Prospectus)
5.1**	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1**	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1*	—	Form of Credit Agreement
10.2*	—	Form of Omnibus Agreement
10.3*	—	Form of Contribution, Conveyance and Assumption Agreement
10.4**	—	Form of Global Partners LP Long-Term Incentive Plan
10.5*	—	Shared Services Agreement with Global Petroleum Corp.
10.6*	—	Shared Services Agreement with Alliance Energy Corp.
10.7*	—	Throughput Agreement with Global Petroleum Corp.
10.8*	—	Form of Employment Agreement between Global GP LLC and Eric Slifka
21.1**	—	List of Subsidiaries of Global Partners LP
23.1*	—	Consent of Ernst & Young LLP—Global Companies LLC and Affiliates
23.2*	—	Consent of Ernst & Young LLP—Global Partners LP
23.3*	—	Consent of Ernst & Young LLP—Global GP LLC
23.4**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.5**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24.1**	—	Powers of Attorney
99.1**	—	Consent of Director Nominee
99.2**	—	Consent of Director Nominee
99.3*	—	Consent of Director Nominee

*
Filed herewith.

**
Previously filed.

Item 17. Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, State of Massachusetts, on September 15, 2005.

GLOBAL PARTNERS LP
By:	GLOBAL GP LLC its General Partner
	By:	/s/ EDWARD J. FANEUIL Edward J. Faneuil Executive Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on September 15, 2005.

Signature	Title

/s/ ERIC SLIFKA* Eric Slifka	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ THOMAS A. MCMANMON, JR.* Thomas A. McManmon, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ CHARLES A. RUDINSKY* Charles A. Rudinsky	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
/s/ ALFRED A. SLIFKA* Alfred A. Slifka	Chairman of the Board
/s/ RICHARD SLIFKA* Richard Slifka	Vice Chairman of the Board
*By:	/s/ EDWARD J. FANEUIL Edward J. Faneuil	Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement
3.1**	—	Certificate of Limited Partnership of Global Partners LP
3.2*	—	Form of First Amended and Restated Agreement of Limited Partnership of Global Partners LP (included as Appendix A to the Prospectus)
5.1**	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1**	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1*	—	Form of Credit Agreement
10.2*	—	Form of Omnibus Agreement
10.3*	—	Form of Contribution, Conveyance and Assumption Agreement
10.4**	—	Form of Global Partners LP Long-Term Incentive Plan
10.5*	—	Shared Services Agreement with Global Petroleum Corp.
10.6*	—	Shared Services Agreement with Alliance Energy Corp.
10.7*	—	Throughput Agreement with Global Petroleum Corp.
10.8*	—	Form of Employment Agreement between Global GP LLC and Eric Slifka
21.1**	—	List of Subsidiaries of Global Partners LP
23.1*	—	Consent of Ernst & Young LLP—Global Companies LLC and Affiliates
23.2*	—	Consent of Ernst & Young LLP—Global Partners LP
23.3*	—	Consent of Ernst & Young LLP—Global GP LLC
23.4**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.5**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24.1**	—	Powers of Attorney
99.1**	—	Consent of Director Nominee
99.2**	—	Consent of Director Nominee
99.3*	—	Consent of Director Nominee

*
Filed herewith.

**
Previously filed.